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Exhibit 10.88

EXECUTION COPY

        THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this "Agreement"), dated as of November 5, 2003, among MIRANT CORPORATION, a Delaware corporation ("Mirant"), certain of its Subsidiaries signatory hereto (together with Mirant and any Domestic Subsidiary that becomes a party hereto pursuant to Section 12.18, each a "Borrower", and collectively, the "Borrowers"), each debtors and debtors-in-possession in a cases pending under Chapter 11 of the Bankruptcy Code; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders, and the other Lenders party hereto from time to time; and GECC CAPITAL MARKETS GROUP, INC., as Lead Arranger.

RECITALS

        WHEREAS, commencing on the evening of July 14, 2003 and concluding in the early hours of July 15, 2003 and from time to time thereafter, the Borrowers each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court") commencing the Cases and have continued in possession of their assets and in the management of their businesses as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

        WHEREAS, the Borrowers have requested that Agent and Lenders provide a senior secured superpriority initial revolving loan and letter of credit facility of up to $500,000,000.

        WHEREAS, the Borrowers intend to utilize such facility to fund their working capital requirements and other general corporate purposes during the pendency of the Cases.

        WHEREAS, Agent and Lenders are willing to make such postpetition loans and other extensions of credit to Borrowers upon the terms and conditions set forth herein.

        WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.     AMOUNT AND TERMS OF CREDIT

        1.1    Credit Facilities.

        (a)    Revolving Credit Facility.

          (i)    Subject to the terms and conditions hereof and the Order, each Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Commitment. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(a); provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed (after giving effect to the use of proceeds thereof) Borrowing Availability at such time. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 11:00 a.m. (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or

  (2) 11:00 a.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).

          (ii)   Except as provided in Section 1.12, each Borrower shall execute and deliver to each Lender a promissory note to evidence the Commitment of that Lender. Each promissory note shall be in the principal amount of the Commitment of the applicable Lender, dated as of the date hereof (or, in the case of any Person which becomes a Borrower after the date hereof in accordance with Section 12.18, dated as of the date such Person becomes a Borrower in accordance with Section 12.18) and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Lender's Commitment or, if less, such Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances made to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable (except as permitted hereunder with regard to the cash collateralization of Letters of Credit) in full in immediately available funds on the Commitment Termination Date.

        (b)    Reliance on Notices; Appointment of Borrower Representative.    Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Mirant as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Revolving Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Mirant hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative (whether or not it is acting in such capacity) shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

        1.2    Letters of Credit.    Subject to and in accordance with the terms and conditions contained herein, in the Order and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of each Borrower.

        1.3    Prepayments.

        (a)    Voluntary Prepayments; Reductions in Commitments.    Borrowers may prepay the Revolving Loan from time to time without premium or penalty. Borrowers may at any time on at least four

(4) days' prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, (B) the Commitment shall not be reduced to an amount less than $50,000,000, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least four (4) days' prior written notice by Borrower Representative to Agent terminate the Commitment in its entirety; provided that upon such termination, all Revolving Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Commitment must be accompanied by payment of any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Commitment, each Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Commitment shall require a corresponding dollar-for-dollar reduction in the L/C Sublimit to the extent that the L/C Sublimit would exceed the Commitment after giving effect to such permanent reduction. Each notice of partial prepayment shall designate the Revolving Loans or other Obligations to which such prepayment is to be applied.

        (b)    Mandatory Prepayments.

          (i)    If at any time the aggregate outstanding balances of the Revolving Loan exceed the lesser of (A) the Maximum Amount and (B) the Borrowing Base, Borrowers shall (x) if such excess is due to an increase in the Reserve, within five (5) Business Days after the receipt of written notice thereof from Agent and (y) if such excess is due to any other reason, within one (1) Business Day upon the receipt of written notice thereof from Agent, in each case repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

          (ii)   So long as any Default or Event of Default is then continuing, immediately upon receipt of any proceeds by any Borrower or any direct, wholly-owned Domestic Subsidiary of any Borrower from any Disposition (excluding proceeds of Dispositions permitted by Section 6.8(a)(i), (iv) or (vi)) Borrowers shall prepay the Revolving Loans (and cash collateralize the Letter of Credit Obligations so long as any Default or Event of Default is continuing) in an amount equal to 100% of such proceeds (as and when received in the case of payments in respect of promissory notes, leases and other non-cash consideration), net of (x) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction (including, but not limited to, transfer taxes) and payable by such Borrower or such direct, wholly-owned Domestic Subsidiary in connection therewith (in each case, paid to non-Affiliates), (y) Indebtedness (other than the Obligations) secured by a Lien on the asset subject to the Disposition, provided such Lien is otherwise permitted pursuant to Section 6.2, and (z) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c). Notwithstanding the foregoing, Dispositions by Borrowers and their Domestic Subsidiaries not in excess of (1) $3,000,000 during the existence of a Default and (2) $1,000,000 during the existence of an Event of Default, in each case, in the aggregate in any fiscal year shall not be subject to this Section 1.3(b)(ii).

          (iii)  So long as any Default or Event of Default is then continuing, if any Borrower or any of their respective Domestic Subsidiaries issues Stock, no later than the Business Day following the date of receipt of the proceeds thereof by any Borrower or any direct wholly-owned Domestic Subsidiary, all Borrowers shall prepay the Revolving Loans (and cash collateralize Letter of Credit

  Obligations so long as any Default or Event of Default is continuing) in an amount equal to 100% of such proceeds, net of underwriting discounts and commissions, withholding taxes and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

          (iv)  So long as any Default or Event of Default is then continuing, immediately upon receipt by any Borrower or any of their respective direct, wholly-owned Domestic Subsidiaries of proceeds of any issuance or incurrence of any Indebtedness by such Person (other than Indebtedness that is permitted to be issued or incurred hereunder), Borrowers shall prepay the Revolving Loans (and cash collateralize the Letter of Credit Obligations so long as any Default or Event of Default is continuing) in an amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).

          (v)   If required pursuant to Section 5.4(c), immediately upon receipt of proceeds by any Borrower or any direct, wholly-owned Domestic Subsidiary of any Borrower from any Recovery Event in accordance with Section 5.4(c), prepay the Revolving Loans (and cash collateralize the Letter of Credit Obligations so long as any Default or Event of Default is continuing) in an amount equal to 100% of such proceeds (net of any amounts permitted by Section 5.4(c)). Any such prepayment shall be applied in accordance with Section 1.3(c).

        (c)    Application of Certain Mandatory Prepayments.    Any amounts paid by any Borrower pursuant to Sections 1.3(b)(ii), (b)(iii), (b)(iv) or (b)(v) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Revolving Credit Advances outstanding to each Borrower, pro rata; third, to the principal balance of the Revolving Credit Advances made to each Borrower, pro rata, until the same has been paid in full, and last, but only to the extent required by the provisions of Section 1.3(b), to cash collateralize Letter of Credit Obligations of each Borrower, pro rata, in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized. The Commitment shall not be permanently reduced by the amount of any such amounts paid.

        (d)    No Implied Consent.    Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

        1.4    Use of Proceeds.    Borrowers shall utilize the proceeds of the Revolving Loan and Letters of Credit solely for the following purposes: (a) for working capital and other general corporate purposes of the Borrowers and their Subsidiaries not in contravention of any requirement of law or the Loan Documents (including to fund post-petition operating expenses and Restructuring Expenses and to pay fees and expenses of the administration of the Cases, in each case, as not restricted or otherwise permitted hereunder) and for such other purposes not in contravention of any requirement of law or the Loan Documents and as are approved by the Bankruptcy Court and (b) as long as no Default or Event of Default has occurred and is continuing, to pay certain pre-petition Indebtedness and other obligations in accordance with Section 6.20; provided, however, that nothing herein shall in any way prejudice or prevent Agent or Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330, 331, 503(b), 507(b) or 1114 of the Bankruptcy Code, by any party in interest; provided further no Borrower shall use, nor shall any Borrower permit the use of, the proceeds from any Revolving Loans (x) for any purpose that is not permitted under the Bankruptcy Code and/or the judicial decisions thereunder or the Order or (y) to pay for any initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against Agent or Lenders in their capacities as such, including, without limitation, challenging the amount, validity, extent, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the Obligations or the security interest and Liens of Agent in respect thereof or asserting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code against Agent or Lenders in their capacities as such.

        1.5    Interest and Applicable Margins.

        (a)   Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Revolving Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum.

        The Applicable Margins are as follows:

Applicable Revolver Index Margin	2.50%
Applicable Revolver LIBOR Margin	3.50%
Applicable L/C Margin	3.50%
Applicable Unused Line Fee Margin	0.75%

        (b)   If any payment on any Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        (c)   All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

        (d)   So long as an Event of Default has occurred and is continuing under Section 8.1(a), (g) or (i) or so long as any other Event of Default has occurred and is continuing, at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Revolving Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless Agent or Requisite Lenders elect to impose a smaller increase (the "Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

        (e)   So long as no Default or Event of Default has occurred and is continuing, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Loans from Index Rate Loans to LIBOR Loans, or (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Revolving Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Revolving Loan shall commence on the first day after the last day of the LIBOR Period of the Revolving Loan to be continued. Any Revolving Loan or group of Revolving Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third Business

Day prior to (A) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (B) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (C) the date on which Borrower Representative wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e).

        (f)    Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the date hereof as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

        1.6    Eligible Mortgaged Properties/Wrightsville Bonds.    (a) All of the Mortgaged Properties of the Borrowers set forth on Schedule 1.6(a) (and any other Mortgaged Properties of any Borrower requested by the Borrower Representative to be added to Schedule 1.6(a) and consented to by the Agent and the Requisite Lenders in writing, such consent not to be unreasonably withheld or delayed) shall be "Eligible Mortgaged Properties" for purposes of this Agreement, except any Mortgaged Properties to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Mortgaged Properties from time to time in accordance with Section 1.21. Notwithstanding the foregoing, unless otherwise determined by Agent in its Reasonable Credit Judgment, Eligible Mortgaged Properties shall not include any Mortgaged Property of any Borrower with respect to which:

          (i)    the relevant Borrower does not own good and marketable fee simple title to, or a valid leasehold interest in such Mortgaged Property free and clear of all Liens other than (A) Liens in favor of Agent, for the benefit of Lenders, and (B) Liens described in clauses (a), (b), (c), (d), (e), (f) or (h) of the definition of Permitted Encumbrances (collectively, the "Customary Permitted Liens") or clause (j) or (k) of such definition or Permitted Property Tax Liens;

          (ii)   such Person does not have the full and unqualified right (after taking into account the Order) to assign and grant a Lien in such Mortgaged Property to Agent, for the benefit of the Lenders;

          (iii)  Agent shall not have received each of the following in respect of such Mortgaged Property: (A) a duly executed and delivered Mortgage recorded in favor of Agent, for the benefit of Lenders, (B) a Mortgagee's title insurance policy, (C) evidence reasonably satisfactory to it that all premiums in respect of each such title insurance policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid, (D) a legal opinion from local counsel in form and substance reasonably satisfactory to Agent and (E) a copy of all documents referred to, or listed as exceptions to title, in such title insurance policy (or policies); provided that Agent acknowledges receipt of the items set forth in clause (E) with respect to the Eligible Mortgaged Properties listed on Schedule 1.6 as of the date hereof;

          (iv)  such Mortgaged Property is not located in one of the States of the United States or the District of Columbia;

          (v)   Agent does not have a Lien in such Mortgaged Property which is legal, valid, binding, perfected and first priority under all applicable laws subject to Permitted Liens (other than those Liens described in clause (g) of the definition of Permitted Encumbrance);

          (vi)  if requested by Agent with respect to any Mortgaged Property with respect to which the Mortgagee's Title Insurance Policy includes a survey exception, Agent and the title insurance company issuing the Mortgagee's Title Insurance Policy shall not have received maps or plats of an as-built survey of such Mortgaged Property certified to Agent and such title insurance company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to Agent and such title insurance company, by an independent professional licensed land surveyor reasonably satisfactory to Agent and such title insurance company, which maps or plats and the surveys on which they are based shall be made in form and substance reasonably satisfactory to Agent;

          (vii) with respect to any Mortgaged Property (other than an initial Eligible Mortgaged Property), Agent shall not have received a Phase I environmental report with respect to such Mortgaged Property, dated a date not more than one year prior to the date such Mortgaged Property is added as an Eligible Mortgaged Property, showing no material condition of environmental concern shall not have been delivered to Agent and in form satisfactory to Agent; or

          (viii) the insurance policies with respect to such Mortgaged Property which are required pursuant to Section 5.4 are not in full force and effect and, to the extent such Mortgaged Property is located in a flood zone or flood prone area, appropriate flood insurance, if required.

        Notwithstanding the foregoing, no Mortgaged Property shall be excluded pursuant to clause (iii) or clause (vi) above (1) during the period from the date hereof through the date which is 45 days thereafter (as any such date may be extended from time to time with the written consent of the Agent) or (2) to the extent the filing of a Mortgage with respect thereto at the relevant Borrower's expense is not required by the Order, in each case, so long as (A) Agent shall have received, prior to the date hereof, a title report or title commitment reasonably acceptable to Agent with respect to such Mortgaged Property and a copy of all documents referred to, or listed as exceptions to title, in such title report or commitment; provided that Agent acknowledges receipt of the items set forth in clause (A) with respect to the Eligible Mortgaged Properties listed on Schedule 1.6 as of the date hereof and (B) such Mortgaged Property is not otherwise ineligible pursuant to any other clause of this Section 1.6.

        (b)   In the event the conditions set forth in Section 12.18(b) have been satisfied, the Wrightsville Bonds (having the initial Release Value set forth on Schedule 1.6(b)) shall be an "Eligible Item" for purposes of this Agreement, except to the extent that any of the following apply:

          (i)    Wrightsville Funding does not own good and marketable fee simple title to the Wrightsville Bonds free and clear of all Liens, subject only to the Carve-Out and the Liens of the type specified in clause (a) of the definition of "Permitted Encumbrances;"

          (ii)   Wrightsville Funding does not have the full and unqualified right (after taking into account the Order) to assign and grant a Lien in the Wrightsville Bonds to Agent, for the benefit of the Lenders;

          (iii)  Agent does not have a Lien in the Wrightsville Bonds which is legal, valid, binding, perfected and first priority under all applicable laws, subject only to the Carve-Out;

          (iv)  Agent shall not have received the Wrightsville Bonds accompanied by instruments of transfer with respect thereto duly endorsed by Wrightsville Funding; or

          (v)   the Wrightsville Bonds shall cease to be enforceable against the maker thereof.

        1.7    Eligible Pledged Entity.    All of those Persons whose Stock (or, in the case of Wrightsville Funding, the Wrightsville Note) is pledged by a Pledging Credit Party as set forth on Schedule 1.7 shall be an "Eligible Pledged Entity" for purposes of this Agreement (which Schedule 1.7 shall also set forth the Pledging Credit Party and a description of any Power Generation Facility owned directly or indirectly in whole or in part by each Eligible Pledged Entity); provided, however, no such Person shall be an Eligible Pledged Entity (and therefore no Eligible Pledged Value shall be allocated with respect thereto) if any of the exclusionary criteria (i) set forth below apply to the pledge of the Stock of such Eligible Pledged Entity (or, in the case of Wrightsville Funding, the Wrightsville Note) by the Pledging Credit Party, or (ii) set forth in clauses (i) and (iv) of Section 1.6(a) apply to the Power Generation Facility owned directly or indirectly by such Eligible Pledged Entity; provided further that upon the satisfaction of the conditions set forth in Section 12.18(b), Wrightsville Funding shall cease to be an Eligible Pledged Entity for all purposes of this Agreement and all references to Wrightsville Funding or the Wrightsville Note in this Section 1.7 and Schedule 1.7 shall be deemed deleted. Agent shall have the right to establish, modify or eliminate Reserves against the Eligible Pledged Value from time to time in accordance with Section 1.21. Notwithstanding the foregoing, no Foreign Subsidiary shall be an Eligible Pledged Entity. Notwithstanding the foregoing, unless otherwise determined by Agent in its Reasonable Credit Judgment, Eligible Pledged Entities shall not include any Person with respect to which:

          (i)    the relevant Pledging Credit Party does not own good and marketable fee simple title to the Stock of the applicable Eligible Pledged Entity (or, in the case of Wrightsville Funding, the Wrightsville Note) free and clear of all Liens, subject only to the Carve-Out and the Liens of the type specified in clause (a) of the definition of "Permitted Encumbrances;"

          (ii)   the relevant Pledging Credit Party does not have the full and unqualified right (after taking into account the Order) to assign and grant a Lien in the Stock of the applicable Eligible Pledged Entity (or, in the case of Wrightsville Funding, the Wrightsville Note) to Agent, for the benefit of the Lenders;

          (iii)  Agent does not have a Lien in such Stock (or, in the case of Wrightsville Funding, the Wrightsville Note) which is legal, valid, binding, perfected and first priority under all applicable laws, subject only to the Carve-Out;

          (iv)  If Eligible Pledged Entity is a corporation, or the Stock of such Eligible Pledged Entity is certificated, Agent shall not have received the certificates evidencing the pledge of the Stock of the applicable Eligible Pledged Entity or, with respect to Wrightsville Funding, Agent shall not have received the original Wrightsville Note, together with appropriate instruments of transfer therefor duly executed in blank;

          (v)   if reasonably requested by Agent, Agent shall have received such title reports, exception documents and surveys with respect to the Power Generation Facility owned directly or indirectly by the applicable Eligible Pledged Entity;

          (vi)  the insurance policies with respect to such Power Generation Facility which are required pursuant to Section 5.4 are not in full force and effect and, to the extent such Power Generation Facility is located in a flood zone or flood prone area, appropriate flood insurance, if required; or

          (vii) solely with regard to the Eligible Pledged Value attributable to Wrightsville Funding:

            (1)   any default (other than any defaults existing on the date hereof that have been disclosed to Agent and any default occurring as a result of a commencement by Wrightsville Funding of a Case) shall occur under the Wrightsville Note or the Wrightsville Note shall cease to be enforceable against the maker thereof;

            (2)   the Wrightsville Bonds cease to be held by Wrightsville Funding, free and clear of all Liens (other than those Liens permitted by clause (i) of this Section 1.7);

            (3)   Wrightsville Funding shall have any material liability to any Person other than liabilities owing to MAI in respect of the Wrightsville Note.

        1.8    Cash Management Systems.    The Borrowers will, in accordance with the timeframes set forth in Annex C, establish and will maintain until the Termination Date, the cash management systems described in Annex C (the "Cash Management Systems").

        1.9    Fees.

        (a)   Borrowers shall pay to GE Capital, individually, the Fees specified in the GE Capital Commitment Letter at the times specified for payment therein.

        (b)   GE Capital, individually, shall have received the Fees specified in the term sheet attached to the Order at the times specified for payment therein.

        (c)   As additional compensation for the Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers' non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (i) the Maximum Amount (as it may be reduced from time to time) and (ii) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding during the period for which such Fee is due.

        (d)   Borrowers shall pay to Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Annex B.

        1.10    Receipt of Payments.    Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

        1.11    Application and Allocation of Payments.

        (a)   So long as no Event of Default has occurred and is continuing, (i) payments matching specific payments then due and payable shall be applied to such payments; (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3(c). All payments and prepayments applied to a particular Revolving Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right as to how to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, such payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Revolving Loans, ratably in proportion to the interest accrued as to the Revolving Loans of each Borrower, pro rata; (3) to principal payments on the Revolving Loans of each Borrower, pro rata and to provide cash collateral for Letter of Credit

Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Revolving Loans and outstanding Letter of Credit Obligations; and (4) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 12.3.

        (b)   Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

        1.12    Loan Account and Accounting.    Agent shall maintain a loan account (the "Loan Account") on its books to record: all Revolving Credit Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Revolving Loans or any other Obligations, and Borrowers and Agent shall treat each Person whose name is entered in the Loan Account as a Lender as such for all purposes hereunder, and amounts due and owing to Agent and Lenders by Borrowers will be paid only to those Persons entered in the Loan Account as such. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Revolving Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month. Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Revolving Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

        1.13    Indemnity.

        (a)   Each Borrower shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of the Cases, credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Borrower shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS

DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

        (b)   To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower Representative has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower Representative has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Revolving Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written, reasonably detailed, calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

        1.14    Access; Appraisals.    (a) Each Borrower that is a party hereto shall, and shall cause its Domestic Subsidiaries to, during normal business hours, from time to time upon reasonable prior notice as frequently as Agent determines to be appropriate in its reasonable judgment and subject to Section 12.8: (i) provide Agent and any of its officers, employees and agents reasonable access to its properties, facilities, advisors, officers and employees of each Borrower and each such Borrower's Domestic Subsidiaries and to the Collateral (subject in the case of access to its properties or assets, to compliance with any applicable provisions contained in the leases for such Mortgaged Property with respect to site safety and security requirements), (ii) permit Agent, and any of its officers, employees and agents (including any consultants), to inspect, audit and make extracts from any books and records of any Borrower and any of such Borrower's Domestic Subsidiaries, and (iii) permit Agent, and its officers, employees and agents (including the consultants), to inspect, review, evaluate and make test verifications and counts of the Accounts and other Collateral of any Borrower or such Borrower's Domestic Subsidiaries. If an Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent in its reasonable credit judgment, each such Borrower shall, and shall cause its Domestic Subsidiaries to, provide such access to Agent and to each Lender and their respective officers, employees and agents (including the Consultants) at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, each Borrower shall, and shall cause its Domestic Subsidiaries to, provide Agent and each Lender with access to their suppliers and customers. Subject to Section 12.8, each Borrower shall, and shall cause its Domestic Subsidiaries to, make available to Agent and its counsel as quickly as possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Borrower shall, and shall cause its Domestic Subsidiaries to, deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Borrower or Domestic Subsidiary, as applicable, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower or Domestic Subsidiary. Representatives of other Lenders may accompany Agent's representatives on audits at no charge to Borrowers.

        (b)   Agent may only (but shall not be required to) adjust the orderly liquidation value of the Eligible Items for purposes of calculating the Borrowing Base: (i) within 180 days after the Disposition by the Borrowers or any of their Domestic Subsidiaries, individually and collectively, of any such assets for gross consideration equal to or exceeding $600,000,000 or having a Release Value equal to or exceeding $300,000,000; (ii) upon the occurrence and during the continuance of an Event of Default; (iii) upon the occurrence and during the continuance of a Project MAE; (iv) if any representation set forth in Section 3.20 is untrue or incorrect in any material respect; (v) if any condemnation or taking by eminent domain shall have occurred or any notice of any pending or imminent condemnation or other proceeding against any Power Generation Facility shall have been delivered in writing to the owner or lessee of such Power Generation Facility that could materially affect the use, operation or value of such Power Generation Facility; or (vi) pursuant to Section 14.2. Any such adjustment shall be determined using the same methodology used in establishing the initial Release Values. Any such adjustment pursuant to clauses (iii), (iv) and (v) shall be limited to the affected Eligible Item.

        (c)   In the event Agent has exercised its right to adjust the orderly liquidation value of any Eligible Item pursuant to Section 1.14(b), then so long as no Default or Event of Default has occurred and is continuing, Borrower Representative may request Agent to undertake an appraisal with respect to any such Eligible Item. If the orderly liquidation value of the relevant Eligible Item as a result of such appraisal (the "Reappraised OLV") is different than the most recently adjusted orderly liquidation value of such Eligible Item as determined pursuant to Section 1.14(b) (the "Existing OLV"), then Agent shall adjust the Existing OLV so that it equals the Reappraised OLV. Any such adjustment shall be determined using the same methodology used in establishing initial Release Values.

        1.15    Taxes.

        (a)   Except as provided in this Section 1.15, any and all payments by each Borrower hereunder (including any payments made pursuant to Section 13) or under the Revolving Notes or any other Loan Document shall be made, in accordance with this Section 1.15, free and clear of and without deduction for or on account of any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 13) or under the Revolving Notes or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

        (b)   In addition, Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes"). Within thirty (30) days after the date of any payment of Other Taxes, Borrower Representative shall furnish to Agent the original or certified copy of a receipt evidencing payment thereof.

        (c)   Each Borrower that is a signatory hereto shall jointly and severally indemnify and, within ten (10) Business Days after the receipt of written notice therefor, pay Agent and each Lender for the full amount of Taxes in respect of which such Borrower is required to pay additional amounts pursuant to this Section 1.15 and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Agent and such Lender shall cooperate to a reasonable extent with the relevant Borrower in contesting any indemnified Taxes or Other Taxes (at such Borrower's sole cost and expense) that such Borrower reasonably believes have been incorrectly or illegally asserted; provided, however, that Agent or such Lender shall have no further obligation to cooperate to the extent that Agent or such Lender reasonably determines that such further cooperation would be materially disadvantageous to Agent or such Lender.

        (d)   If Agent or any Lender, as applicable, determines, in its sole discretion and acting in good faith, that it has received a refund of (or otherwise utilized an overpayment of) any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 1.15, it shall pay over such refund (or the amount of such overpayment) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 1.15 with respect to the Taxes or Other Taxes giving rise to such refund or overpayment), net of all out-of-pocket expenses of such Agent or Lender incurred to obtain such refund (or to establish such overpayment) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or overpayment).

        (e)   Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Revolving Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent the following documentation, as applicable, of its exemption: (i) if such Foreign Lender claims exemption for withholding tax under a U.S. tax treaty, a properly completed IRS Form W-8BEN; (ii) if such Foreign Lender claims that interest paid under this Agreement is exempt from U.S. withholding tax because it is effectively connected with a U.S. trade or business of such Foreign Lender, two (2) properly completed and executed copies of IRS Form W-8ECI; or (iii) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from U.S. withholding tax. Each Lender (including any Person seeking to become a Lender (other than any Person who would qualify as a Foreign Lender) shall provide to Borrower Representative and Agent IRS Form W-9, or such other form or forms, as applicable, establishing such Lender's exemption from United States "backup withholding" tax (any such form and any form listed in the previous sentence, as applicable, each a "Certificate of Exemption"). Any Person organized under the laws of a jurisdiction outside the United States that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder. No Person organized under the laws of a jurisdiction outside the United States may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender. Each Lender agrees to notify promptly Agent and Borrower Representative of any change in circumstances which would modify or render invalid any Certificate of Exemption. Notwithstanding any other provision of this Section 1.15(e), after a Foreign Lender has delivered a Certificate of Exemption in advance of becoming a Lender hereunder, a Foreign Lender shall not be required to deliver any form pursuant to this Section 1.15(e) that such Foreign Lender is not legally able to deliver.

        (f)    No Borrower shall be required to indemnify Agent or any Lender, or to pay any additional amounts to Agent or any Lender, in respect of any withholding tax pursuant to paragraph (a), (b) or

(c) above to the extent that (i) the obligation to withhold amounts with respect to any such withholding tax existed on the date Agent or such Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment Agreement pursuant to which such transferee becomes a Lender); provided, however, that this clause (i) shall not apply to any Lender that becomes a Lender as a result of an assignment made at the request of any Borrower; and provided, further, that this clause (i) shall not apply to the extent that the indemnity payment or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender would have been entitled to receive in the absence of such assignment or transfer or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by a Lender to deliver a properly completed and duly executed Certificate of Exemption that it was legally able to deliver but failed to deliver.

        (g)   Each Lender shall use its reasonable efforts, to the extent not inconsistent with such Lender's internal policies, to designate a different funding office if such designation will avoid (or materially reduce the cost to Borrowers of) any event described in this Section 1.15 so long as such designation would not, in such Lender's sole judgment exercised in good faith, be otherwise disadvantageous to such Lender.

        (h)   The indemnification for any loss or expense with respect to Taxes, levies, imposts, deductions, or other Charges or withholdings, or any liabilities with respect thereto, shall be governed solely and exclusively by this Section 1.15.

        1.16    Capital Adequacy; Increased Costs; Illegality.

        (a)   If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the date hereof, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, that this paragraph shall not apply to reserves already included in the calculation of the LIBOR Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

        (b)   If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Revolving Loan (other than with regard to taxes and amounts relating thereto, which shall be governed solely and exclusively by Section 1.15), then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

        (c)   Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's reasonable opinion, materially adversely affecting it or its Revolving Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

        (d)   Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Revolving Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Revolving Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers' rights under this Section 1.16(d) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

        1.17    Priority and Liens.    Each Borrower hereby covenants, represents and warrants that, upon entry of the Order:

          (a)   The provisions of the Collateral Documents and the Order are effective to create in favor of Agent, for the benefit of Lenders, a legal, valid, perfected and enforceable security interest in all right, title and interest of the Borrowers in the Collateral described therein (having the priority provided for herein, therein and in the Order).

          (b)   Pursuant to Section 364(c)(1) of the Bankruptcy Code and the Order, the Obligations at all times will constitute a Superpriority Claim in each of the Cases, having priority over all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code, subject only to the Carve-Out.

          (c)   Pursuant to Section 364(c)(2) of the Bankruptcy Code and the Order, the Obligations will be secured by a first priority perfected Lien on the Collateral that is not encumbered by Liens in favor of any other Person, subject only to Permitted Liens and the Carve-Out.

          (d)   Pursuant to section 364(c)(3) of the Bankruptcy Code and the Order, the Obligations will be secured by a perfected Lien on that Collateral encumbered by Filing Date Liens, subject only to the (A) Filing Date Liens, (B) the Carve-Out and (C) Permitted Liens.

          (e)   The Order and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of Agent and the Requisite Lenders.

        1.18    Security Interest in Cash Collateral Account.    Pursuant to Section 364(c)(2) of the Bankruptcy Code, each Borrower hereby assigns and pledges to Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grants to Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of such Borrower's right, title and interest in and to the Cash Collateral Account and any direct investment of the funds contained therein. Cash held in the Cash Collateral Account shall not be available for use by any Borrower, whether pursuant to Section 363 or 105(a) of the Bankruptcy Code or otherwise, and shall be released to Borrowers or such other Person as is lawfully entitled thereto only as described in Annex B.

        1.19    No Discharge; Survival of Claims.    Each Borrower agrees that (a) its obligations hereunder and under the other Loan Documents to which it is a party shall not be discharged by the entry of an order confirming a Chapter 11 Plan (and each such Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge and the Order approves such waiver) and (b) the Superpriority Claim granted to Agent and the Lenders pursuant to the Order and described in Section 1.17 and the Liens granted to Agent pursuant to the Order and described in Sections 1.17 and 1.18 shall not be affected in any manner by the entry of an order confirming a Chapter 11 Plan.

        1.20    Single Revolving Loan.    All Revolving Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.

        1.21    Reserves.    Agent agrees that it will only establish Reserves if, in its Reasonable Credit Judgment, it determines such Reserves are appropriate in character and amount. All Reserves shall be calculated in a manner that is not inconsistent with the methodology used by the Agent in calculating the initial Release Values. The amount of any Reserve shall only reflect the impact on the orderly liquidation value of the particular Eligible Item of the event or circumstance which gives rise to the establishment of the particular Reserve. In addition, so long as (i) no Event of Default has occurred and is continuing and (ii) the Excess Borrowing Base equals or exceeds $50,000,000, Agent agrees that it will establish and maintain Reserves only upon the occurrence and during the continuance of a Reserve Triggering Event or in accordance with Section 14.2. Agent shall give the Borrower Representative contemporaneous notice of the implementation of any new Reserve; provided, however, failure of Agent to give such notice shall not invalidate the implementation of such Reserve. If Agent revokes any Reserve established pursuant to this Section 1.21, Agent will provide notice thereof to Borrower Representative within one (1) Business Day after such revocation.

2.     CONDITIONS PRECEDENT

        2.1    Conditions to Effectiveness of this Agreement.    This Agreement shall not be effective against any Borrower, Agent or any Lender, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing, duly executed and delivered by Agent and Requisite Lenders.

        (a)    Credit Agreement; Loan Documents.    This Agreement or counterparts hereof shall have been duly executed by each Borrower and Lender and delivered to Agent; and Agent shall have received all documents and items listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

        (b)    Opening Availability.    The Borrowing Availability, after giving effect to any initial Revolving Credit Advance made to Borrowers and any incurrence of any initial Letter of Credit Obligations, shall be at least $50,000,000.

        (c)    Payment of Fees.    Borrowers shall have paid the Fees required to be paid on the date hereof in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Commitment Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the date hereof.

        2.2    Further Conditions to Each Extension of Credit.    Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Revolving Credit Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

          (a)   any representation or warranty by any Borrower contained herein or in any other Loan Document is untrue or incorrect as of such date in any respect (or in the case of any such representation or warranty or any part thereof that does not have a materiality qualifier or standard incorporated therein, in any material respect) except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or Requisite Lenders have determined not to make such Revolving Credit Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

          (b)   (i) the Order shall not be in full force and effect or shall otherwise have been vacated, reversed, modified, amended or stayed without the prior written consent of Agent and the Requisite Lenders or

            (ii)   if the Order is the subject of a pending appeal in any respect, there is a presently effective stay pending appeal with respect to the making of any Revolving Credit Advances, the issuance of any Letter of Credit or the performance by any Borrower of any of its obligations under any of the Loan Documents;

          (c)   any Default or Event of Default has occurred and is continuing or would result after giving effect to any Revolving Credit Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Revolving Credit Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

          (d)   after giving effect to any Revolving Credit Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Borrowing Base and the Maximum Amount.

        The request and acceptance by any Borrower of the proceeds of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Borrower of the cross-guaranty provisions set forth in

Section 13 and of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.     REPRESENTATIONS AND WARRANTIES

        To induce the Lenders to make the Revolving Loan and to incur Letter of Credit Obligations, the Borrowers executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Borrowers, each and all of which shall survive the execution and delivery of this Agreement.

        3.1    Corporate Existence; Compliance with Law.    Each Borrower, and each such Borrower's Subsidiaries, (a) except to the extent otherwise permitted by this Agreement or the other Loan Documents, is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where failure to do so, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect; (c) upon the entry of the Order by the Bankruptcy Court (but only with respect to Borrowers) has the requisite corporate, limited liability company or limited partnership, as applicable, power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where failure to do so, in the aggregate, could not be reasonably expected to result in a Material Adverse Effect; (e) is in compliance (other than immaterial non-compliance) with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is (and its respective properties are) in compliance with all applicable provisions of law (including, without limitation, PUHCA and the Federal Power Act (and any applicable state statutes which are similar in nature) and the rules and regulations thereunder), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        3.2    Executive Offices, Collateral Locations, FEIN.    As of the date hereof, the name of each Borrower as it appears in official filings in its state of incorporation or organization, state of incorporation or organization, organization type, organization number, if any, issued by its state incorporation or organization, and for each Borrower, the current location of such Person's chief executive office and the warehouses and premises at which any material Collateral is located are set forth in Disclosure Schedule (3.2) and each Borrower has only one state of incorporation or organization. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Borrower.

        3.3    Corporate Power, Authorization, Enforceable Obligations.    The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate, limited liability company or limited partnership, as applicable, power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate in any material respect any law or regulation, or do not violate any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the material breach or termination of, constitute a material default under or accelerate or permit the acceleration of any performance required by, any Material Contract or any other material indenture, mortgage, deed of trust, lease, agreement or other instrument entered into after the Petition Date to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents and the Order; and (g) other than non-material consents and approvals, do not require the consent or approval of any Governmental Authority or any other Person, other than the Bankruptcy Court or other consents, all of which will have been duly obtained, made or complied with prior to the date hereof. With respect to each Borrower, subject to the entry of the Order, each of the Loan Documents shall be duly executed and delivered by such Borrower that is a party thereto and each such Loan Document shall constitute (or, when executed and delivered, will constitute) a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms and the Order.

        3.4    Financial Statements, Projections and Cash Flow Forecasts.    Except for the Projections, all Financial Statements concerning Mirant and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes, normal year-end audit adjustments and goodwill and other asset impairment adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

        (a)    Financial Statements.    The following Financial Statements that have been delivered on or prior to the date hereof:

          (i)    The audited consolidated balance sheets at December 31, 2002 and the related statements of income and cash flows of Mirant and its Subsidiaries for the Fiscal Year then ended, certified by Mirant.

          (ii)   The unaudited consolidated balance sheet(s) at March 31, 2003 and the related statement(s) of income and cash flows of Mirant and its Subsidiaries for the first Fiscal Quarter then ended, certified by Mirant.

        (b)    Projections.    The Projections delivered to Agent under separate cover on the date hereof have been prepared by Mirant in light of the past operations of its and its Subsidiaries' businesses, and reflect projections for the two (2) year period beginning September 2003 on a month-by-month basis for the first year and on a quarter-by-quarter basis thereafter. The Projections are based, in all material respects, upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Mirant believes to be reasonable and fair in light of current conditions and current facts known to Mirant as of the date of the preparation thereof and, as of the date hereof, reflect Mirant's good faith and reasonable estimates of the future financial performance of Mirant and its Subsidiaries for the period set forth therein. The Projections are not a guaranty of future performance, and actual results may differ from the Projections.

        3.5    Material Adverse Effect.    Between April 29, 2003 and the date hereof: (a) no Borrower has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Borrower or has become binding upon any assets or any Borrower and no law or regulation applicable to any Borrower has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) except for defaults occasioned by the commencement of the Cases or occurring prior to the Petition Date, no Borrower is in default and to the best of such Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since April 29, 2003, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect other than (i) the commencement of the Cases and the actions, proceedings and other matters related thereto including, but not limited to, events that customarily occur as a result of events leading up to and following the commencement of a chapter 11 case under the Bankruptcy Code, including the deterioration of results as a result of filing the Cases, and (ii) those events and occurrences that have been specifically disclosed by the Borrowers to, and waived by, Agent.

        3.6    Ownership of Property; Liens.    As of the date hereof, the real estate ("Real Estate") listed in Disclosure Schedule (3.6)(i) and (ii), as appropriate, constitutes all of the material real property owned, leased or subleased by any Borrower, including the Eligible Mortgaged Properties. Subject only to Permitted Liens, each Borrower owns good and marketable fee simple title to all of its owned Real Estate which is material to its business, and, except as set forth on Disclosure Schedule 3.6(iii), valid and marketable leasehold interests in all of its leased Real Estate which is material to its business, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any material Real Estate with respect to which any Borrower is a lessor or sublessor as of the date hereof, except as set forth on Disclosure Schedule (3.6), there are no material leases affecting such Real Estate. Each Borrower also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets subject only to Permitted Liens. As of the date hereof, none of the properties and assets of any Borrower are subject to any Liens other than Permitted Liens, and, other than any exercise of the Option and any secured financing that any of the MAG Entities may enter into in connection therewith after (or simultaneously with) the Amendment Effective Date, there are no facts, circumstances or conditions known to any Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Liens. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Eligible Mortgaged Property as of the date hereof. As of the date hereof, no portion of any Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects, is fully insured, or otherwise remedied. As of the date hereof, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to have such permits issued and in full force and effect could not be reasonably expected to result in a Material Adverse Effect.

        3.7    Labor Matters.    As of the date hereof (a) except as set forth on Disclosure Schedule (3.7) and except as could not reasonably be expected to have a Material Adverse Effect, no strikes or other material labor disputes against any Borrower or any of such Borrower's Domestic Subsidiaries, are pending or, to any Borrower's knowledge, threatened; (b) hours worked by and payment made to employees of each Borrower of such Borrower's Domestic Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) except as set forth on Disclosure Schedule (3.7), no Borrower or any of such Borrower's Domestic Subsidiaries is a party to or bound by any collective bargaining agreement; (d) except as could not reasonably be expected to have a Material Adverse Effect, there is no organizing activity involving any Borrower or any Borrower's Domestic Subsidiaries pending or, to any Borrower's knowledge, threatened by any labor union or group of employees; (f) there are no material representation proceedings pending or, to any Borrower's knowledge, threatened with the National Labor Relations Board, and, except as could not reasonably be expected to have a Material Adverse Effect, no labor organization or group of employees of any Borrower or any Borrower's Domestic Subsidiaries has made a pending demand for recognition; and (g) except as could not reasonably be expected to have a Material Adverse Effect, there are no material complaints or charges against any Borrower or any Borrower's Domestic Subsidiaries pending or, to the knowledge of any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Borrower or any Borrower's Domestic Subsidiaries of any individual.

        3.8    Ventures, Subsidiaries and Affiliates; Outstanding Stock.    Except as set forth in Disclosure Schedule (3.8), as of the date hereof, no Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. As of the date hereof, all of the issued and outstanding Stock of each Borrower and each such Borrower's Subsidiaries is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8) or as otherwise permitted hereunder, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower or any of such Borrower's Domestic Subsidiaries may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.

        3.9    Government Regulation.    No Borrower or any of such Borrower's Domestic Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Borrower nor any of such Borrower's Domestic Subsidiaries is subject to any restriction or limitation on its ability to incur Indebtedness or to execute or perform its obligations hereunder under any of PUHCA, the Federal Power Act, or any other applicable law or regulation, federal or state, that is not rendered ineffective or inapplicable by virtue of the EWG Status Orders and Market Based Rate Orders. Each Power Generator has received those orders as set forth on Disclosure Schedule (3.9), from the FERC and any other Governmental Authority having jurisdiction over such Power Generator, which orders were validly issued, is final and non-appealable, and are in full force and effect, and with which each Power Generator is in compliance in all material respects, and under which each Power Generator has the consent, power and authority to incur Indebtedness and to enter into this Agreement and perform its obligations hereunder, without any further or additional action by the FERC or any other Governmental Authority. The making of the Revolving Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the guarantee of the Obligations of the Borrowers pursuant to Section 13, the granting of the security interest by the Borrowers in the Collateral, and the application of the proceeds thereof and repayment thereof will not violate in any material respect any provision of any applicable law or regulation or any rule, regulation or order issued by or policy of the Securities and Exchange Commission, the FERC or any other Governmental Authority.

        3.10    Margin Regulations.    No Borrower or any of such Borrower's Domestic Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Borrower or any of such Borrower's Domestic Subsidiaries owns any Margin Stock in amounts that could cause the Revolving Loans to constitute "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board, and none of the proceeds of the Revolving Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Revolving Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Borrower or any of such Borrower's Domestic Subsidiaries will take or permit to be taken any action that could reasonably be expected to cause any Loan Document to violate any regulation of the Federal Reserve Board.

        3.11    Taxes.    Except as described in Disclosure Schedule (3.11) or as otherwise disclosed in writing to Agent, all federal and all other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower or any of such

Borrower's Subsidiaries in respect of taxes have been filed with the appropriate Governmental Authority, and all material Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding (a) Charges or other amounts being contested in accordance with Section 5.2(b) and (b) any failures to file or timely pay which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in Disclosure Schedule (3.11) or as otherwise disclosed to Agent in writing, proper and accurate amounts have been withheld by each Borrower or any of such Borrower's Subsidiaries from payments to its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities excluding any failures to withhold or timely pay which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Disclosure Schedule (3.11), except as otherwise disclosed in writing to Agent, sets forth as of the date hereof those taxable years for which tax returns of any Borrower or any of such Borrower's Subsidiaries are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or, to the knowledge of such party, threatened assessments in connection with such audit, or otherwise currently outstanding as of the date hereof. Except as described in Disclosure Schedule (3.11), as of the date hereof, no Borrower or any of such Borrower's Subsidiaries has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges, which period has not expired. Except as described in Disclosure Schedule (3.11), as of the date hereof, none of the Borrowers, any of such Borrower's Subsidiaries or their respective predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Borrower's knowledge, as a transferee. Except as described in Disclosure Schedule (3.11), as of the date hereof no Borrower or any of such Borrower's Subsidiaries has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

        3.12    ERISA.

        (a)   Disclosure Schedule (3.12) lists as of the date hereof, all Plans of each Borrower and such Borrower's Subsidiaries and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series, as applicable, for each such Plan, have been delivered or made available to Agent. (i) Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would reasonably be expected to cause the loss of such qualification or tax-exempt status; (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23; (iii) neither any Borrower nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan; or (iv) neither any Borrower nor any ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC, except where any violation of the foregoing clauses (i) through (iv) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        (b)   Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Borrower or ERISA Affiliate has, since January 1, 1998, incurred any liability as a result of a complete or partial withdrawal from a Multiemployer Plan nor does such entity reasonably expect to incur such liability; (v) within the last five years no Title IV Plan of any Borrower or ERISA Affiliate has been terminated for which any termination liability has not been satisfied, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Borrower or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Borrower or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of each Borrower and each of such Borrower's Subsidiaries and their ERISA Affiliates makes up, in the aggregate, no more than ten percent (10%) of the fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by S&P or an equivalent rating by another nationally recognized rating agency.

        3.13    No Litigation.    Excluding the Cases, or as otherwise listed on Disclosure Schedule (3.13), no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Borrower, threatened against any Borrower or any of such Borrower's Subsidiaries, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation") (a) that challenges any Borrower's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the date hereof, there is no Litigation pending or, to any Borrower's knowledge, threatened, that could reasonably be expected to expose such Borrower or any of such Borrower's Domestic Subsidiaries to losses or damages in excess of $3,000,000. Except as set forth on Disclosure Schedule (3.13), as of the date hereof, there is no Litigation pending that seeks injunctive relief or, to any Borrower's knowledge, threatened in writing by a Governmental Authority that seeks injunctive relief, in each case, against any Borrower or any of such Borrower's Domestic Subsidiaries which could reasonably be expected to have a Project MAE. Except as set forth on Disclosure Schedule (3.13), as of the date hereof, there is no (i) Litigation pending or on-going investigation by a Governmental Authority that alleges criminal misconduct by any Borrower or any of such Borrower's Domestic Subsidiaries or (ii) Litigation or an investigation threatened by a Governmental Authority in writing that alleges criminal misconduct by any Borrower or any of such Borrower's Domestic Subsidiaries.

        3.14    Brokers.    No broker or finder brought about the obtaining, making or closing of the Revolving Loans or the transactions contemplated by the Loan Documents, and no Borrower or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        3.15    Intellectual Property.    As of the date hereof, each Borrower and such Borrower's Domestic Subsidiaries owns or has rights to use all material Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it. Each Borrower and each of such Borrower's Domestic Subsidiaries conducts its business without infringement of or interference with any Intellectual Property owned by any other Person in any manner which could reasonably be expected to have a Material Adverse Effect. As of the date hereof no Borrower is aware of any pending or threatened infringement claim by any other Person with respect to any Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

        3.16    Full Disclosure.    No information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports (other than the Projections and other forward looking statements) from time to time delivered hereunder or any written statement furnished by or on behalf of any Borrower to Agent or any Lender pursuant to the terms of this Agreement, when taken as a whole (and after giving effect to any amendments or supplements thereto that have been delivered to Agent prior to the time when the representation set forth in this Section 3.16 is made or deemed made), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

        3.17    Environmental Matters.

        (a)   Except as set forth in Disclosure Schedule (3.17) and as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not materially and adversely affect the value or marketability of such Real Estate for its current use; (ii) no Borrower nor any of such Borrower's Domestic Subsidiaries has caused or suffered to occur any material Release of Hazardous Materials to the environment; (iii) the Borrowers are and have been in compliance with all Environmental Laws; (iv) the Borrowers and their respective Domestic Subsidiaries have obtained, or have timely submitted an application for or application for renewal of, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, and all such Environmental Permits are uncontested; (v) there is no Litigation arising under or related to Environmental Laws, Environmental Permits or Release of Hazardous Material; and (vi) no notice has been received by any Borrower or any of such Borrower's Domestic Subsidiaries identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes which notice or identification could reasonably be expected to result in Environmental Liabilities.

        (b)   Each Borrower hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Borrower's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Borrower's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

        3.18    Insurance. Disclosure Schedule (3.18)    lists all material insurance policies of any nature maintained, as of the date hereof, for current occurrences by each Borrower and each of such Borrower's Domestic Subsidiaries, as well as a summary of the types of coverage, limits and deductible of each such policy.

        3.19    Deposit and Disbursement Accounts.    Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Borrower maintains deposit or other accounts as of the date hereof, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held and the complete account number therefor.

        3.20    Utility Regulation; Adequacy of Services and Rights.

        (a)   With regard to each of the Power Generators, except as would not reasonably be expected to have a Material Adverse Effect (i) each of the Power Generators is, and has been determined by the respective EWG Status Orders to be, an Exempt Wholesale Generator, and as a result of such orders (x) none of the Power Generators can be considered an "electric utility company" under Section 2(a)(3) of PUHCA and (y) whether or not such Power Generator is a "subsidiary company", an "affiliate", or an "associate company" of a "holding company" (as each such term is defined under PUHCA), such Power Generator is exempt from all provisions of PUHCA in accordance with Section 2(a)(3) of PUHCA, (ii) each EWG Status Order was validly issued by FERC and is final, non-appealable and in full force and effect and (iii) no EWG Status Order or any Power Generator's status as an Exempt Wholesale Generator is the subject of any pending or, to the Borrowers' knowledge, threatened judicial or administrative proceeding.

        (b)   Except where it could not reasonably be expected to have a Material Adverse Effect (i) each Power Generator, by virtue of the respective Market Based Rates Orders, has been granted the Market Based Rates Order and currently has, the authority to sell at wholesale, electric capacity and energy as set forth in such Market Based Rates Orders at market-based rates (not subject to any rate cap or other market power mitigation measure, other than those conditions imposed by FERC on individual markets and/or all market participants or by a market monitoring organization authorized by a FERC tariff to do so) and (ii) each Market Based Rates Order was validly issued by FERC and is final, non-appealable and in full force and effect. No Market Based Rates Order or the authority of any of the Power Generators thereunder is the subject of any pending or, to the Borrowers' knowledge, threatened judicial or administrative proceeding which Borrowers reasonably expect to be successful and which could, if successful against Borrowers, reasonably be expected to have a Material Adverse Effect.

        (c)   Neither Agent nor any Lender will, solely by reason of (i) the making of the Revolving Loan or other extensions of credit hereunder or the other Loan Documents, or (ii) any other transaction contemplated by any Loan Document, be deemed by any Governmental Authority having jurisdiction to be or otherwise become a "public utility", an "electric public utility", a "public electric utility", a "public utility company", a "public utility holding company", a "public service company", an "electric utility", an "electric company", a "electric utility company" or any similar type of entity (or an affiliate of any thereof) under any federal, state, local and foreign law or regulation (including PUHCA and the Federal Power Act) or otherwise subject to any regulation relating to any such type of entity (or affiliates thereof) under any federal, state, local and foreign law or regulation (including PUHCA and the Federal Power Act), unless Agent or any Lender acquires ownership or control of any Collateral.

        (d)   Except where it could not reasonably be expected to have a Material Adverse Effect and subject to orders of the Bankruptcy Court and the Bankruptcy Code (i) all utility services, means of transportation and facilities (including electrical, water and sewage services and facilities) necessary for the operation and maintenance of the Power Generation Facilities in accordance with Prudent Industry Standards are available to the respective Power Generators on commercially reasonable terms and, to the extent appropriate, contractual arrangements have been made on commercially reasonable terms for such services, means of transportation and facilities and (ii) the real property rights and interest of the Power Generators and the contracts to which they are parties afford the Power Generators control of the sites on which the respective Power Generation Facilities are located and are sufficient to enable the Power Generators to operate, maintain, repair, own, possess and use the respective Power Generation Facilities for any reasonable purpose necessary in connection with the operation and maintenance of the Power Generation Facilities (including access for transportation of fuel to, and electricity from, the Power Generation Facilities), all in accordance with Prudent Industry Standards and the other requirements of this Agreement.

        3.21    Adequate Lender Rights.    Except as would not reasonably be expected to have a Material Adverse Effect, each Power Generator has all adequate and necessary property, contract or other rights and interests, whether by ownership, approvals of Governmental Authorities, contract or otherwise, to the occupancy, use, operation, maintenance, enjoyment and benefits of such Generator's Power Generating Facility as currently operated.

4.     FINANCIAL STATEMENTS AND INFORMATION

        4.1    Reports and Notices.

        (a)   Each Borrower executing this Agreement hereby agrees that from and after the date hereof and until the Termination Date, it shall deliver, or shall cause to be delivered, to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

        (b)    Communication with Accountants.    Each Borrower executing this Agreement authorizes, on its own behalf and on behalf of its Domestic Subsidiaries, (i) Agent and (ii) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with upon prior written notice to the Borrower Representative and the applicable Borrower, its independent certified or chartered, as applicable, public accountants and authorizes and, at Agent's reasonable request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Borrower or its Domestic Subsidiaries (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Borrower or its Domestic Subsidiaries.

5.     AFFIRMATIVE COVENANTS

        Each Borrower executing this Agreement jointly and severally agrees as to all Borrowers that from and after the date hereof and until the Termination Date:

        5.1    Maintenance of Existence.    Subject to further orders of the Bankruptcy Court and as otherwise permitted hereunder, each Borrower shall, and shall cause each of such Borrower's Domestic Subsidiaries to, (a) except as otherwise permitted by Section 6.1, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in its jurisdiction of formation or organization, as applicable, and its material rights and franchises; (b) do or cause to be done all things necessary to preserve and keep in full force and effect its qualification as a foreign entity in each jurisdiction where the ownership or lease of its properties or the conduct of its business requires such qualification except to the extent, either individually or in the aggregate, it could not reasonably be expected to have a Material Adverse Effect; and (c) at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order (other than with respect to properties the construction of which has not been completed) and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with Prudent Industry Practices or as are otherwise determined to be necessary or appropriate in the good faith reasonable business judgment of such Person.

        5.2    Payment of Charges.

        (a)   Except when a nonpayment is permitted or a payment is prohibited by the Bankruptcy Court or the Bankruptcy Code solely with respect to each Borrower, and subject to Sections 5.2(b) and 6.20, each Borrower and its Domestic Subsidiaries shall pay and discharge or cause to be paid and discharged promptly all material Charges payable by it.

        (b)   Each Borrower and each of such Borrower's Domestic Subsidiaries may in good faith contest, by appropriate proceedings, the validity or amount of any Charges described in Section 5.2(a);provided that (i) adequate reserves with respect to such contest are maintained on the books of such Person, in accordance with GAAP; (ii) no Lien on Collateral shall be imposed or otherwise arise to secure payment of such Charges (other than in respect of a Permitted Property Tax Lien and those Liens set forth in clause (b) of the definition of Permitted Encumbrances) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Person shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Person or the conditions set forth in this Section 5.2(b) are no longer met.

        5.3    Books and Records.    Each Borrower shall, and shall cause each of its Domestic Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP.

        5.4    Insurance; Damage to or Destruction of Collateral.

        (a)   Each Borrower shall, and shall cause each of its Domestic Subsidiaries, at its sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts as is customary for companies of the same or similar size in the same or similar businesses as that of the Borrowers and their Domestic Subsidiaries and as commercially reasonably available and with insurers reasonably acceptable to Agent. Such policies of insurance in respect of the Borrowers and their Domestic Subsidiaries (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide not less than twenty (20) days prior written notice to Agent in the event of any non-renewal, cancellation, or material amendment of any such insurance policy. If any Borrower or any of such Borrower's Domestic Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, except for those listed on Disclosure Schedule (3.18) or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable in its commercially reasonable judgment. Agent shall have no obligation to obtain insurance for any Borrower or any of such Borrower's Domestic Subsidiaries or pay any premiums therefor. By doing so, Agent shall not be deemed to have (i) waived any Default or Event of Default arising from any Borrower's or any of such Borrower's Domestic Subsidiaries' failure to maintain such insurance or pay any premiums therefor or (ii) violated the automatic stay provided by Section 362 of the Bankruptcy Code or any other provision of the Bankruptcy Code, and each Borrower that is a Debtor hereby waives applicability thereof. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable by Borrower to Agent on demand and shall be additional Obligations hereunder secured by the Collateral.

        (b)   If reasonably requested by Agent, each Borrower shall, and shall cause its Domestic Subsidiaries to, deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

        (c)   Each Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, authorized certificates to (i) all "All Risk" and business interruption insurance with respect to the Borrowers and each Borrower's direct, wholly-owned Domestic Subsidiaries naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $10,000,000, as such Person's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Person on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney; provided that if Agent does exercise any such rights or powers, Agent will do so in consultation with Borrower Representative if such consultation is reasonable under the circumstances. Borrower Representative shall promptly notify Agent of any Recovery Event in the amount of $10,000,000 or more, whether or not covered by insurance. Provided no Default or Event of Default is then continuing, the applicable Borrower or such Borrower's Domestic Subsidiary may use the proceeds from such Recovery Event to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship in accordance with Prudent Industry Standards; provided that if such Borrower or such Domestic Subsidiary shall not have completed or entered into binding agreements to complete (or delivered to Agent a reasonably detailed plan pursuant to which such Borrower or such Domestic Subsidiary shall complete) such replacement, restoration, repair or rebuilding within 180 days of such Recovery Event, Agent may apply such insurance proceeds of any Borrower or its direct, wholly-owned Domestic Subsidiaries (after deducting from the proceeds of such Recovery Event (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Liens) as a mandatory prepayment pursuant to Section 1.3(b)(v) in accordance with Section 1.3(c). All insurance proceeds that are to be made available to any Borrower or such Borrower's direct, wholly-owned Domestic Subsidiary to replace, repair, restore or rebuild the Collateral shall be deposited in a cash collateral account over which Agent shall have sole dominion and control. Thereafter, such funds shall be made available to such Person to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a release from the cash collateral account be made to such Person in the amount requested to be released; and (ii) so long as no Default or Event of Default shall then be continuing, Agent shall release funds from the cash collateral account. To the extent (1) a Default or Event of Default has occurred and is continuing or (2) not used to replace, repair, restore or rebuild the Collateral as provided above, such insurance proceeds (in the case of clause (2), net of any amounts required by the terms of the relevant insurance policy to be returned to such insurer in the event Borrower or such Subsidiary does not replace, repair, restore or rebuild in the manner or to the extent previously described to such insurer) shall be applied as a mandatory prepayment pursuant to Section 1.3(b)(v) in accordance with Section 1.3(c); provided that in the case of insurance proceeds pertaining to any direct, wholly-owned Domestic Subsidiary of a Borrower that is not also a Borrower, such insurance proceeds shall be applied ratably to all of the Revolving Loans owing by each Borrower. Notwithstanding the foregoing, (a) so long as no Default or Event of Default has occurred and is continuing, all proceeds of business interruption insurance received by the Agent shall be promptly turned over to the applicable Borrower and (b) regardless of whether a Default or Event of Default has occurred and is continuing, all insurance proceeds received by the Agent in excess of the then outstanding Obligations (after giving effect to the application thereof in accordance with Section 1.11) shall promptly be turned over to the applicable Borrower.

        5.5    Compliance with Laws.    Each Borrower shall, and shall cause each of its Domestic Subsidiaries to, comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA, labor laws, and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, each Power Generator shall maintain at all times its status as an Exempt Wholesale Generator under PUHCA, and each Power Generator shall maintain at all times its authority to sell at wholesale electric capacity and energy at market-based rates (not subject to any rate cap or other market power mitigation measure, other than those conditions imposed by FERC on individual markets and/or all market participants or by a market monitoring organization authorized by a FERC tariff to do so) and no Power Generator shall take or omit to take any action which action or omission could reasonably be expected to result in the loss of such status or such authority, as applicable. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, each Borrower shall obtain and maintain in full force and effect all Governmental Approvals and consents and approvals of any other Person, including, in the case of the Power Generators, those necessary for the ownership, operation and maintenance of the respective Power Generation Facilities at or before the time each such Governmental Approval is required to be obtained.

        5.6    Supplemental Disclosure.    From time to time as may be reasonably requested by Agent or at the Borrowers' election, the Borrowers shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the date hereof.

        5.7    Intellectual Property.    Each Borrower shall, and shall cause each of its Domestic Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its Licenses, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.8    Environmental Matters.    Each Borrower shall, and shall cause each of its Subsidiaries to, and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that such Borrower determines (in its good faith reasonable judgment) are appropriate or necessary to maintain the value and marketability of the Real Estate for its current use or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate in all material respects; (c) notify Agent promptly after such Person becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $5,000,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Person from a Governmental Authority in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that is reasonably likely to result in Environmental Liabilities in excess of $5,000,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened in writing any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Borrower or any Domestic Subsidiary of a Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Borrower shall, and shall cause each of its Domestic Subsidiaries to, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers' expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Agent on demand for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

        5.9    Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.    Each Borrower (other than MIRMA) shall, and shall cause each Power Generator to, use, at the request of Agent, its respective commercially reasonable efforts to obtain a landlord's consent from the lessor of each leased property where books and records pertaining to the Collateral are stored or located or where a Power Generation Facility is located, which consent shall be reasonably satisfactory in form and substance to Agent. If any Borrower proposes to acquire a fee ownership interest in real estate having a market value in excess of $5,000,000 after the date hereof, it shall first provide to Agent a Mortgage granting Agent a first priority Lien on such real estate, together, to the extent required by Agent, with environmental audits, a Mortgagee Title Insurance Policy, local counsel opinion(s), and, if required by Agent, a real property survey, supplemental casualty insurance and flood insurance, if appropriate, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent; provided that such Person's compliance with the foregoing sentence shall not waive or otherwise abrogate any Default or Event of Default occurring hereunder as a result of such acquisition.

        5.10    Further Assurances.    Each Borrower executing this Agreement agrees that it shall, and shall cause each of its Domestic Subsidiaries to, at such Borrower's expense and upon reasonable request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Borrower agrees to facilitate and cooperate with Agent and the Lenders and their respective assignees in obtaining any and all approvals of Governmental Authorities (including orders of the FERC pursuant to Section 203 of the Federal Power Act) as may be necessary in order for the Lenders to realize the benefits intended to be conveyed under any of the Loan Documents, which facilitation and cooperation shall include joining in filings and participating in proceedings at the Borrowers' own expense.

        5.11    LC Proceeds.    MAEM shall cause the LC Proceeds to be segregated from and not commingled with any other cash or Cash Equivalents of MAEM, any other Borrower, or any Subsidiary of any Borrower.

6.     NEGATIVE COVENANTS

        Each Borrower executing this Agreement jointly and severally agrees as to all Borrowers that from and after the date hereof until the Termination Date.

        6.1    Mergers, Subsidiaries, Conduct of Business.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, directly or indirectly, by operation of law or otherwise (i) form or acquire any Subsidiary or (ii) merge or amalgamate with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person or otherwise liquidate or dissolve other than (A) the dissolution, merger, amalgamation, consolidation or acquisition of all or substantially all of the assets or Stock of any Subsidiary of any Borrower with or into any Borrower or any other Subsidiary of any Borrower; (B) the liquidation of any Person listed on Disclosure Schedule 6.1(c); provided that if any such Person is a Borrower, any assets of such Person (or other residual value) upon such liquidation shall be distributed to another Borrower hereunder; and (C) the formation of any Subsidiary; provided that, if such Subsidiary is formed or acquired after the date hereof and is also a direct, wholly-owned Domestic Subsidiary of any Borrower, then it shall become a Borrower hereunder as provided in Section 12.18.

        6.2    Investments; Revolving Loans and Revolving Credit Advances.    Except as otherwise expressly permitted by this Section 6, no Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, make or permit to exist any investment in, or make, accrue or permit to exist any loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise (each of the foregoing, an "Investment" and collectively, the "Investments"), except (collectively, "Permitted Investments") that:

        (a)   the Borrowers and their respective Domestic Subsidiaries may hold Investments comprised of notes payable, stock or other securities issued by Account Debtors pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business;

        (b)   the Borrowers and their respective Domestic Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (other than accounts receivable among any Borrower and such Borrower's Subsidiaries) of such Borrower or such Domestic Subsidiary;

        (c)   the Borrowers and their respective Domestic Subsidiaries may hold the Investments held by them on the date hereof (and if any such Investment is in an amount of $5,000,000 or more (and is not an Investment in a Subsidiary of any Borrower), such Investment is described on Disclosure Schedule (6.2)(c)) or required to be incurred pursuant to any contractual obligation in existence on the date hereof described on Disclosure Schedule (6.2)(c)); provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 6.2 or required to be incurred by any JV pursuant to any contractual obligation in existence on the date hereof described on Disclosure Schedule (6.2)(c) ;

        (d)   The Borrowers and their respective Domestic Subsidiaries may acquire and hold, cash and Cash Equivalents; provided that any cash and/or Cash Equivalents of the Borrowers must be maintained in a Concentration Account or otherwise in accordance with the Cash Management System;

        (e)   Without duplication, Investments permitted as Capital Expenditures and Non-Budgeted Capital Expenditures pursuant to Section 6.10;

        (f)    Loans and advances made to directors, officers and employees permitted by Section 6.4;

        (g)   Investments made by any Borrower in any other Borrower;

        (h)   Restricted Payments permitted under Section 6.14 hereof;

        (i)    Investments received in connection with the bankruptcy or reorganization of, or in settlement of delinquent accounts or disputes with, customers, suppliers or co-investors, in each case created in the ordinary course of business and owing to any Borrower or any Domestic Subsidiary of such Borrower;

        (j)    Payment obligations arising pursuant to agreements governing (i) Hedging Activities permitted under Section 6.3(e) hereof and (ii) Trading Activities permitted under Section 6.23 hereof;

        (k)   Investments made as a result of the receipt of non-cash consideration from a Disposition permitted pursuant to Section 6.8 hereof;

        (l)    Guaranteed Indebtedness permitted by Section 6.6 hereof;

        (m)  To the extent not otherwise prohibited by this Agreement, Investments consisting of surety bonds, guarantees, letters of credit and performance bonds to be issued to support the operations and business of Borrowers or their direct, wholly-owned Domestic Subsidiaries or the direct unsecured credit support or unsecured credit enhancement of, or the provision of collateral to support, the obligations of Borrowers; provided, that in all cases the obligations of such Borrower or such direct, wholly-owned Domestic Subsidiary supported by such bond, letter of credit, guarantees, credit enhancement or credit support or collateral shall be owing to unaffiliated third parties only and in no case shall such bond, letter of credit, guaranty, credit support or credit enhancement or collateral support any obligations for Indebtedness of such Borrower or such direct, wholly-owned Domestic Subsidiary;

        (n)   (i) Investments made after the date hereof not to exceed $20,000,000 in aggregate principal amount outstanding at any time in respect of Letters of Credit issued pursuant to Annex B for the benefit of a Subsidiary of Mirant that is not a Borrower and (ii) Investments (other than Investments of the type described in clause (n)(i)) made after the date hereof not to exceed $20,000,000 in aggregate principal amount outstanding at any time; and

        (o)   Non-cash Investments using assets listed on Disclosure Schedule 6.2(o); provided that the Agent is granted a first priority perfected Lien in any Stock received by such Borrower in connection therewith; and

        (p)   Investments created in connection with any tax sharing agreement in existence on the date hereof.

        6.3    Indebtedness.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

        (a)   Indebtedness incurred after the Petition Date secured by purchase money Liens and Capital Lease Obligations permitted by Section 6.7;

        (b)   the Revolving Loans and the other Obligations;

        (c)   unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

        (d)   Indebtedness of (i) Borrowers incurred prior to the Petition Date and (ii) the JVs incurred prior to the date hereof and described on Disclosure Schedule (6.3) and, so long as such JV has not then commenced a Case, any renewals or replacements thereof that do not increase the outstanding principal amount of the Indebtedness being renewed or replaced;

        (e)   Hedging Obligations with respect to Hedging Activities of Borrowers and any of their respective Domestic Subsidiaries entered into in the ordinary course of business for non-speculative purposes;

        (f)    Indebtedness by and among Borrowers and their respective Domestic Subsidiaries to the extent permitted by Section 6.2(c), (g), (h) or (n); provided that if such Indebtedness is owed to a Borrower and is evidenced by a written promissory note, (i) the first page of such promissory note shall have been legended to reflect that such promissory note has been pledged by such Borrower to Agent, for the benefit of itself and Lenders, pursuant to the Collateral Documents and (ii) such Borrower shall not permit any Lien, other than the Lien granted to Agent for the benefit of itself and Lenders, to exist on such promissory note;

        (g)   other Indebtedness of Borrowers and their respective Domestic Subsidiaries in an aggregate amount not to exceed at any time outstanding $10,000,000;

        (h)   Indebtedness owed to banks or other financial institutions in the ordinary course of business in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

        (i)    Indebtedness in respect of surety, appeal or customs bond incurred in the ordinary course of business of such Person;

        (j)    Guaranteed Indebtedness permitted by Section 6.6 hereof;

        (k)   Indebtedness in an aggregate principal amount not to exceed $5,000,000 owing by the JVs to any Borrower;

        (l)    Indebtedness incurred after the date hereof by Mirant to Mirant Canada Energy Marketing, Ltd. in an aggregate principal amount not to exceed $100,000,000 pursuant to an intercompany promissory note relating to the transfer by Mirant Canada Energy Marketing, Ltd. to Mirant of cash or Cash Equivalents for the purposes previously disclosed to Agent;

        (m)  Indebtedness of any Borrower owing to any Subsidiary of Mirant that is not a Borrower, as long as such Indebtedness is subordinated to the indefeasible repayment of the Obligations on terms and conditions satisfactory to Agent in its sole discretion; and

        (n)   Indebtedness of any Subsidiary of Mirant that is not a Borrower owing to any Borrower so long as such Indebtedness constitutes a Permitted Investment;

provided, however, that no Indebtedness otherwise permitted by clauses (a) or (g) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

        6.4    Employee Loans and Affiliate Transactions.

        (a)   No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, enter into any transaction with any Affiliate thereof (other than a transaction among Borrowers and their Domestic Subsidiaries) except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Domestic Subsidiary's business and upon fair and reasonable terms that are not materially less favorable to such Borrower or such Domestic Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Borrower; provided that (i) subject to Section 6.4(c) below, the foregoing shall not prohibit a Borrower or any of its Domestic Subsidiaries from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business, on fair and reasonable terms and similar to those entered into by companies of similar size as Mirant and engaged in the same or similar line of business as Mirant and (ii) Borrower and its Domestic Subsidiaries may enter into transactions described in Section 6.2(n) and Section 6.3(m).

        (b)   No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, enter into any lending or borrowing transaction with its employees or the employees of any other Borrower or any of such Borrower's Subsidiaries, except to the extent not prohibited by the Bankruptcy Code, loans or advances to its respective employees in the ordinary course of business consistent in all material respects with past practices for travel and entertainment expenses, relocation costs and similar purposes.

        (c)   Other than as due under existing agreements, no Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, pay to any officer, director or employee any employment wages, salary, bonus or other compensation of any type or character that is not consistent in all material respects with past practices other than, with respect to any Borrower or such Domestic Subsidiary, retention, performance and severance payments which, if required, have been approved by the Bankruptcy Court and which have been approved by Agent (other than with respect to any retention, performance and severance payments made pursuant to any plan or agreement approved by an order of the Bankruptcy Court entered on or prior to the date hereof); provided that Agent's consent shall not be required for the making of any retention, performance or severance payment so long as Borrowing Availability was more than $250,000,000 at the time the related plan or agreement under which such payments are to be made was entered into by such Borrower or such Domestic Subsidiary.

        Notwithstanding anything to the contrary herein, in no event has Agent waived (or shall it be deemed to have waived) its right to object to the approval by the Bankruptcy Court of any plan or agreement providing for the payment of any retention, performance and/or severance payments by virtue of this Section 6.4 and Agent expressly reserves the right to make any such objection (except to the extent Agent has approved such plan or agreement in accordance with Section 6.4(c)).

        6.5    Capital Structure and Business.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, (a) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect; (b) amend its charter or bylaws or unanimous shareholder agreement or declaration of partnership in the case of this clause (b) in a manner that would materially and adversely affect the rights and remedies of Agent or Lenders under the Loan Documents or such Person's duty or ability to repay the Obligations or (c) except (i) as permitted by this Agreement or (ii) in connection with the issuance of common Stock in connection with employee incentive compensation, make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock.

        6.6    Guaranteed Indebtedness.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, create, incur, assume or permit to exist any Guaranteed Indebtedness except:

        (a)   by endorsement of instruments or items of payment for deposit to the general account of any Borrower or its Domestic Subsidiaries;

        (b)   for Guaranteed Indebtedness incurred for the benefit of (i) any other Borrower if the primary obligation is permitted by this Agreement or (ii) any Subsidiary of a Borrower which is not also a Borrower so long as in the case of this clause (ii) such incurrence constitutes a Permitted Investment;

        (c)   to the extent existing on the Petition Date; and

        (d)   in connection with the Guaranty dated May 16, 2003 (as the same may be amended from time to time) by MAI in favor of GE Capital executed in connection with the proposed sale of ownership interests by Mirant Birchwood, Inc. in each of Birchwood Power Partners, L.P. and Greenhost, Inc. to GE Capital.

        6.7    Liens.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for:

        (a)   Permitted Encumbrances and Permitted Property Tax Liens;

        (b)   Liens in existence on the Petition Date and summarized on Disclosure Schedule (6.7) and any renewal or extension of any such Lien that does not extend to any other property (other than property which constitutes proceeds of property of Borrowers that is subject to a Filing Date Lien) and does not secure an increased amount of Indebtedness or other greater obligation and adequate protection Liens granted in connection with any of the foregoing (so long as such Lien does not attach to any Eligible Item) and approved by the Bankruptcy Court;

        (c)   Liens created after the Petition Date by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to assets acquired by any Borrower or any Domestic Subsidiary thereof in the ordinary course of business; provided that such Liens attach only to the assets subject to such purchase money Indebtedness and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets;

        (d)   Liens in favor of any Borrower;

        (e)   Liens with respect to Letters of Credit, cash and Cash Equivalents to secure (i) Hedging Activities permitted pursuant to Section 6.3(e) hereof or (ii) Trading Activities permitted pursuant to Section 6.23 hereof;

        (f)    Liens consisting of rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any property or asset or interest therein which right is in connection with any Disposition permitted hereunder;

        (g)   Liens granted by any Borrower or any Domestic Subsidiary thereof on its rights under any insurance policy, but only to the extent that such Lien is granted to the insurers under such insurance policies or any insurance premium finance company to secure the payment of the premiums and other amounts owed to the insurers of such premium finance company with respect to such insurance policy;

        (h)   Liens granted in connection with Trading Activities in favor of a customer or trading counterparty pursuant to a netting agreement or similar arrangement, which Liens only encumber rights under agreements that are subject to such netting agreement or similar arrangement, and which Liens secure obligations to such counterparty under such netting agreement or similar arrangement; provided that any such netting agreements or similar arrangements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and, when granted, do not secure obligations which are past due;

        (i)    Liens on assets, other than Eligible Items, not in excess of $5,000,000; and

        (j)    Any Lien in favor of El Paso Merchant Energy L.P. in the LC Proceeds to the extent provided for in the El Paso Order, until such time that the ownership of the LC Proceeds has been determined by (i) a final non-appealable order of a court of competent jurisdiction or (ii) an agreement made between MAEM and El Paso Merchant Energy, L.P., whichever is the earlier to occur.

        The Liens described in clauses (a) through (j) hereof are collectively referred to as "Permitted Liens."

        In addition, after the Petition Date, no Borrower shall, nor shall it permit any of its wholly-owned Domestic Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, conditional sale or other title retention agreements (including Capital Leases), in connection with purchase money Indebtedness with respect to assets which prohibit Liens solely upon the assets that are subject thereto.

        6.8    Sale of Stock and Assets.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to:

        (a)   sell, transfer, lease, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Domestic Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts (each, a "Disposition"), other than

          (i)    the sale of Inventory in the ordinary course of business consistent with past practice;

          (ii)   the Disposition in the ordinary course of property, other than Eligible Items, that is obsolete or no longer used or useful in such Borrower's or Domestic Subsidiaries' business (as determined in manner consistent in all material respects with past practices);

          (iii)  leases or subleases of its or its Domestic Subsidiaries' Real Estate to any Person so long as such lease or sublease (1) does not interfere in any material respect in the business of any Borrower or any of its Domestic Subsidiaries and (2) if such lease or sublease pertains to a Power Generation Facility, is limited to a surplus or immaterial portion of the real estate upon which such Power Generation Facility is located; provided that in the case of any lease or sublease of real estate upon which a Power Generation Facility is located entered into in connection with an Investment permitted by Section 6.2(o), such lease or sublease does not interfere in any material respect with the Borrowers or their Domestic Subsidiaries' operation of such Power Generation Facility in the ordinary course of their business;

          (iv)  the transfer by (i) any non-Borrower of any or all of its Assets to Mirant or another Borrower; provided, that after such transaction, no Default or Event of Default exists or (ii) any Borrower of any or all of its assets to any other Borrower;

          (v)   so long as no Default or Event of Default has occurred and is continuing, any Disposition of assets for total consideration not exceeding $300,000,000 in the aggregate in Release Value and $600,000,000 in the aggregate of gross proceeds; provided, that (i) the consideration for each asset sold, transferred or disposed of shall not be less than the fair market value of such Asset at the time of the sale, transfer or disposition thereof or less than its Release Value (if any) and (ii) not less than ninety percent (90%) of the consideration for each such asset sold, transferred or disposed of shall be payable in cash upon the consummation of such sale, transfer or disposition. For purposes hereof, in determining whether ninety percent (90%) or more of the purchase price is payable in cash, (x) the aggregate amount of all liabilities assumed, retained or created, in each case, by any Borrower or any Domestic Subsidiary thereof shall be deducted from the amount of cash consideration payable by the purchaser thereof and (y) the aggregate amount of all liabilities assumed or retained by the purchaser shall be treated as cash consideration paid by the purchaser. In addition, reasonable reserves for indemnity obligations, and purchase price adjustments funded in cash or held back by the purchaser shall constitute consideration paid in cash upon the consummation of such sale, transfer or disposition; and

          (vi)  Dispositions constituting Permitted Investments;

provided that with respect to any Disposition permitted pursuant to clauses (i), (ii) and (iii) above, such Dispositions shall be made for cash at a price not less than the fair market value thereof (or, in the case of clause (iii), for market-rate rent therefor). Agent agrees, on reasonable prior written notice from the Borrower Representative of a Disposition permitted pursuant to this Section 6.8(a), to release its Lien, if any, on such assets or other properties in order to permit the applicable Person to effect such Disposition and shall execute and deliver to the Borrower Representative, at the Borrowers' expense, appropriate UCC-3 termination statements (or equivalent or similar statements under applicable personal property security statutes) and other releases as reasonably requested by such Borrower, if applicable; or

        (b)   except in respect of a Disposition permitted pursuant to Section 6.8(a), enter into any contract or agreement to sell, transfer, convey, assign or otherwise dispose of all or substantially all of its assets, including the Stock of any of its Domestic Subsidiaries, other than pursuant to a contract or agreement which will provide sufficient net cash proceeds simultaneously with the closing of the transaction contemplated thereby, to repay in full the Obligations and to cash collateralize the Letter of Credit Obligations in accordance with paragraph (c)(i) of Annex B.

        None of the limitations in this Section 6.8 is intended to prevent any Borrower from rejecting unexpired Leases or executory Contracts, subject to Section 6.17 and the approval of the Bankruptcy Court, pursuant to Section 365 of the Bankruptcy Code in connection with the Cases.

        6.9    ERISA.    Except as disclosed on Disclosure Schedule (3.12), no Borrower shall, nor shall it permit any of its Subsidiaries to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to result in material taxes, penalties and other liabilities.

        6.10    Financial Covenants.    Borrowers shall not breach or fail to comply with any of the Financial Covenants.

        6.11    Hazardous Materials.    No Borrower shall, nor shall it permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any

Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than, in each case, such violations or Releases that could not reasonably be expected to have a Material Adverse Effect.

        6.12    Sale-Leasebacks.    From and after the date hereof, no Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

        6.13    Cancellation of Indebtedness.    No Borrower shall, nor shall it permit any of its Subsidiaries to, cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business other than for a claim or debt of any Person listed on Disclosure Schedule 6.1 (c) or as otherwise approved by the Bankruptcy Court.

        6.14    Restricted Payments.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, make any Restricted Payment, except (a) (i) intercompany loans and advances to the extent expressly permitted by Section 6.3 and repayments thereof and (ii) payments permitted by Sections 6.4(a) and (c); (b) dividends and distributions by Domestic Subsidiaries of Mirant paid pro rata to the holders of their Stock; (c) employee loans and advances permitted under Section 6.4(b); and (d) declaration and payment of stock splits or dividends payable solely in the common Stock of any Borrower or any of its Subsidiaries.

        6.15    Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least ten (10) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. No Borrower shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year.

        6.16    No Impairment of Intercompany Transfers.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other contract (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Domestic Subsidiary of any Borrower to any Borrower or between Borrowers.

        6.17    Material Contracts and Leases; Additional Contracts.    No Borrower shall, nor shall it permit any of its Subsidiaries to (a) change or amend the Material Contracts in a manner which is materially adverse to the rights or obligations of such Borrower or such Subsidiary thereunder or (b) reject the terms of any of the Material Contracts.

        6.18    Chapter 11 Claims and Liens.    Except as expressly permitted by Section 6.7, no Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, incur, create, assume, suffer to exist or permit any administrative expense, priority, unsecured claim, or Superpriority Claim or Lien (other than the Carve-Out) in each case which is pari passu with or senior to the Superpriority Claims of Agent and the Lenders against the Borrowers, or under the other Loan Documents or the Order, or apply to the Bankruptcy Court for authority to do so.

        6.19    Bankruptcy Court Orders.    No Borrower shall make or permit to be made any change, amendment or modification, or file or support any application or motion for any change, amendment or modification, to the Order without the prior written consent of Agent and the Requisite Lenders.

        6.20    Limitations on Payments of Certain Indebtedness; Modifications of Certain Indebtedness.

        (a)   No Borrower shall except as permitted by orders of the Bankruptcy Court entered prior to the date hereof enter into any tax sharing agreement, tax allocation agreement or similar agreement.

        (b)   No Borrower shall make any cash interest payments in respect of any pre-petition Claim or pre-petition Indebtedness owing by it except as permitted pursuant to an order of the Bankruptcy Court.

        (c)   Except for (i) pre-petition Indebtedness paid pursuant to an order of the Bankruptcy Court, (ii) cure and adequate assurance payments made in accordance with Section 365 of the Bankruptcy Code as a result of any approval of assumption, or assumption and assignment, of unexpired leases and executory contracts pursuant to orders of the Bankruptcy Court and (iii) utility deposits made in accordance with Section 366 of the Bankruptcy Code, no Borrower shall make any payment in respect of, or repurchase, redeem, retire or defease any, pre-petition Indebtedness of such Borrower.

        (d)   No Domestic Subsidiary of any Borrower which is not a Borrower shall take any action in furtherance of, or make any payment on behalf of or in respect of, any pre-petition Claims or pre-petition Indebtedness of any Borrower for which it is not otherwise obligated as of the date hereof.

        6.21    Reclamation Claims.    Except as otherwise permitted by the Bankruptcy Court, no Borrower shall, nor shall it permit any of its Subsidiaries, to enter into any agreement to return any of such Person's Inventory to any of its creditors for application against any pre-petition Indebtedness under Section 546(g) of the Bankruptcy Code or consent to any creditor's taking any setoff against any of pre-petition Indebtedness of any Borrower based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise.

        6.22    Certain Issuances.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, issue, or agree to issue, any shares of its Stock, including any warrants, options or other rights to acquire its Stock (and including in Stock, for purposes of this Section 6.22, stock appreciation rights or similar rights), to any provider, underwriter or arranger of any secured financing to any Borrower or any of such Borrower's Domestic Subsidiaries (or any Affiliate of such provider, underwriter or arranger) in connection with the providing, underwriting or arranging of such financing.

        6.23    Trading Activities.    No Borrower shall, nor shall it permit any of its Domestic Subsidiaries (as well as Subsidiaries having operations in Canada) to, incur Trading Obligations with a Maximum Value at Risk in excess of $60,000,000 at any time outstanding; it being understood that the proviso of Section 8.1(c) shall govern whether the Borrowers are in compliance with this Section 6.23.

7.     TERM

        7.1    Termination.    The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loans and all other Obligations shall be automatically due and payable in full on such date.

        7.2    Survival of Obligations Upon Termination of Financing Arrangements.    Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrowers or the rights of Agent and Lenders relating to any unpaid portion of the Revolving Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrowers, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 12, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        8.1    Events of Default.    The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

        (a)   Any Borrower (i) fails to make any payment of principal of the Revolving Credit Advances or any Letter of Credit Obligations when due and payable, (ii) fails to make any payment of interest on, or Fees owing in respect of, the Revolving Loans or any of the Letter of Credit Obligations within three (3) days after the same becomes due and payable or (iii) fails to pay or reimburse Agent or Lenders for any other Obligations hereunder or under any other Loan Document within three (3) Business Days following Agent's demand for such reimbursement or payment of expenses.

        (b)   Any Borrower fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.17, 1.18 or 6 (other than Section 6.23), or any of the provisions set forth in Annex F.

        (c)   Any Borrower fails or neglects to perform, keep or observe any of the provisions of Sections 1.8, 4.1, 5.4(a) or 6.23 or any provisions set forth in Annexes C or E, respectively, and the same shall remain unremedied for five (5) Business Days or more; provided that the failure of any Borrower or any Domestic Subsidiaries (as well as Subsidiaries having operations in Canada) to comply with Section 6.23 shall not be deemed to be a violation or breach of this Agreement (and therefore shall not be a Default or an Event of Default) if such failure to comply is cured within three (3) Business Days of such violation; provided further, however, that the cure right set forth in the immediately preceding proviso may not be exercised by the Borrowers, individually or collectively, more than five (5) times during any Fiscal Quarter.

        (d)   Any Borrower fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.

        (e)   A default or breach occurs after the date hereof under any other agreement, document or instrument to which (i) any Borrower or any of its Domestic Subsidiaries is a party that is not cured within any applicable grace period therefor, and such default or breach (y) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the

Obligations) of any Borrower or such Domestic Subsidiary in excess of $10,000,000 in the aggregate (including amounts owing to all creditors under any combined or syndicated credit arrangements) (other than payments stayed as a result of the commencement of the Cases), or (z) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $10,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, unless such default is subsequently cured (if permitted to be cured) or waived by such holder or trustee prior to the exercise by Agent of any remedies pursuant to the Loan Documents, or (ii) any Subsidiary of any Borrower (other than a Domestic Subsidiary of such Borrower) is a party that is not cured within any applicable grace period therefor and the holder (or trustee) of any Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $50,000,000 in the aggregate (including amounts owing to all creditors under any combined or any syndicated credit arrangements) causes such Indebtedness or Guaranteed Indebtedness to become due prior to its stated maturity or prior to its regularly scheduled dates of payment (unless such payment is stayed as a result of the commencement of a Case by such Subsidiary), or cash collateral in respect thereof is demanded by such holder (or trustee), in each case, unless such default is subsequently cured (if permitted to be cured) or waived by such holder (or trustee) prior to the exercise by Agent of any remedies pursuant to the Loan Documents.

        (f)    Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Borrower pursuant to the terms hereof is untrue or incorrect in any material respect as of the date when made or deemed made.

        (g)   Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Borrower shall file or support a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed with respect to any Borrower; any Borrower's or any of its Subsidiaries' Board of Directors shall authorize a liquidation of such Person's business (except as permitted by Section 6.1); or an application shall be filed by any Borrower for the approval of any Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the Claims of Agent and Lenders against the Borrowers hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim, in each case, except as expressly permitted under this Agreement or without the prior written consent of the Agent and the Requisite Lenders'; provided that no Event of Default shall be deemed to have occurred under this clause (g) if (1) a responsible officer or an examiner with enlarged powers relating to the operation of the MAG Entities' business shall be appointed (upon the motion of the MAG creditors' committee or by any other Person with the stated purpose of seeking exercise of the Option and an order by the Bankruptcy Court appointing such responsible officer or an examiner for such purpose) with respect to any of the MAG Entities and (2) such responsible officer or examiner delivers the Notice within thirty (30) days following his or her appointment.

        (h)   Any Borrower shall file or support a motion seeking, or the Bankruptcy Court shall enter, an order (other than any orders of the Bankruptcy Court entered prior to the date hereof (or any motion seeking enforcement or order granting enforcement of such orders)), (i) approving payment of any pre-petition Indebtedness other than as approved in writing by Agent and the Requisite Lenders or otherwise as expressly permitted hereunder; (ii) not approved by Agent, which order impairs the value of Agent's post-petition Claims; (iii) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $1,000,000 in the aggregate other than (A) offsets against cash collateral or letters of credit provided prior to the Petition Date and (B) adequate protection Liens permitted by Section 6.7(b) or periodic payments given or made in lieu of such adequate protection Liens, in each case, as approved by the Bankruptcy Court; or (iv) except to the extent the same would not constitute a Default under any of the previous clauses, approving or supporting any settlement or other stipulation with any creditor of any Borrower, other than Agent and Lenders, or otherwise providing for payments as adequate protection or otherwise to such creditor individually or in the aggregate in excess of $1,000,000 for any and all such creditors.

        (i)    (i) From and after the date hereof the Order shall cease to be in full force and effect; (ii) any Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in the Order; or (iii) this Agreement, the other Loan Documents or the Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any of the Borrowers shall apply for authority to do so), or any Borrower or any other Person shall file any pleading requesting any such relief (and, in the case of such other Person, any Borrower shall fail to timely object to such pleading) or any motion for such relief shall be granted by the Bankruptcy Court, in each case without the written consent of Agent and the Requisite Lenders.

        (j)    Any Borrower shall file or support a motion requesting any financing from any Person other than the Lenders under section 364(d) of the Bankruptcy Code, except as set forth in the Order and other than any motion filed in connection with the financing of the MAG Entities to be effective on or after the Amendment Effective Date.

        (k)   Assets of any Borrower with a fair market value of $1,000,000 or more or any assets (other than immaterial assets) of any Power Generator are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any interim receiver, receiver, receiver and manager, trustee, custodian or assignee for the benefit of creditors of any Borrower or such Power Generator and such condition continues for thirty (30) days or more.

        (l)    A final judgment or judgments in respect of post-petition liabilities or obligations for the payment of money with respect to any Borrower or such Borrower's Domestic Subsidiaries in excess of $5,000,000 in the aggregate at any time are outstanding against one or more of the Borrowers or such Domestic Subsidiaries (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

        (m)  Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Borrower or any Subsidiary of Affiliate of any Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document or the Order ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby having the priority contemplated thereby.

        (n)   Any Change of Control occurs.

        8.2    Remedies.

        (a)   If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Commitments with respect to additional Revolving Credit Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Revolving Credit Advances and additional Letter of Credit Obligations shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Event of Default is continuing. If any Event of

Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Revolving Loans and the Letter of Credit Fees to the Default Rate, to the extent not prohibited by applicable law.

        (b)   If any Event of Default has occurred and is continuing, and without further order of or application to the Bankruptcy Court, Agent may (and at the written request of the Requisite Lenders shall), by notice to each Borrower (with a copy to counsel for the Committees and to the U.S. Trustee), take one or more of the following actions, at the same or different times; provided that with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (iii) below, Agent shall provide Borrower and its counsel (with a copy to counsel for the Committees and to the U.S. Trustee), with five (5) Business Days' written notice prior to taking the action contemplated thereby; provided further that upon receipt of notice referred to in the immediately preceding clause with respect to the accounts referred to in clause (iv) below, Borrower may not withdraw or disburse any other amounts from such accounts without the prior written consent of Agent; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) terminate the Commitments with respect to further Revolving Credit Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Revolving Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Borrower; (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; and (iv) set-off amounts in the Cash Collateral Account, Collection Account or any Controlled Account or any other accounts maintained with (or on behalf of) Agent and apply such amounts to the Obligations.

        8.3    Waivers by Borrowers.    Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives (including for purposes of Section 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.     ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

        9.1    Assignment and Participations.

        (a)   Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Revolving Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) provided no Event of Default is then continuing, require the consent of Borrower Representative (which consent shall not be unreasonably withheld or delayed), (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Revolving Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $10,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $1,000,000; and (v) include a payment to Agent of an assignment fee of $3,500; and provided further that an assignment will not be effective until recorded by Agent in the Loan Account. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Revolving Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Revolving Notes in exchange for the Revolving Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a) (other than the requirement that any assignment be recorded in the Loan Account prior to effectiveness), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

        (b)   Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Revolving Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Revolving Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence no Borrower shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. In addition, each Lender granting a participation under this Section 9.1(b) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each participant, specifying such participant's entitlement to payments of principal and interest with respect to such participation, and for the avoidance of doubt, each participant shall be obligated to comply with Section 1.15(e) as if it were a "Lender."

        (c)   Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Loans, the Revolving Notes or other Obligations owed to such Lender.

        (d)   Each Borrower executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Borrower executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of such Borrower and its affairs contained in any selling materials provided by such Borrower and all other information provided by such Borrower and included in such materials, except that any Projections delivered by Mirant shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(b).

        (e)   Any Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.

        (f)    So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Revolving Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

        (g)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender"), may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Revolving Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Revolving Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof. The making of a Revolving Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Revolving Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Revolving Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Revolving Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, so long as such recipient agrees to be bound by confidentiality provisions substantially similar to those contained in Section 12.8. This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Revolving Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder. In addition, each Granting Lender (i) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each SPC which has funded all or any part of any Revolving Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement and any such financial institution to which any SPC has assigned its interests in any Revolving Loans, specifying such SPC's or such financial institution's entitlement to payments of principal and interest with respect to such Revolving Loan and (ii) shall collect, prior to the time such SPC or such financial institution received payments with respect to such funded Revolving Loans, from each such SPC or such financial institution a Certificate of Exemption described in Section 1.15(e) (and updated as required by Section 1.15(e)) as if such SPC or financial institution were a Lender under Section 1.15(e).

        9.2    Appointment of Agent.    GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Borrower or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

        If Agent shall request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable.

        9.3    Agent's Reliance, Etc.    Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Revolving Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan

Documents on the part of any Borrower (or any of its Subsidiaries) or to inspect the Collateral (including the books and records) of any Borrower (or any of its Subsidiaries); (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

        9.4    GE Capital and Affiliates.    With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Borrower, any of their Affiliates and any Person who may do business with or own securities of any Borrower or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Revolving Loans and GE Capital as Agent.

        9.5    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements and Projections referred to in Sections 3.4(a) and 3.4(b), respectively, and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrowers (and their Subsidiaries) and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Revolving Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

        9.6    Indemnification.    Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers.

        9.7    Successor Agent.    Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint or the Agent appoints, as the case may be, a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders or the Agent hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

        9.8    Setoff and Sharing of Payments.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, upon notice in accordance with Section 8.2(b), to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Revolving Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

        9.9    Revolving Credit Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

        (a)    Revolving Credit Advances; Payments.

          (i)    Each Lender shall make the amount of such Lender's Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex G not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

          (ii)   Not less than once during each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Revolving Loan. Provided that each Lender has funded all payments or Revolving Credit Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Revolving Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Revolving Credit Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrowers. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex G or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

        (b)   Availability of Lender's Pro Rata Share.    Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Revolving Credit Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Revolving Credit Advance until reimbursed by the applicable Lender.

        (c)   Return of Payments.

          (i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

          (ii)   If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

        (d)   Non-Funding Lenders.    The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any Revolving Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Revolving Credit Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Revolving Credit Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" or "Supermajority Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower Representative's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Revolving Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        (e)   Dissemination of Information.    Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Agent shall promptly provide (including by means of email) Lenders with copies of the Financial Statements and the other documents delivered to Agent by Borrowers in accordance with Annex E.

        (f)    Actions in Concert.    Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Revolving Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Revolving Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.   INTENTIONALLY RESERVED.

11.   SUCCESSORS AND ASSIGNS

        11.1    Successors and Assigns.    This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Agent, Lender and their respective successors and assigns (including, in the case of any Borrower, a debtor-in-possession on behalf of such Borrower), except as otherwise provided herein or therein. Except as otherwise permitted by Section 6.1, no Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Borrower, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

12.   MISCELLANEOUS

        12.1    Complete Agreement; Modification of Agreement.    The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, proposal letter, commitment letter, fee letter (other than the GE Capital Commitment Letter) or confidentiality agreement, if any, between any Borrower and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement other than, with respect to the Commitment Letter, the provisions set forth therein which by their express terms shall survive the execution and delivery of this Agreement and the other Loan Documents.

        12.2    Amendments and Waivers.

        (a)   Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

        (b)   No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Mortgaged Property and Eligible Pledged Entities set forth in Sections 1.6 and 1.7, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Lenders and Borrowers.

        (c)   No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Sections 2.2 to the making of any Revolving Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

        (d)   No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Revolving Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii) through (v)) or final maturity date of the principal amount of any Revolving Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release, or permit any Borrower to sell or otherwise dispose of, all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definitions of the terms "Requisite Lenders" or "Supermajority Lenders" insofar as such definitions affect the substance of this Section 12.2 or (viii) amend or modify the Superpriority Claim status of the Lenders contemplated by

Section 1.17. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent, L/C Issuer or GE Capital (with respect to Annex B) under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Borrower in any case shall entitle such Borrower or any other Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon Lender and its successors and assigns and upon each holder of the Revolving Notes at the time outstanding and each future holder of the Revolving Notes.

        (e)   If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

          (i)    requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a "Non-Consenting Lender"); and

          (ii)   requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Lenders is not obtained;

then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Revolving Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

        (f)    Upon payment in full in cash and performance of all of the Obligations (other than contingent Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

        12.3    Fees and Expenses.    Borrowers shall reimburse (i) the Agent for all its reasonable fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, Consultants and auditors) and (ii) the Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or, in the case of the Agent only, other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents and incurred in connection with:

          (a)   the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Revolving Loan (including a wire transfer fee of $25 per wire transfer);

          (b)   any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or the Order or advice in connection with the syndication and administration of the Revolving Loans made pursuant hereto or its rights hereunder or thereunder;

          (c)   any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

          (d)   any attempt to enforce any remedies of Agent against any or all of the Borrowers or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

          (e)   efforts to (i) monitor the Revolving Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Borrowers or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

          (f)    any review of pleadings and documents related to the Cases, general monitoring of the Cases, attendance at meetings and hearings in or related to the Cases and any subsequent Chapter 7 case (including, in each case without limitation, the reasonable fees and disbursements of counsel for the Agent);

including, as to each of clauses (a) through (f) above (but except as otherwise set forth therein or in the introduction to this Section 12.3), all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all documented expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 12.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: in the case of the Agent only, fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

        12.4    No Waiver.    Agent's or any Lender's failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower

shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

        12.5    Remedies.    Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

        12.6    Severability.    Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

        12.7    Conflict of Terms.    Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        12.8    Confidentiality.    Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Borrowers and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in connection with this transaction; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 12.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

        Notwithstanding anything to the contrary set forth in the Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by the Loan Documents (the "Transactions"), shall not apply to the U.S. federal tax structure or U.S. federal tax treatment of the Transactions, and the Agent and any Lender (and their respective employees, representatives, or agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal tax structure and U.S. federal tax treatment of the Transaction. The preceding sentence is intended to cause the Transactions not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the Transactions or any tax matter or tax idea related to the Transactions.

        12.9    GOVERNING LAW.    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE

OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER, LENDER AND AGENT HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH BORROWER, LENDER AND AGENT EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PERSON HEREBY WAIVES ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PERSON AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON'S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

        12.10    Notices.    Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 12.10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex H or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

        12.11    Section Titles.    The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        12.12    Counterparts.    This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

        12.13    WAIVER OF JURY TRIAL.    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

        12.14    Press Releases and Related Matters.    Each Borrower executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written (including, but not limited to, email) consent of GE Capital unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with GE Capital before issuing such press release or other public disclosure, provided that the foregoing shall not apply (a) to filings made in connection with obtaining Bankruptcy Court approval of the Loan Documents and the transactions contemplated hereby and thereby and (b) after the issuance of the Order, as is reasonably necessary with respect to filings made in connection with Cases. Each Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement using such Borrower's name, product photographs, logo or trademark. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

        12.15    Advice of Counsel.    Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

        12.16    No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        12.17    Survival.    This Agreement, the other Loan Documents, and all Liens created hereby or pursuant to any other Loan Document shall be binding upon each Borrower, the estate of each Borrower, and any trustee or successor in interest of any Borrower in the Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and each Lender and each of their respective assigns, transferees and endorsees. The Liens created by this Agreement, the Security Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Cases or any other bankruptcy case of any Borrower to a case under chapter 7 of the Bankruptcy Code or in the event of dismissal of any Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent file financing statements or otherwise perfect its security interests or Liens under applicable law.

        12.18    Joinder of Additional Borrowers/Wrightsville Condition.    (a) Each Person that is required to become a party to this Agreement pursuant to Section 6.1 hereof and, at Mirant's option, any additional Domestic Subsidiaries that file a Case, in each case, shall become a Borrower for all purposes of this Agreement upon the execution and delivery by such Person of a joinder agreement in the form of Exhibit 12.18 hereof.

        (b)   Notwithstanding clause (a) above, neither Wrightsville Funding nor Wrightsville Power Facility, L.L.C. (collectively, the "Wrightsville Entities") shall be eligible to become a Borrower under this facility until Agent shall have received either (i) a written consent signed by each of the members of the Wrightsville Entities that are not Affiliates of Mirant, which such consent shall approve the filing of the Cases by the Wrightsville Entities, the execution and delivery by the Wrightsville Entities of the Loan Documents (and the performance by the Wrightsville Entities of their obligations thereunder) and the granting of the Liens contemplated by the Loan Documents by the Wrightsville Entities and the direct and indirect holders of their Stock or (ii) an order of the Bankruptcy Court, after notice and a hearing, which such order shall be acceptable in form and substance to Agent, approving the filing of the Cases by the Wrightsville Entities, the execution and delivery by the Wrightsville Entities of the Loan Documents (and the performance by the Wrightsville Entities of their obligations thereunder) and the granting of the Liens contemplated by the Loan Documents by the Wrightsville Entities and the direct and indirect holders of their Stock. Upon Agent's receipt of either of the foregoing documents and upon the execution and delivery by the Wrightsville Entities of a joinder agreement in the form of Exhibit 12.18 hereof.

13.   CROSS-GUARANTY

        13.1    Cross-Guaranty.    Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,

          (a)   the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

          (b)   the absence of any action to enforce any provision of this Agreement (including this Section 13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

          (c)   the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

          (d)   the insolvency of any Borrower;

          (e)   the occurrence of any of the events described in Section 8.1(g); or

          (f)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

        Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

        13.2    Waivers by Borrowers.    Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

        13.3    Benefit of Guaranty.    Each Borrower agrees that the provisions of this Section 13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

        13.4    Waiver of Subrogation, Etc.    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this Section 13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

        13.5    Election of Remedies.    If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

14.   EXERCISE OF THE OPTION

        14.1    Option to Separate.    Each of Mirant and MAG shall have the right, in each case, to the extent ordered by the Bankruptcy Court, to elect to have Agent release the MAG Entities from their Obligations under the Loan Documents and the Collateral owned by them from the Liens and claims securing the Obligations (the "Option"). For purposes of Section 8.1(g) and this Article 14, the term "MAG Entities" means a collective reference to MAG and its Domestic Subsidiaries and the term "Remaining Borrowers" shall mean each of the Borrowers under this Agreement other than the MAG Entities.

        14.2    Conditions to Exercise of the Option.

        (a)   Agent shall have received at least thirty (30) days prior written notice from Mirant or MAG, in each case, as may be ordered by the Bankruptcy Court, of its election to exercise the Option (the "Notice").

        (b)   Upon receipt of the Notice, Agent will notify Mirant within five (5) Business Days whether it will elect to reappraise the assets which will remain in the Borrowing Base after giving effect to the exercise of the Option (such remaining assets, the "Remaining Assets"). Agent will also have the right to review Reserves based on the circumstances then existing and which will exist after giving effect to the exercise of the Option.

        (c)   Agent shall complete, within forty-five (45) days following its receipt of the Notice, any reappraisal of the Remaining Assets. Upon completion of any reappraisal of the Remaining Assets and/or adjustment of Reserves with respect to the Borrowing Base after giving effect to the exercise of the Option, Agent shall provide Mirant and MAG with a notice (the "Repayment Notice") describing the amount of any Reserves to be taken on the Amendment Effective Date, any adjustments to the Borrowing Base as of the Amendment Effective Date and any amounts required to be repaid (or amount of cash collateralization (or stand-by or backup letters of credit of like tenor and duration (plus ten (10) additional days) in respect of letters of credit issued by a Person satisfactory to Agent in its sole discretion) in respect of Letters of Credit) in connection with the exercise of the Option, which amount shall be equal to the difference between the then outstanding amount (including undrawn letters of credit) under this Agreement and the amount of the revised Borrowing Base (the "Repayment Amount"). Agent shall have received upon the Amendment Effective Date (as defined below) the greater of (i) the outstanding amounts under this Agreement allocable to the MAG Entities (as such amounts are determined pursuant to a document agreed to by each of the Committees or otherwise ordered by the Bankruptcy Court after notice and a hearing) and (ii) the Repayment Amount, which Amendment Effective Date shall occur no later than the later to occur of (x) fifteen (15) days following Agent's delivery of the Repayment Notice and (y) forty-five (45) days following Agent's receipt of the Notice. If any Letter of Credit which was cash collateralized by any MAG Entity in connection with the Repayment Amount terminates or expires after the Amendment Effective Date, then Agent shall promptly return to such MAG Entity the amount of cash collateral that was posted in respect of such terminated or expired Letter of Credit.

        (d)   No Default or Event of Default shall have occurred and be continuing (both before and after giving effect to the exercise of the Option) under any of the following Sections of this Agreement:

          (i)    Section 8.1(a); provided that if Agent has accelerated the Obligations, Agent will rescind such acceleration upon its receipt of an agreement from the MAG Entities to cure any payment defaults then existing (without giving effect to such acceleration) (and the MAG Entities in fact do cure such payment defaults), it being understood that any amounts owing by the Remaining Borrowers to the MAG Entities as a result of such cure payments shall be subordinated to the repayment in full of the Obligations of the Remaining Borrowers under the Loan Documents until the Termination Date;

          (ii)   Section 8.1(i), it being understood that no Event of Default will be deemed to have occurred for the limited purpose of exercising the Option unless (1) with respect to clause (ii) thereof, such default could or does result in the invalidity or unenforceability of the Obligations of the Remaining Borrowers or the invalidity, unenforceability or loss of priority of the Liens and claims granted pursuant to the Order with respect to the assets of the Remaining Borrowers or (2) with respect to clause (iii) thereof, such action could or does result in the invalidity or unenforceability of the Obligations of the Remaining Borrowers or the invalidity, unenforceability or loss of priority of the Liens and claims granted pursuant to the Order with respect to the assets of the Remaining Borrowers; and

          (iii)  Section 8.1(m), it being understood that no Event of Default will be deemed to have occurred for the limited purpose of exercising the Option unless such invalidity, challenge, assertion or action or inaction could or does result in the invalidity or unenforceability of the Obligations of the Remaining Borrowers or the invalidity, unenforceability or loss of priority of the Liens and claims granted pursuant to the Order with respect to the assets of the Remaining Borrowers.

        (e)   At the time the Notice is delivered to Agent and immediately prior to giving effect to the exercise of the Option, none of the MAG Entities (either directly or through their creditors' committee or any responsible officer or examiner appointed by the Bankruptcy Court) shall be contesting the validity or enforceability of their Obligations (or the Obligations of any other Borrower) under the Loan Documents or the validity, enforceability or priority of the Liens and claims granted to Agent and the Lenders under Loan Documents and the Order.

        (f)    GE Capital shall have received an agreement (in form and substance reasonably satisfactory to GE Capital) signed by the MAG Entities granting GE Capital a right of first offer (with an exclusivity period of not less than forty-five (45) days) with respect to any debtor-in-possession financing and financing in connection with the confirmation of a plan of reorganization of the MAG Entities.

        (g)   Agent shall have received an order (which has become a final order) of the Bankruptcy Court (in form and substance satisfactory to Agent) approving the exercise of the Option and affirming and continuing the Agent's Liens in and claims on the Collateral (and the priority thereof) after giving effect to the exercise of the Option, and Agent shall have received a legal opinion from White & Case LLP with respect to such order which is substantially similar to the legal opinion delivered by it on the date of this Agreement.

        (h)   Agent shall have received payment of (i) all fees and expenses which are reimbursable under Section 12.3 and for which Agent shall have delivered invoices to Mirant at least three (3) Business Days prior to the anticipated Amendment Effective Date and (ii) all other fees then due and payable to GE Capital pursuant to the Order.

        (i)    Agent shall have received Schedule 14.2 containing the following information: (i) the amounts owed by the MAG Entities to the Borrowers as of the Amendment Effective Date, (ii) the amount of Letters of Credit issued for the benefit of non-Borrower Subsidiaries pursuant to Section 6.2(n)(i) immediately prior to the Amendment Effective Date, (iii) the amount of Indebtedness incurred by each Sub-Group (as defined in the Order) pursuant to Section 6.2(g) as in effect immediately prior to the Amendment Effective Date, and (iv) the amount of Liens incurred by each Sub-Group pursuant to Section 6.7(i) as in effect immediately prior to the Amendment Effective Date.

        (j)    If and to the extent required so that the Remaining Borrowers will be in compliance with Section 6.2(q) (as such Section is set forth on Exhibit 14) after giving effect to the Amendment Effective Date, the MAG Entities shall have repaid the Intercompany Loans owing to the Remaining Borrowers.

        (k)   If (i) requested by Agent in its Reasonable Credit Judgment or by the Remaining Borrowers or (ii) ordered by the Bankruptcy Court, the MAG Entities shall have provided the Remaining Borrowers with reasonable credit support in respect of Intercompany Loans owing by the MAG Entities to the Remaining Borrowers after giving effect to the Amendment Effective Date.

        14.3    Satisfaction of Conditions.    At such time as the conditions described in Section 14.2 above have been satisfied or provided for in a manner satisfactory to Agent, then:

          (a)   The "Amendment Effective Date" referred to in Exhibit 14 shall be deemed to have occurred and the amendments to the Loan Documents set forth on Exhibit 14 hereto shall automatically become effective without the necessity of further action by any Person.

          (b)   The MAG Entities shall automatically be released from their Obligations under the Loan Documents and the Collateral owned by them shall automatically be released from the Liens and claims granted to Agent and the Lenders under the Loan Documents and the Order, in each case, without the necessity of further action by any Person and the MAG Entitites shall no longer be deemed Borrowers hereunder or under any other Loan Document; provided that the MAG Entities' obligations in respect of indemnities, gross ups and reimbursement of expenses in accordance with the terms of this Agreement that relate to the period prior to the Amendment Effective Date shall continue and not be deemed released and shall continue to constitute administrative expense claims against the MAG Entities' estates in favor of Agent and the Lenders; provided further that upon the request of MAG (and at its sole expense), Agent shall execute and deliver such documents, instruments or agreements (including, without limitation, mortgage releases and UCC-3 termination statements) as MAG may reasonably request to evidence the releases contemplated hereby.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:
MIRANT CORPORATION
HUDSON VALLEY GAS CORPORATION
MINT FARM GENERATION, LLC
MIRANT AMERICAS DEVELOPMENT
CAPITAL, LLC
MIRANT AMERICAS ENERGY MARKETING
INVESTMENTS, INC.
MIRANT AMERICAS GAS MARKETING I, LLC
MIRANT AMERICAS GAS MARKETING II, LLC
MIRANT AMERICAS GAS MARKETING III, LLC
MIRANT AMERICAS GAS MARKETING IV, LLC
MIRANT AMERICAS GAS MARKETING V, LLC
MIRANT AMERICAS GAS MARKETING VI, LLC
MIRANT AMERICAS GAS MARKETING VII, LLC
MIRANT AMERICAS GAS MARKETING VIII, LLC
MIRANT AMERICAS GAS MARKETING IX, LLC
MIRANT AMERICAS GAS MARKETING X, LLC
MIRANT AMERICAS GAS MARKETING XI, LLC
MIRANT AMERICAS GAS MARKETING XII, LLC
MIRANT AMERICAS GAS MARKETING XIII, LLC
MIRANT AMERICAS GAS MARKETING XIV, LLC
MIRANT AMERICAS GAS MARKETING XV, LLC
MIRANT AMERICAS PROCUREMENT, INC.
MIRANT AMERICAS PRODUCTION COMPANY
MIRANT AMERICAS, INC.
MIRANT BOWLINE, LLC
MIRANT CALIFORNIA INVESTMENTS, INC.
MIRANT CALIFORNIA, LLC
MIRANT CANAL, LLC
MIRANT CHALK POINT DEVELOPMENT, LLC
MIRANT CHALK POINT, LLC
MIRANT D.C. O&M, LLC
By:	/s/ J. WILLIAM HOLDEN III

Name:	J. William Holden III
Title:	Senior Vice President and Treasurer

BORROWERS, CONT.:
MIRANT DANVILLE, LLC
MIRANT DELTA, LLC
MIRANT DICKERSON DEVELOPMENT, LLC
MIRANT GASTONIA, LLC
MIRANT INTELLECTUAL ASSET MANAGEMENT AND MARKETING, LLC
MIRANT KENDALL, LLC
MIRANT LAS VEGAS, LLC
MIRANT LOVETT, LLC
MIRANT MD ASH MANAGEMENT, LLC
MIRANT MICHIGAN INVESTMENTS, INC.
MIRANT MID-ATLANTIC SERVICES, LLC
MIRANT NEW ENGLAND, INC.
MIRANT NEW YORK, INC.
MIRANT NY-GEN, LLC
MIRANT PARKER, LLC
MIRANT PEAKER, LLC
MIRANT PINEY POINT, LLC
MIRANT PORTAGE COUNTY, LLC
MIRANT POTOMAC RIVER, LLC
MIRANT POTRERO, LLC
MIRANT SERVICES, LLC
MIRANT SPECIAL PROCUREMENT, INC.
MIRANT SUGAR CREEK HOLDINGS, INC.
MIRANT SUGAR CREEK VENTURES, INC.
MIRANT SUGAR CREEK, LLC
MIRANT TEXAS MANAGEMENT, INC.
MIRANT WICHITA FALLS MANAGEMENT, INC.
MIRANT WYANDOTTE, LLC
MIRANT ZEELAND, LLC
MLW DEVELOPMENT, LLC
SHADY HILLS POWER COMPANY, L.L.C.
MIRANT AMERICAS DEVELOPMENT, INC.
MIRANT AMERICAS GENERATION, LLC
MIRANT MID-ATLANTIC, LLC
MIRANT WRIGHTSVILLE MANAGEMENT, INC.
MIRANT WRIGHTSVILLE INVESTMENTS, INC.
MIRANT CAPITAL, INC.
MIRANT TEXAS INVESTMENTS, INC.
MIRANT WICHITA FALLS INVESTMENTS, INC.
By:	/s/ J. WILLIAM HOLDEN III

Name:	J. William Holden III
Title:	Senior Vice President and Treasurer

BORROWERS, CONT.:
MIRANT AMERICAS ENERGY MARKETING, LP
BY:	MIRANT AMERICAS DEVELOPMENT, INC., its general partner
	By:	/s/ J. WILLIAM HOLDEN III

	Name:	J. William Holden III
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
MIRANT AMERICAS RETAIL ENERGY MARKETING, LP
BY:	MIRANT AMERICAS DEVELOPMENT, INC., its general partner
	By:	/s/ J. WILLIAM HOLDEN III

	Name:	J. William Holden III
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
MIRANT CENTRAL TEXAS, LP
BY:	MIRANT TEXAS MANAGEMENT, INC., its general partner
	By:	/s/ J. WILLIAM HOLDEN III

	Name:	J. William Holden III
	Title:	Senior Vice President and Treasurer
MIRANT TEXAS, LP
BY:	MIRANT TEXAS MANAGEMENT, INC., its general partner
	By:	/s/ J. WILLIAM HOLDEN III

	Name:	J. William Holden III
	Title:	Senior Vice President and Treasurer

BORROWERS, CONT.:
MIRANT CAPITAL MANAGEMENT, LLC
	By:	/s/ J. WILLIAM HOLDEN III

	Name:	J. William Holden III
	Title:	Senior Vice President
MIRANT WICHITA FALLS, LP
BY:	MIRANT WICHITA FALLS MANAGEMENT, INC., its general partner
	By:	/s/ J. WILLIAM HOLDEN III

	Name:	J. William Holden III
	Title:	Senior Vice President and Treasurer
AGENT/LENDERS:
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and as a Lender
	By:	/s/ FRANK J. GALLE

	Name:	Frank J. Galle
	Title:	Duly Authorized Signatory

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of November 5, 2003

among

MIRANT CORPORATION

and

CERTAIN OF ITS SUBSIDIARIES SIGNATORY HERETO,

as Borrowers,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender

and

GECC CAPITAL MARKETS GROUP, INC.

as Lead Arranger

i

4.	FINANCIAL STATEMENTS AND INFORMATION		25
	4.1	Reports and Notices	25
5.	AFFIRMATIVE COVENANTS		26
	5.1	Maintenance of Existence	26
	5.2	Payment of Charges	26
	5.3	Books and Records	27
	5.4	Insurance; Damage to or Destruction of Collateral	27
	5.5	Compliance with Laws	28
	5.6	Supplemental Disclosure	28
	5.7	Intellectual Property	29
	5.8	Environmental Matters	29
	5.9	Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	30
	5.10	Further Assurances	30
	5.11	LC Proceeds	30
6.	NEGATIVE COVENANTS		30
	6.1	Mergers, Subsidiaries, Conduct of Business	30
	6.2	Investments; Revolving Loans and Revolving Credit Advances	30
	6.3	Indebtedness	32
	6.4	Employee Loans and Affiliate Transactions	33
	6.5	Capital Structure and Business	33
	6.6	Guaranteed Indebtedness	34
	6.7	Liens	34
	6.8	Sale of Stock and Assets	35
	6.9	ERISA	36
	6.10	Financial Covenants	36
	6.11	Hazardous Materials	36
	6.12	Sale-Leasebacks	37
	6.13	Cancellation of Indebtedness	37
	6.14	Restricted Payments	37
	6.15	Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year	37
	6.16	No Impairment of Intercompany Transfers	37
	6.17	Material Contracts and Leases; Additional Contracts	37
	6.18	Chapter 11 Claims and Liens	37
	6.19	Bankruptcy Court Orders	38
	6.20	Limitations on Payments of Certain Indebtedness; Modifications of Certain Indebtedness	38
	6.21	Reclamation Claims	38
	6.22	Certain Issuances	38
	6.23	Trading Activities	38
7.	TERM		39
	7.1	Termination	39
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	39
8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		39
	8.1	Events of Default	39
	8.2	Remedies	41
	8.3	Waivers by Borrowers	42

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT		42
	9.1	Assignment and Participations	42
	9.2	Appointment of Agent	45
	9.3	Agent's Reliance, Etc	45
	9.4	GE Capital and Affiliates	46
	9.5	Lender Credit Decision	46
	9.6	Indemnification	46
	9.7	Successor Agent	46
	9.8	Setoff and Sharing of Payments	47
	9.9	Revolving Credit Advances; Payments; Non-Funding Lenders; Information; Actions in Concert	47
10.	INTENTIONALLY RESERVED		49
11.	SUCCESSORS AND ASSIGNS		49
	11.1	Successors and Assigns	49
12.	MISCELLANEOUS		50
	12.1	Complete Agreement; Modification of Agreement	50
	12.2	Amendments and Waivers	50
	12.3	Fees and Expenses	51
	12.4	No Waiver	52
	12.5	Remedies	53
	12.6	Severability	53
	12.7	Conflict of Terms	53
	12.8	Confidentiality	53
	12.9	GOVERNING LAW	53
	12.10	Notices	54
	12.11	Section Titles	54
	12.12	Counterparts	55
	12.13	WAIVER OF JURY TRIAL	55
	12.14	Press Releases and Related Matters	55
	12.15	Advice of Counsel	55
	12.16	No Strict Construction	55
	12.17	Survival	55
	12.18	Joinder of Additional Borrowers	56
13.	CROSS-GUARANTY		56
	13.1	Cross-Guaranty	56
	13.2	Waivers by Borrowers	57
	13.3	Benefit of Guaranty	57
	13.4	Waiver of Subrogation, Etc	57
	13.5	Election of Remedies	57
14.	EXERCISE OF THE OPTION		58
	14.1	Option to Separate	58
	14.2	Conditions to Exercise of the Option	58
	14.3	Satisfaction of Conditions	60

INDEX OF APPENDICES

Annex A (Recitals)	—	Definitions
Annex B (Section 1.2)	—	Letters of Credit
Annex C (Section 1.8)	—	Cash Management System
Annex D (Section 2.1(a))	—	Closing Checklist
Annex E (Section 4.1(a))	—	Financial Statements and Projections—Reporting
Annex F (Section 6.10)	—	Financial Covenants
Annex G (Section 9.9(a))	—	Lenders' Wire Transfer Information
Annex H (Section 11.10)	—	Notice Addresses
Annex I (from Annex A—Commitments definition)		Commitments as of the date of the Agreement
Exhibit 1.1(a)(i)	—	Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)	—	Form of Revolving Note
Exhibit 1.5(e)	—	Form of Notice of Conversion/Continuation
Exhibit 9.1(a)	—	Form of Assignment Agreement
Exhibit 12.18	—	Form of Joinder Agreement
Exhibit 14	—	Option Exercise Amendments
Exhibit B-1	—	Form of Letter of Credit
Exhibit C-1	—	Form of Letter of Direction
Exhibit E-1	—	Form of Cash Flow Forecast
Schedule 1.1	—	Agent's Representatives
Schedule 1.1(b)	—	Consolidating Units
Schedule 1.6(a)	—	Values of Eligible Mortgaged Properties
Schedule 1.6(b)	—	Value of Wrightsville Bonds
Schedule 1.7	—	Values of Eligible Pledged Entities
Schedule 14.2	—	Amendment Effective Date Information
Disclosure Schedule 3.1	—	Type of Entity; State of Organization
Disclosure Schedule 3.2	—	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.6	—	Real Estate and Leases
Disclosure Schedule 3.7	—	Labor Matters
Disclosure Schedule 3.8	—	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule 3.9	—	Governmental Regulation
Disclosure Schedule 3.11	—	Tax Matters
Disclosure Schedule 3.12	—	ERISA Plans
Disclosure Schedule 3.13	—	Litigation
Disclosure Schedule 3.17	—	Hazardous Materials
Disclosure Schedule 3.18	—	Insurance
Disclosure Schedule 3.19	—	Deposit and Disbursement Accounts
Disclosure Schedule 6.1(c)	—	Liquidating Entities
Disclosure Schedule 6.2(c)	—	Existing Investments
Disclosure Schedule 6.2(o)	—	Investments Made With Certain Assets
Disclosure Schedule 6.3	—	Existing Indebtedness
Disclosure Schedule 6.7	—	Existing Liens
Disclosure Schedule A-1	—	Power Generation Facilities
Disclosure Schedule A-2	—	Market Based Orders
Disclosure Schedule A-3	—	Excluded Subsidiaries
Disclosure Schedule A-4	—	EWG Status Orders

ANNEX A
to
CREDIT AGREEMENT

DEFINITIONS

        Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

          "Account Debtor" means any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

          "Accounting Changes" has the meaning ascribed thereto in Annex F.

          "Account Party" means any Borrower for the account of which a Letter of Credit is issued in accordance with Annex B.

          "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Borrower's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

          "Affected Lender" has the meaning ascribed to it in Section 1.16(d).

          "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

          "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

          "Agreement" means the Debtor-In-Possession Credit Agreement by and among Borrowers, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

          "Amendment Effective Date" has the meaning set forth in Section 14.2.

          "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

          "Applicable L/C Margin" means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

          "Applicable Margins" means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

          "Applicable Revolver Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

          "Applicable Revolver LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a).

          "Applicable Unused Line Fee Margin" means the per annum fee, from time to time in effect, payable in respect of Borrowers' non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

          "Assignment Agreement" has the meaning ascribed to it in Section 9.1(a).

          "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

          "Bankruptcy Court" has the meaning ascribed to it in the recitals to the Agreement and includes any other court which may, from time to time, have jurisdiction over the Cases.

          "Blocked Account" has the meaning ascribed to it in Annex C.

          "BofA" has the meaning ascribed to it in Annex C.

          "Borrower Representative" means Mirant in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(b).

          "Borrowers" and "Borrower" have the meanings ascribed to them in the Preamble to this Agreement.

          "Borrowing Availability" means as of any date of determination as to all Borrowers, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of the aggregate Revolving Loan then outstanding.

          "Borrowing Base" means, as of any date of determination by Agent, an amount equal to (a) the sum at such time of:

            (i)    100% of the aggregate orderly liquidation value of Eligible Mortgaged Properties, as such liquidation value shall (x) as of the date hereof, be determined by reference to Schedule 1.6(a) and (y) thereafter, be determined by Agent by reference to the most recent appraisal and valuation of such Eligible Mortgaged Property performed by Agent in accordance with Section 1.14(b) or 1.14(c); plus

            (ii)   solely to the extent permitted to be included as an Eligible Item pursuant to Section 1.6(b), 100% of the orderly liquidation value of the Wrightsville Bonds, as such liquidation value shall (x) as of the date the Wrightsville Bonds become an Eligible Item, be determined by reference to Schedule 1.6(b) and (y) thereafter, be determined by Agent by reference to the most recent appraisal and valuation of such Wrightsville Bonds (and the

    Power Generation Facility pertaining to such Wrightsville Bonds) performed by Agent in accordance with Section 1.14(b) or 1.14(c); plus

            (iii)  100% of the Eligible Pledged Value;

            less (b) any Reserves except to the extent already deducted therefrom.

          "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of Georgia and/or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

          "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP; provided that in the case of any non-wholly owned Domestic Subsidiary, "Capital Expenditures" shall not include that portion of any expenditures funded by a Stockholder of such Person (so long as such Stockholder is not Mirant or a Subsidiary of Mirant) which would otherwise constitute Capital Expenditures under this definition.

          "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

          "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

          "Carve-Out" means claims of the following parties for the following amounts: (a) the allowed unpaid fees and expenses payable under Sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to orders of the Bankruptcy Court by the Borrowers or the Committee in the Cases, (b) reimbursement of expenses incurred by Committee members in the performance of their duties that are allowed by the Bankruptcy Court, (c) administrative expenses incurred outside the ordinary course of business as approved by the Bankruptcy Court and (d) payment of fees pursuant to 28 U.S.C. § 1930 and to the clerk of the Bankruptcy Court in an aggregate amount for clauses (a), (b), (c) and (d) not to exceed $10,000,000; provided, however, that (i) on any date occurring from and after the Commitment Termination Date, the Cash Collateral Account and any cash or Cash Equivalents held from time to time therein, shall not be subject to the Carve-Out and (ii) the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Borrowers or any Committee, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against Agent or Lenders, in their capacity as such including, without limitation, challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the Obligations or the security interests and Liens of Agent and Lenders in respect thereof or asserting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code against Agent or Lenders. So long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code or any order of the Bankruptcy Court governing procedures for interim compensation and reimbursement of expenses of professionals, as the same may be due and payable, and the same shall not reduce the Carve-Out.

          "Cases" shall mean (i) as of the date hereof, the Chapter 11 cases of the Borrowers and (ii) from and after the date hereof, the Chapter 11 cases of any JV or Subsidiary of Mirant which was not a Borrower as of the date hereof.

          "Cash Collateral Account" has the meaning ascribed to it Annex B.

          "Cash Dominion Event" means any one or more of the following events: (a) the occurrence and continuance of an Event of Default, (b) Borrowing Availability shall be less than $50,000,000 at any time and (c) the outstanding balance of Revolving Credit Advances shall exceed $50,000,000 for a period of five (5) consecutive Business Days.

          "Cash Equivalents" shall mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence any of the following:

            (a)   obligations of the United States or any agency or instrumentality thereof, provided such obligations are guaranteed as to the timely payment of principal and interest by the full faith and credit of the United States;

            (b)   general obligations of or obligations guaranteed by any state of the United States or the District of Columbia that at the time of acquisition thereof are assigned the highest rating by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Moody Investor Service, Inc. ("Moody's");

            (c)   interests in any money market mutual fund which at the date of investment in such funds has the highest rating by each of Moody's and S&P which has issued a rating for such fund; and

            (d)   commercial paper which at the date of investment has ratings of at least A-1 by S&P or P-1 by Moody's.

          "Cash Flow Forecast" means a rolling 26-week consolidated cash flow forecast substantially in the form attached hereto as Exhibit E-1, as the same may be further developed and refined from time to time by Agent and Mirant working together in good faith.

          "Cash Management Systems" has the meaning ascribed to it in Section 1.8.

          "Certificate of Exemption" has the meaning ascribed to it in Section 1.15(e).

          "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the issued and outstanding shares of capital Stock of Mirant having the right to vote for the election of directors of Mirant under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Mirant (together with any new directors whose election by the board of directors of Mirant or whose nomination for election by the Stockholders of Mirant was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) except as a result of a transaction permitted by this Agreement, Mirant ceases to directly or indirectly own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any Borrower (other than Mirant), or any Eligible Pledged Entity.

          "Chapter 11 Plan" means a proposed plan or plans under Chapter 11 of the Bankruptcy Code in any of the Cases.

          "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower's ownership or use of any properties or other assets, or (e) any other aspect of any Borrower's business.

          "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Borrower.

          "Claim" has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.

          "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

          "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

          "Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

          "Collateral Documents" means the Security Agreement, the Pledge Agreements, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

          "Collection Account" means that certain account of Agent, account number 502-328-54 in the name of Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the "Collection Account."

          "Commitment" means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Five Hundred Million Dollars ($500,000,000) on the date hereof, as such amount may be adjusted, if at all, from time to time in accordance with the provisions of this Agreement.

          "Commitment Termination Date" means the earliest of (a) the Stated Maturity Date, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or provision of stand-by letters of credit in form and substance and issued by a financial institution reasonably acceptable to Agent) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0), (d) the date on which any Liens securing any outstanding obligations or payments to Agent and Lenders (in their capacity as such) are set aside or avoided or the claims thereunder are disallowed in any manner, and (e) the effective date of a confirmed plan of reorganization in the Borrowers' Chapter 11 Cases.

          "Committee" means (i) any statutory committee of unsecured creditors and (ii) any statutory committee of equity security holders, in each case, appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.

          "Compliance Certificate" has the meaning ascribed to it in Annex E.

          "Concentration Accounts" has the meaning ascribed to it in Annex C.

          "Consolidating Units" means the units described on Schedule 1.1(b).

          "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

          "Controlled Account" has the meaning ascribed to it in Annex C.

          "Copyright License" means any and all rights now owned or hereafter acquired under any written agreement granting any right to use any Copyright or Copyright registration.

          "Copyright Security Agreements" means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Borrower.

          "Copyrights" means all of the following now owned or hereafter acquired: (a) all copyrights, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

          "Default Rate" has the meaning ascribed to it in Section 1.5(d).

          "Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of any Borrower.

          "Disbursement Accounts" has the meaning ascribed to it in Annex C.

          "Disclosure Schedules" means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.6) through (6.7) in the Index to the Agreement.

          "Disposition" has the meaning ascribed to it in Section 6.8(a).

          "Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located.

          "Dollars" or "$" means lawful currency of the United States of America.

          "Domestic Subsidiary" means, with respect to any Person, any Subsidiary other than a Foreign Subsidiary; provided that the term "Domestic Subsidiary" with respect to Mirant and its Subsidiaries shall include each JV.

          "EBITDA" has the meaning ascribed to it in Annex F.

          "Eligible Items" means each Eligible Mortgaged Property, the Eligible Pledged Entities, the Stock of the Eligible Pledged Entities (other than Wrightsville Funding), any Power Generation Facility owned directly or indirectly by any such Eligible Pledged Entity and, to the extent the conditions set forth in Section 12.18(b) (i) have not been satisfied, the Wrightsville Note or (ii) have been satisfied, the Wrightsville Bonds.

          "Eligible Mortgaged Property" has the meaning ascribed to it in Section 1.6.

          "Eligible Pledged Entity" has the meaning ascribed to it in Section 1.7.

          "Eligible Pledged Value" shall mean, with respect to any Eligible Pledged Entity, (a) the value of its interest in the aggregate orderly liquidation value of the Power Generation Facility owned directly or indirectly by it (or, in the case of Wrightsville Funding, the orderly liquidation value of the Power Generation Facility owned by Wrightsville Power Facility, L.L.C.), as such liquidation value shall (i) as of the date hereof, be the amount set forth on Schedule 1.7 and (ii) thereafter, be determined by Agent by reference to the most recent appraisal and valuation of such facilities performed by Agent in accordance with Section 1.14(b) or 1.14(c) less (b) without duplication, the amount of Indebtedness of such Eligible Pledged Entity or the Power Generation Facility owned directly or indirectly by it (other than Indebtedness of Wrightsville Funding to MAI and Indebtedness of the Power Generation Facility owned by Wrightsville Power Facility, L.L.C.).

          "El Paso Order" means that certain order of the Bankruptcy Court dated September 3, 2003 entitled "Order Denying Temporary Restraining Order".

          "Emergency" shall mean a condition or situation which, in the reasonable judgment of Mirant, either affects or could reasonably be expected to affect Mirant's or any of its Subsidiaries' ability to safely operate any portion of the affected asset, or the ability of any portion of the affected asset to operate due to any sudden or unexpected mechanical breakdown, any other unforeseen event, or any other event not reasonably anticipated as of the date hereof.

          "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

          "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

          "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located and, in any event, including all such Borrower's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

          "ERISA Affiliate" means, with respect to any Borrower, any trade or business, located in the United States of America, (whether or not incorporated) that, together with such Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

          "ERISA Event" means, with respect to any Borrower or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower or any ERISA Affiliate from any Multiemployer Plan with respect to which such Borrower's or ERISA Affiliate's liability has not been timely satisfied and for which there is no further liability; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an "accumulated funding deficiency" (as defined in Section 412 of the IRC or Section 302 of ERISA) whether or not waived; (g) or the failure to make by its due date a required installment under Section 412(m) of the IRC or the failure to make any required contribution to a Multiemployer Plan unless such failure is cured within thirty (30) days; (h) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (i) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (j) with respect to a Title IV Plan, an event described in Section 4062(e) of ERISA; (k) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (l) the loss of a Qualified Plan's qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

          "ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

          "Event of Default" has the meaning ascribed to it in Section 8.1.

          "EWG Status Orders" means, with respect to any Power Generator, such FERC Orders set forth opposite such Person's name on Disclosure Schedule A-4.

          "Excess Borrowing Base" means, as of any date of determination, the difference between the Borrowing Base as of such date and the Maximum Amount as of such date.

          "Excluded Property" means any of the following property or assets of any Borrower:

            (i)    Intellectual Property if the grant of a Lien thereon shall constitute or result in (A) the abandonment, invalidation or rendering unenforceable of any right, title or interest of any Borrower therein, (B) breach or termination pursuant to the terms thereof, (C) a default thereunder or (D) the violation of any applicable law; in each case, other than to the extent any such term is rendered ineffective by the Bankruptcy Code, §§ 9-406 to 9-409 of the UCC or other applicable law or such Borrower is already in default under any agreement pertaining to such Intellectual Property;

            (ii)   the outstanding Stock of a Foreign Subsidiary in excess of 65% of the voting power of all classes of Stock of such Foreign Subsidiary entitled to vote;

            (iii)  property or an asset which is subject, directly or indirectly, to any contract, agreement or applicable law which, other than to the extent the applicable provision in such contract, agreement or applicable law is rendered ineffective by the Bankruptcy Code, §§ 9-406 to 9-409 of the UCC or other applicable law or the relevant Borrower is otherwise in default under such contract or agreement, (A) prohibits the creation of a Lien on such property or assets, (B) results in a breach or compulsory transfer or termination right pursuant to the terms of or a default under such contract or law upon the creation of a Lien, or (C) requires the consent of any third party to the creation of a Lien on such property or assets;

            (iv)  cash and Cash Equivalents furnished to and held by third parties as deposits or as security for any obligation owing by Mirant or any of its Subsidiaries, to the extent permitted by the Agreement;

            (v)   cash and Cash Equivalents held by or on the instruction of any Borrower on behalf of third parties; provided that such cash and Cash Equivalents are segregated from and not commingled with any other cash or Cash Equivalents of a Borrower and is maintained in a Third Party Account;

            (vi)  the outstanding Stock of (A) Mirant JPSCO Holdco, (B) IntercontinentalExchange, Inc., (C) West Georgia Generating Company, L.L.C., (D) Mirant Europe Limited and (E) Mirant (Bermuda), Ltd.;

            (vii) the outstanding Stock of (A) Mirant de Mexico, S. de R.L. de C.V., (B) Propriedades Punta Mexicana, S. de R.L. de C.V., (C) Mirant Energy Marketing Austria GmbH and (D) Mirant do Brasil Ltda., in each case, so long as each such entity is subject to liquidation or dissolution proceedings which are being diligently pursued;

            (viii) the outstanding stock of (A) Mirant Corporation State Political Action Committee, Inc., (B) Mirant Corporation Political Action Committee, Inc. and (C) Mirant Corporation Michigan Political Action Committee, Inc., in each case, so long as each such entity is a not-for-profit corporation having assets not exceeding $1,000,000;

            (ix)  the LC Proceeds; provided that, "Excluded Property" shall not include (A) any of MAEM's rights, interest and title to MAEM's claims in the L/C Proceeds and (B) any L/C Proceeds which constitute assets of MAEM, either (i) as determined by a final non-appealable order of a court of competent jurisdiction or (ii) upon agreement between MAEM and El Paso Merchant Energy, L.P., whichever is the earlier to occur; and

            (x)   the outstanding Stock of EnergyClear Corporation so long as such Stock is subject to the terms of that certain Purchase Agreement dated as of September 30, 2003, by and between Actuarial Exchange, LLC, MAEM, Tractebel USA, Inc, PSEG Energy Resources & Trade LLC, and EnergyClear Corporation.

          "Exempt Wholesale Generator" means a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in Section 32(a)(1) of PUHCA.

          "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

          "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

          "FERC" means the Federal Energy Regulatory Commission or any successor or analogous federal Governmental Authority.

          "Filing Date Liens" means Liens permitted pursuant to Section 6.7 to the extent existing on the date of the Order and constituting valid, perfected, enforceable and unavoidable Liens.

          "Financial Covenants" means the financial covenants set forth in Annex F.

          "Financial Statements" means the consolidated and consolidating (as applicable) income statements, statements of cash flows and balance sheets of Mirant and its consolidated Subsidiaries delivered in accordance with Section 3.4 and Annex E.

          "Fiscal Month" means any of the monthly accounting periods of Borrowers.

          "Fiscal Quarter" means any of the quarterly accounting periods of Borrowers, ending on March 31, June 30, September 30, and December 31 of each year.

          "Fiscal Year" means any of the annual accounting periods of Borrowers ending on December 31 of each year.

          "Fixed Charge Coverage Ratio" has the meaning ascribed to it in Annex F.

          "Fixed Charges" has the meaning ascribed to it in Annex F.

          "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Borrower.

          "Foreign Lender" has the meaning ascribed to it in Section 1.15(d).

          "Foreign Subsidiary" means, with respect to any Person, any Subsidiary (a) which is organized under the laws of any jurisdiction outside of the United States of America or (b) which is organized under the laws of the United States of America, any State thereof or the District of Columbia, but for which no more than a de minimis amount of such Person's assets consist of assets other than Stock or in indebtedness of one or more Foreign Subsidiaries (within the meaning of clause (a) of this definition); provided that the term "Foreign Subsidiary" shall not include any entity listed on Disclosure Schedule A-3.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements) or, with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, the applicable local generally accepted accounting standards.

          "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

          "GE Capital Commitment Letter" means that certain letter, dated as of July 14, 2003, between GE Capital and Mirant with respect to certain Fees to be paid from time to time by Mirant to GE Capital.

          "General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including all right, title and interest that such Borrower may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower.

          "Goods" means all "goods" as defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

          "Governmental Approvals" means any orders, authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, any Governmental Authority.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

          "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

          "Hedging Activities" means (a) hedging trading activities which are classified as "hedges" pursuant to GAAP and (b) the obligations of West Georgia under the interest rate swap transaction dated as of December 27, 2000 between it and Deutsche Bank AG, in each case, and used to protect against fluctuations in interest rates and foreign exchange rates.

          "Hedging Obligations" means, with respect to any Person, all liabilities of such Person with respect to Hedging Activities.

          "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, (b) all reimbursement and other obligations with respect to the unreimbursed amount of letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the date hereof) of future rental payments under all synthetic leases, (f) Hedging Obligations of such Person, in each case whether contingent or matured, (g) Redeemable Capital Stock, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including Accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

          "Indemnified Liabilities" has the meaning ascribed to it in Section 1.13.

          "Indemnified Person" has the meaning ascribed to it in Section 1.13.

          "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

          "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

          "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

          "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

          "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date.

          "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period (or in the case of any LIBOR Period longer than three (3) months, every three (3) months); provided that, in addition to the foregoing, each of (i) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (ii) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

          "Inventory" means all "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, fuels used in the generation of electricity, electricity, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

          "Investment" has the meaning ascribed to it in Section 6.2.

          "Investment Account Control Agreement" means any control agreement entered into by and among any Borrower, Agent and any Relationship Bank in respect of a Money Market Account, in form and substance reasonably satisfactory to Agent.

          "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Borrower, including the rights of any Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Borrower; (iv) all commodity contracts of any Borrower; and (v) all commodity accounts held by any Borrower.

          "IRC" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

          "IRS" means the Internal Revenue Service.

          "JV" means each of Wrightsville Power Facility, L.L.C. and Coyote Springs 2, LLC.

          "L/C Issuer" has the meaning ascribed to it in Annex B.

          "LC Proceeds" means the cash proceeds of the L/C (as defined in the El Paso Order).

          "L/C Sublimit" has the meaning ascribed to it in Annex B.

          "Lenders" means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with the terms hereof, such term shall include any assignee of such Lender.

          "Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

          "Letters of Credit" means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers' acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

          "Letter of Credit Fee" has the meaning ascribed to it in Annex B.

          "Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Borrower, including rights to payment or performance under a letter of credit, whether or not such Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

          "Letter of Direction" has the meaning ascribed to it in Annex C.

          "LIBOR Business Day" means a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

          "LIBOR Loan" means a Revolving Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

          "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower Representative's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

            (a)   if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

            (b)   any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

            (c)   any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

            (d)   Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

            (e)   Borrower Representative shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

          "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

            (a)   the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

            (b)   a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

          If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Agent), the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

          "License" means any Copyright License, Patent License, Trademark License or other license of Intellectual Property rights now held or hereafter acquired.

          "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

          "Liquidity" has the meaning ascribed to it in Annex F.

          "Litigation" has the meaning ascribed to it in Section 3.13.

          "Loan Account" has the meaning ascribed to it in Section 1.12.

          "Loan Documents" means the Agreement, the Revolving Notes, the Collateral Documents, the Master Standby Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

          "MAEM" means Mirant Americas Energy Marketing, L.P., a Delaware limited partnership.

          "MAEM Concentration Account" has the meaning ascribed to it in Annex C.

          "MAEM Deposit Account" has the meaning ascribed to it in Annex C.

          "MAEM Lockbox Account" has the meaning ascribed to it in Annex C.

          "MAG" means Mirant Americas Generation, LLC.

          "MAG Concentration Account" has the meaning ascribed to it in Annex C.

          "MAG Entities" has the meaning ascribed to it in Section 14.1.

          "MAI" means Mirant Americas, Inc., a Delaware corporation.

          "Margin Stock" has the meaning ascribed to it in Section 3.10.

          "Market Based Rate Orders" means, with respect to any Power Generator, such FERC Orders set forth opposite such Person's name on Disclosure Schedule A-2 in each case, as the same may be amended, modified, replaced or renewed from time to time.

          "Master Standby Agreement" means the Master Agreement for Standby Letters of Credit dated as of the date hereof among Borrowers, as Applicant(s), and GE Capital, as issuer.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Borrowers considered as a whole, (b) the Borrowers' ability taken as a whole to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral, taken as a whole, or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

          "Material Contracts" shall mean, any contract, agreement or arrangement that, (i) is material to the operation or maintenance of any Power Generation Facility and (ii) if terminated, could reasonably be expected to have a Material Adverse Effect or a Project MAE.

          "Maximum Amount" means, as of any date of determination, an amount equal to the Commitment of all Lenders as of that date.

          "Maximum Available Amount" has the meaning ascribed to it in Annex B.

          "Maximum Lawful Rate" has the meaning ascribed to it in Section 1.5.

          "Maximum Value at Risk" means, with respect to any Person, the maximum value at risk for Trading Activities.

          "Mirant" has the meaning set forth in the Preamble of this Agreement.

          "Mirant Concentration Account" has the meaning ascribed to it in Annex C.

          "MIRMA" means Mirant Mid-Atlantic LLC.

          "MIRMA Concentration Account" has the meaning ascribed to it in Annex C.

          "Money Market Account" has the meaning ascribed to it in Annex C.

          "Mortgagee's Title Insurance Policy" means a mortgagee's title policy or policies (or a marked up commitment with the same effect as a mortgagee's title policy) dated a date reasonably satisfactory to Agent, and such policy shall (1) provide coverage in an amount equal to the Release Value of each Eligible Mortgaged Property, (2) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such Mortgaged Properties free and clear of all defects and encumbrances, except such as may be approved by Agent and Customary Permitted Liens, (3) name Agent, for the benefit of Lenders, as the insured thereunder, (4) be in the form of ALTA Loan Policy—1992 (or such local equivalent thereof as is reasonably satisfactory to Agent), (5) contain a comprehensive lender's endorsement (including, but not limited to, a revolving credit endorsement and a floating rate endorsement, in each case, if available) and such other endorsement and affirmative coverages as Agent may reasonably request and which are available in the applicable state and (6) be issued by a title company reasonably satisfactory to Agent (including any such title companies acting as co-insurers or reinsurers).

          "Mortgaged Properties" means any real property of a Borrower which is required to be subject to a Mortgage pursuant to the terms of the Agreement.

          "Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Borrower to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent as amended, restated, supplemented or modified from time to time.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Borrower or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Non-Budgeted Capital Expenditures" means the amount of all Capital Expenditures made by any Borrower or Domestic Subsidiary (i) up to $50,000,000 in respect of any Emergency or in order to comply with Environmental Laws or any other applicable law enacted or becoming effective after the date hereof or (ii) with the proceeds of insurance.

          "Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

          "Notice" has the meaning ascribed to it in Section 14.1.

          "Notice of Conversion/Continuation" has the meaning ascribed to it in Section 1.5(e).

          "Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i).

          "Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, in each case, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, attorneys' fees and any other sum chargeable to any Borrower under the Agreement or any of the other Loan Documents.

          "Option" has the meaning ascribed to it in Section 14.1.

          "Order" means the order of the Bankruptcy Court dated October 20, 2003, authorizing the Borrowers to enter into the Agreement and the other Loan Documents and to incur post-petition secured Indebtedness in accordance with the Agreement, as amended on October 29, 2003, and as to which order no stay is in effect and which has not been reversed, modified, vacated, overturned or amended without Agent's and Requisite Lenders' consent.

          "Other Lender" has the meaning ascribed to it in Section 9.9(d).

          "Other Taxes" has the meaning ascribed to it in Section 1.15(b).

          "Patent License" means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

          "Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Borrower.

          "Patents" means all of the following now owned or hereafter acquired: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" means a Plan described in Section 3(2) of ERISA.

          "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes, assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of Indebtedness) or leases to which any Borrower is a party as lessee made in the ordinary course of business; (d) workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate and (A) secure obligations that are not overdue for a period of more than sixty (60) days or (B) (i) the obligations so secured are being contested in good faith and such contest is maintained and prosecuted with diligence and operates to suspend collection or enforcement of such payments, (ii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest and (iii) adequate reserves with respect to such contest are maintained on the books of such person in accordance with GAAP; (e) carriers', warehousemen's, suppliers' or other similar possessory Liens arising in the ordinary course of business so long as (A) such Liens secure obligations to such Persons which are not overdue for a period of more than sixty (60) days or (B) (i) the obligations so secured are being contested in good faith and such contest is maintained and prosecuted with diligence and operates to suspend collection or enforcement of such payments, (ii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest and (iii) adequate reserves with respect to such contest are maintained on the books of such person in accordance with GAAP; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(l); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate and other matters of record as of the date hereof or minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use or value (including marketability) of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement and (k) Liens resulting from the Carve-Out.

          "Permitted Investments" shall have the meaning ascribed to it in Section 6.2.

          "Permitted Liens" shall have the meaning ascribed to it in Section 6.7.

          "Permitted Property Tax Liens" means Liens arising solely with respect to property taxes owed by the Borrowers or any other Domestic Subsidiary that is party to the Cases that first become due and payable after the Petition Date and are thereafter due and payable.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Petition Date" means July 15, 2003.

          "Plan" means, at any time, an "employee benefit plan", as defined in Section 3(3) of ERISA, that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who are or were employed by any Borrower or ERISA Affiliate.

          "Pledge Agreements" means, the Pledge Agreement of even date herewith by and among Agent and Borrowers.

          "Pledging Credit Party" shall mean those Borrowers set forth on Schedule 1.7 that grant to Agent, for the benefit of the Lenders, a security interest (a) in the Stock of any Eligible Pledged Entity (other than Wrightsville Funding) or (b) in the case of MAI, in the Wrightsville Note.

          "Power Generators" means collectively, each Domestic Subsidiary of Mirant that directly or indirectly owns a Power Generation Facility as set forth opposite its respective Power Generation Facility on Disclosure Schedule A-1 to this Agreement.

          "Power Generation Facilities" means, collectively, each of the power generation facilities owned directly or indirectly by the Borrowers or their Domestic Subsidiaries as set forth on Disclosure Schedule A-1 to this Agreement.

          "Pro Rata Share" means with respect to all matters relating to any Lender, (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1, and (b) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders.

          "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

          "Project MAE" means with respect to each Power Generation Facility, a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of such Power Generation Facility, or any Borrower that directly or indirectly owns an interest in such

  Power Generation Facility, (b) the Collateral (or the Agent's Liens thereon) forming a material part of such Power Generation Facility or consisting of equity therein or the priority of such Liens or (c) the Agent's or the Lenders' rights and remedies with respect to such Collateral.

          "Projections" means Mirant and its Subsidiaries' forecasted consolidated (i) balance sheets; (ii) income (loss) statements; and (iii) cash flow statements, all prepared in a manner which is consistent in all material respects with the historical Financial Statements of Mirant and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

          "Prudent Industry Standards" means any of the practices, methods, standards and acts (including the practices, methods and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could have been reasonably expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts, where applicable, generally conform to operation and maintenance standards recommended by the applicable equipment suppliers and manufacturers and to applicable law, rules and regulations and any applicable Governmental Approvals.

          "PUHCA" means the Public Utility Holding Company Act of 1935, 15 U.S.C. §§ 79a et seq., as amended and in effect at the relevant time, and any successor act thereto.

          "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

          "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the date hereof and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person proposed to become a Lender after the date hereof and that holds subordinated Indebtedness or Stock issued by any Borrower shall be a Qualified Assignee.

          "Real Estate" has the meaning ascribed to it in Section 3.6.

          "Reasonable Credit Judgment" shall mean Agent's reasonable credit judgment, exercised in good faith and based on credit criteria for similar transactions for which it acts as administrative agent.

          "Recovery Event" means any settlement of or payment in respect of any property insurance or casualty insurance claim or any condemnation proceeding relating to any Borrower or any Domestic Subsidiary of any Borrower.

          "Redeemable Capital Stock" means Stock of any Borrower or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of common stock of such Borrower) on or prior to August 8, 2004, (ii) is redeemable at the option of the holder thereof (for consideration other than shares of common stock of such Borrower) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities of such Borrower or any of its Subsidiaries at any time prior to such anniversary.

          "Relationship Bank" has the meaning ascribed to it in Annex C.

          "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material to the environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

          "Release Value" means for each asset initially included in the Borrowing Base, the value ascribed to such asset on Schedule 1.6 or Schedule 1.7 attached hereto and for Mortgaged Properties added to the Borrowing Base after the date hereof in accordance with Section 1.6, the release value ascribed to such asset by the Agent (and disclosed in writing to Mirant) upon its inclusion in the Borrowing Base in accordance with Section 1.6.

          "Remaining Assets" has the meaning ascribed to it in Section 14.2(b).

          "Remaining Borrowers" has the meaning ascribed to it in Section 14.1.

          "Repayment Amount" has the meaning ascribed to it in Section 14.2(c).

          "Repayment Notice" has the meaning ascribed to it in Section 14.2(c).

          "Replacement Lender" has the meaning ascribed to it in Section 1.16(d).

          "Requisite Lenders" means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of all Loans.

          "Reserve Triggering Event" means the occurrence or existence of any of the following: (A) any of the representations or warranties relating to Eligible Items set forth in the Loan Documents (other than Section 3.20 of the Agreement) are untrue or incorrect in any material respect; (B) any certificate of occupancy or other authorization required to lawfully occupy, use or operate a Power Generation Facility as currently operated is not in full force and effect and such failure could reasonably be expected to affect the use, operation or value thereof; (C) any Power Generation Facility is not in material compliance with applicable provisions of law and such noncompliance could reasonably be expected to affect the use, operation or value of such Power Generation Facility; (D) any claim or Lien (including without limitation, the Carve-Out) is pari passu or senior to the claims and Liens of the Agent and Lenders hereunder; or (E) any casualty affecting the use, operation or value of a Power Generation Facility that has not been restored, replaced or repaired or is not otherwise covered by insurance.

          "Reserves" means reserves established by Agent from time to time in accordance with Section 1.21 to reflect diminution in the orderly liquidation value of any Eligible Item for purposes of calculating the Borrowing Base and other reserves established by the Agent from time to time in accordance with Section 1.21.

          "Restricted Payment" means, with respect to any Person (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any subordinated Indebtedness; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any Stockholder of such Person or its Affiliates.

          "Restructuring Expenses" means any advisory, legal or financing fees and expenses incurred by Borrowers and the Borrowers in connection with the Cases and the reorganization of the Borrowers' business.

          "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.

          "Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i).

          "Revolving Loan" means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

          "Revolving Note" has the meaning ascribed to it in Section 1.1(a)(ii).

          "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Borrower.

          "SPC" has the meaning ascribed to it in Section 9.1(g).

          "Specified Percentage" has the meaning ascribed to it in Annex B.

          "Stated Maturity Date" means November 5, 2005.

          "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

          "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

          "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner; provided that the term "Subsidiary" shall not include any entity listed on Disclosure Schedule A-3. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

          "Supermajority Lenders" means Lenders having (a) 66 2/3% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 66 2/3% or more of the aggregate outstanding amount of the Revolving Loan and Letter of Credit Obligations.

          "Superpriority Claim" means a claim against any Borrower in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

          "Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

          "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lender, as applicable, is organized or conduct business or any political subdivision thereof.

          "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under the Agreement.

          "Third Party Account" means any deposit account maintained by a Borrower into which (a) funds described in clause (v) of the definition of "Excluded Property" are maintained (and are the only funds maintained in such deposit account) and (b) funds constituting cash and Cash Equivalents held either as security for any obligation owing to such Borrower or otherwise held as a deposit by such Borrower (and are the only funds maintained in such deposit account).

          "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the IRC, and that any Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Borrower.

          "Trademark License" means rights under any written agreement now owned or hereafter acquired granting any right to use any Trademark.

          "Trademarks" means all of the following now owned or hereafter acquired: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          "Trading Activities" means, collectively, any trading or hedging activities (other than Hedging Activities) with respect to any swap or cap agreement, exchange agreement, collar agreement, option, futures or forward hedging contract, derivative instrument or other similar agreement or any arrangement, whether with respect to commodities, weather derivatives or otherwise.

          "Trading Obligations" means, with respect to any Person, all liabilities of such Person with respect to Trading Activities,

          "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower or any ERISA Affiliate as a result of such transaction.

          "Welfare Plan" means a Plan described in Section 3(i) of ERISA.

          "West Georgia" means West Georgia Generating Company, L.L.C.

          "Wrightsville Bonds" means the $300,000,000 aggregate principal amount of Industrial Development Revenue Bonds (Wrightsville Power Facility L.L.C. Project, Series 2000A, Series 2000B and Series 2000C) issued by Pulaski County, Arkansas, to Wrightsville Funding and secured by the Construction Mortgage, dated as of July 14, 2000, with Pulaski County, Arkansas, as Issuer, and Wrightsville Funding as Mortgagee.

          "Wrightsville Entities" has the meaning ascribed to it in Section 12.18(b).

          "Wrightsville Funding" means Wrightsville Development Funding, L.L.C.

          "Wrightsville Note" means that certain Amended and Restated Promissory Note dated as of October 31, 202 by Wrightsville Funding, as maker, and payable to MAI.

          Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex F. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule. The phrase "the date hereof" shall mean the date of the Agreement.

          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or become aware of such fact or circumstance.

ANNEX B (Section 1.2)
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CREDIT AGREEMENT

LETTERS OF CREDIT

        (a)    Issuance.    Subject to and in accordance with the terms and conditions of the Agreement (including Section 6.2(n)(i) with regard to Letters of Credit requested to be issued by a Borrower for the benefit of a Subsidiary of Mirant which is not a Borrower), Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Account Party, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or, with Borrower Representative's consent (which consent shall not be unreasonably withheld or delayed), a bank or other legally authorized Person selected by or acceptable to Agent (each, an "L/C Issuer") for such Borrower's account (or for the account of a Subsidiary of Mirant that is not a Borrower, it being understood and agreed that in such circumstance the Account Party shall be a Borrower) and guaranteed by Agent; provided that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed (the "L/C Sublimit"): the lesser of (i) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Loans and (ii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Loans. No such Letter of Credit shall have an expiry date (including all rights of renewal) later than one (1) year after the issuance thereof (provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one-year periods); provided, however, if any Letter of Credit has an expiry date past the Stated Maturity Date, such Letter of Credit must be cash collateralized by Borrowers in accordance with paragraph (c)(i) hereof no later than the date that is two (2) Business Days prior to the Stated Maturity Date.

        (b)   (i)    Advances Automatic; Participations.    In the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the applicable Borrower under Section 1.1(a) regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding such Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Lender to make available to Agent for the L/C Issuer's or Agent's, as applicable, own account its Pro Rata Share of any such Revolving Credit Advance or payment by the L/C Issuer or Agent, as applicable, under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender's Pro Rata Share of any such payment.

          (ii)   If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(g) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

        (c)    Cash Collateral.

          (i)    If Borrowers are required to provide cash collateral for any Letter of Credit Obligations prior to, on or after the Commitment Termination Date pursuant to the terms of the Agreement, including Section 1.3(a), Section 1.3(b), Section 8.2 or the definition of "Commitment Termination Date," then each Borrower will pay to Agent, for the ratable benefit of itself and the Lenders, cash or Cash Equivalents in an amount equal to one hundred five percent (105%) (the "Specified Percentage") of the maximum amount available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower or such Account Party (such aggregate amount, the "Maximum Available Amount"). Such cash or Cash Equivalents shall be held by Agent in an interest-bearing cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution reasonably acceptable to Agent and to Borrower Representative. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner reasonably satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in the Cash Collateral Account and all cash and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B shall constitute a security agreement under applicable law.

          (ii)   If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall, or shall cause the relevant Account Party to, either (A) provide cash collateral therefor in the manner described in paragraph (c)(i) above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by or backup letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by or backup letter (or letters) of credit shall be of like tenor and duration (plus ten (10) additional days) as, and in an amount equal to the Specified Percentage of, the Maximum Available Amount in respect of such Letters of Credit and shall be issued by a Person, and shall be subject to such terms and conditions, as shall be satisfactory to Agent in its sole discretion.

          (iii)  From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Agent may apply such cash or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by any Account Party to Agent and Lenders with respect to such Letter of Credit Obligations of such Account Party and, upon the satisfaction in full of all Letter of Credit Obligations of such Account Party, to any other Obligations of Borrower then due and payable, and upon indefeasible payment in full of such Obligations, any excess shall promptly be returned to the relevant Account Party or as otherwise required by law.

          (iv)  No Borrower, any Account Party or any other Person claiming on behalf of or through any Borrower or such Account Party shall have any right to withdraw any of the cash or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by such Borrower or such Account

  Party to the L/C Issuer, Agent and Lenders, as applicable, in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon indefeasible payment in full of such Obligations, any remaining amount shall promptly be paid to the relevant Account Party or as otherwise required by law. If any Letter of Credit shall terminate and all Letter of Credit Obligations in respect thereof are either terminated, paid or reimbursed to the L/C Issuer or any guarantor(s) thereof, Agent will promptly return to Borrowers or such other Person who is legally entitled thereto the positive excess, if any, between (i) the aggregate amount of cash and Cash Equivalents then on deposit in the Cash Collateral Account and not theretofore applied by Agent to reimburse any Letter of Credit Obligation and (ii) the Maximum Available Amount relating to the then-outstanding Letters of Credit. Any interest earned on deposits in the Cash Collateral Account shall be held as collateral and shall be applied to the Obligations in accordance with this paragraph (c) or shall be returned in accordance with the terms of this paragraph (c)(iv). Notwithstanding the foregoing, if cash collateral is provided by the Borrowers pursuant to this paragraph (c) as a result of the operation of Section 1.3(b) or Section 1.11, then such cash collateral shall promptly be returned to the applicable Borrower upon the cure or waiver of the Default or Event of Default giving rise to the obligation to provide such cash collateral. In addition, to the extent amounts on deposit in the Cash Collateral Account exceed amounts required to be on deposit therein pursuant to this Annex B, such excess shall be promptly returned to Borrower Representative; provided that if an Event of Default has occurred and is continuing at such time, such excess funds shall first be applied to the Obligations in accordance with Section 1.11.

        (d)    Fees and Expenses.    Each Borrower agrees to pay to Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all documented costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the Maximum Available Amount with respect to any then-outstanding Letters of Credit. The Letter of Credit Fee shall be paid to Agent, for the benefit of the Lenders, in arrears, on the first day of each month and on the Commitment Termination Date. In addition, each Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees not to exceed a fronting fee rate of 0.25% per annum), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

        (e)    Request for Incurrence of Letter of Credit Obligations.    Borrower Representative shall give Agent written notice on or prior to 10:00 a.m. (New York time) on the day of the incurrence of any Letter of Credit Obligation requesting such incurrence. The notice shall be accompanied by the form of the Letter of Credit attached hereto as Exhibit B-1 and a completed application executed and delivered by the relevant Account Party for such Letter of Credit which is in form and substance acceptable to Agent and the L/C Issuer. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by any Account Party and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among such Account Party, Agent and the L/C Issuer.

        (f)    Obligation Absolute.    The obligation of any Account Party to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of such Account Party and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

          (i)    any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

          (ii)   the existence of any claim, setoff, defense or other right that such Account Party or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between such Account Party or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

          (iii)  any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv)  payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

          (v)   any other circumstance or event whatsoever, that is similar to any of the foregoing; or

          (vi)  the fact that a Default or an Event of Default has occurred and is continuing.

        (g)    Indemnification; Nature of Lenders' Duties.

          (i)    In addition to amounts payable as elsewhere provided in the Agreement, each Account Party hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including the reasonable fees and expenses of all of its counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

          (ii)   As between the L/C Issuer, Agent and any Lender, on the one hand, and each Account Party, on the other hand, such Account Party assumes all risks of the acts and omissions of any beneficiary, or misuse of any Letter of Credit by any beneficiary, of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that in the case of any payment by the L/C Issuer or Agent under any Letter of Credit or guaranty thereof, the L/C Issuer or Agent, as applicable, shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof and (H) any consequences arising from causes beyond the control of the L/C Issuer, Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of the L/C Issuer's, Agent's or any Lender's rights or powers hereunder or under the Agreement.

          (iii)  Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by any Account Party in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between such Account Party and such L/C Issuer, including any application and the Master Standby Agreement.

ANNEX C (Section 1.8)
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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

        Each Borrower shall, establish and maintain the Cash Management Systems described below:

          (a)   From and after the date hereof until Termination Date, each Borrower shall, subject to paragraph (k) hereof, (i) maintain the deposit accounts and lock box accounts described in Part A of Disclosure Schedule (3.19) (each, a "Blocked Account") in one or more of Borrowers' names and at one or more of the banks or investment companies identified on Disclosure Schedule (3.19) (each, a "Relationship Bank") and (ii) with respect to cash, checks, drafts or other similar items of payment made in respect of any and all Collateral of any Borrower received by such Borrower in a manner other than via wire transfer, inter-bank deposit or automated clearing house transaction, deposit promptly, and in any event no later than the fifth Business Day after the date of receipt thereof, all such cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral of any Borrower into one or more Blocked Accounts.

          (b)   Each Borrower may maintain, in its name, a disbursement account or accounts (each a "Disbursement Account" and collectively, the "Disbursement Accounts") at any Relationship Bank. The Disbursement Accounts in existence on the date hereof are described in Part B of Disclosure Schedule (3.19).

          (c)   Subject to paragraph (k) hereof, each Borrower may maintain, in its name, an account or accounts (each, a "Money Market Account" and collectively, the "Money Market Accounts") with any Relationship Bank into which such Borrower may from time to time deposit cash to be invested in Cash Equivalents; provided that if an Investment Account Control Agreement with respect to any Money Market Account in existence as of the date hereof (each of which are described in Part C of Disclosure Schedule (3.19)) has not been executed and delivered by such Relationship Bank, the relevant Borrower and the Agent on or prior to the thirtieth (30th) day following the date hereof (or such later date as may be approved by Agent in writing in advance), then such Borrower shall no longer be entitled to maintain any cash or Cash Equivalent in such Money Market Account until such time as a fully executed Investment Account Control Agreement in respect thereof has been delivered to Agent.

          (d)   Each Borrower may maintain the Third Party Accounts existing as of the date hereof and described in Part D of Disclosure Schedule (3.19). Each Borrower may establish additional Third Party Accounts from time to time upon two (2) Business Days prior written notice to Agent, and Disclosure Schedule (3.19) shall be deemed amended to include such new accounts. Each Borrower may, from time to time, close any Third Party Account upon two (2) Business Days prior written notice to Agent.

          (e)   Subject to paragraph (k) hereof, (i) Mirant shall maintain with Bank of America, N.A. ("BofA") account number 3751745682 (the "Mirant Concentration Account") through the Termination Date, (ii) MAEM shall maintain account number 3750898077 at BofA (the "MAEM Concentration Account") through the Termination Date, (iii) MAEM shall maintain account number 3751003269 at BofA (the "MAEM Deposit Account") and account number 00102611580 at JPMorgan Chase Bank (the "MAEM Lockbox Account")), in each case, through the Termination Date, (iv) MAG shall maintain account number 3751381897 at BofA (the "MAG Concentration Account") through the Termination Date and (v) MIRMA shall maintain account number 3751738754 at BofA (the "MIRMA Concentration Account") through the Termination Date. The Mirant Concentration Account, the MAEM Concentration Account, the MAEM Deposit Account,

  the MAEM Lockbox Account, the MAG Concentration Account and each other account of any Borrower which from time to time is subject to a tri-party blocked account agreement are collectively referred to herein as the "Controlled Accounts," and each, a "Controlled Account."

          (f)    Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made to any Borrower pursuant to Section 1.1 into the Mirant Concentration Account for use by, or further distribution to, such Borrower solely in accordance with the provisions of Section 1.4.

          (g)   Within three (3) Business Days after the date hereof (or such later date as may be approved by Agent in advance in writing), each Borrower shall send to each bank where a Blocked Account (other than with regard to a Controlled Account, Disbursement Account or a Third Party Account) is maintained on its behalf an irrevocable letter of direction in substantially the form of Exhibit C-1 (each, a "Letter of Direction"). No Borrower shall accumulate or maintain cash, as of any date of determination, in any Disbursement Account or payroll account in an amount materially in excess of an amount necessary to pay checks outstanding against or other payments reasonably anticipated to be debited against such accounts as of such date and amounts necessary, if any, to meet minimum balance requirements as of such date.

          (h)   Within thirty (30) days after the date hereof (or such later date as may be approved by Agent in advance in writing, such approval not to be unreasonably withheld or delayed to the extent that the relevant Borrower is diligently pursuing compliance with this paragraph (h)): (i) BofA shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and MAEM, in form and substance reasonably acceptable to Agent with respect to the MAEM Deposit Account, (ii) JPMorgan Chase Bank shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and MAEM, in form and substance reasonably acceptable to Agent with respect to the MAEM Lockbox Account, (iii) BofA shall have entered into tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and MAEM, in form and substance reasonably acceptable to Agent with respect to the MAEM Concentration Account, (iv) BofA shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and Mirant, in form and substance reasonably acceptable to Agent with respect to the Mirant Concentration Account, (v) BofA shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, and MAG, in form and substance reasonably acceptable to Agent with respect to the MAG-BofA Concentration Account, (vi) BofA shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and the Lenders, and MIRMA, in form and substance reasonably acceptable to Agent, with respect to the MIRMA Concentration Account and (vii) each Relationship Bank at which a Disbursement Account (other than a Disbursement Account referred to in paragraph (i) below) is maintained shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and the Lenders, and the relevant Borrower, in form and substance reasonably acceptable to Agent, with respect to such Disbursement Account. Except to the extent otherwise agreed to by Agent in its sole discretion, each such tri-party blocked account agreement shall provide, among other things, that (A) all items of payment deposited in such account and proceeds thereof deposited in the applicable account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (B) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (C) such bank agrees to, upon notice from Agent that any Cash Dominion Event has occurred, forward all amounts on deposit in such account at 9:00 a.m. (local time) on each Business Day to the Collection Account through daily sweeps at 9:00 a.m. (local time) each Business Day from such account into the Collection Account.

          (i)    No Borrower shall be required to obtain a tri-party blocked account agreement of the type referred to in paragraph (h) above with regard to each of the following: (i) any Disbursement Account (other than the payroll accounts referred to in clause (ii) of this paragraph (i)) not maintained at BofA in which there is maintained in all of such accounts taken together an aggregate amount not in excess of $100,000, (ii) account numbers 2080000364191 and 2000015252414 at Wachovia Bank so long as the only amounts on deposit therein pertain to salaries and wages then due and payable to the employees of Mirant and its Subsidiaries (and amounts withheld from such salaries and wages earned in respect of withholding taxes and Mirant's employee benefit programs, together with the employer's portion thereof paid by Mirant and its Subsidiaries) and (iii) the accounts specified on Part F of Disclosure Schedule (3.19) so long as MAEM (x) continues to withdraw amounts owed to it which are on deposit in such accounts on a periodic basis consistent with past practice and (y) all such amounts withdrawn by MAEM from each such account are immediately deposited directly into a Controlled Account.

          (j)    So long as no Event of Default has occurred and is continuing, Agent shall, by 11:00 a.m. (New York time) on each Business Day cause all funds in the Collection Account received from a particular Controlled Account to be wire transferred back to such particular Controlled Account. If an Event of Default has occurred and is continuing, Agent shall, by 11:00 a.m. (New York time) on each Business Day, cause any funds in the Collection Account received from a particular Controlled Account remaining after application of such funds in accordance with Section 1.11 of the Agreement, to be wire transferred back to such particular Controlled Account.

          (k)   So long as no Default or Event of Default has occurred and is continuing, Borrowers may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Disbursement Account, Money Market Account, Controlled Account and/or Blocked Account; provided that (i) Agent shall have consented in writing in advance to the opening (or replacement, as applicable) of such account with the relevant bank, which consent will not be unreasonably withheld or delayed (it being understood that so long as Agent is given at least ten (10) Business Days prior written notice of the opening of any new account, no such consent or notice shall be required for any new account to be opened at any Relationship Bank or bank at which a Controlled Account is maintained) and (ii) prior to the time of the opening (or replacement, as applicable) of such account or lock box, the applicable Borrower and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent (or, in the case of any Money Market Account, an Investment Account Control Agreement). Borrowers shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within sixty (60) days (or such later date as Agent shall consent to in writing, such consent not to be unreasonably withheld or delayed to the extent that the relevant Borrower is diligently pursuing compliance with the requirements of this sentence) following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent's reasonable judgment, or as promptly as practicable and in any event within sixty (60) days (or such later date as Agent shall consent to in writing, such consent not to be unreasonably withheld or delayed to the extent that the relevant Borrower is diligently pursuing compliance with the requirements of this sentence) following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or lock boxes of the bank holding such accounts or Agent's liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent's reasonable judgment.

          (l)    The Blocked Accounts, Disbursement Accounts, Money Market Accounts, Third Party Accounts and the Controlled Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing (except to the extent any of the Third Party Accounts constitute Excluded Property) payment of the Loans and all other Obligations, and in which each Borrower shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

          (m)  All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

          (n)   Each Borrower shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Borrower (each a "Related Person") to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Borrower or any such Related Person relating to our constituting payments made in respect of any and all Collateral, and (ii) with respect to cash, checks, drafts or other similar items of payment made in respect of any and all Collateral of any Borrower received by such Borrower or any Related Person in a manner other than via wire transfer, inter-bank deposit or automated clearing house transaction, such Borrower or Related Person shall deposit promptly, and in any event no later than the fifth Business Day after the date of receipt thereof, all such cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral of any Borrower into one or more Blocked Accounts. Each Borrower on behalf of itself and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

ANNEX D (Section 2.1(a))
to
CREDIT AGREEMENT

CLOSING CHECKLIST

        In addition to, and not in limitation of, the conditions described in Section 2.1, pursuant to Section 2.1(a), the following conditions must be satisfied, as determined by Agent and the Lenders (or, in the case of any item below requiring delivery of any document, such document must be received by Agent in form and substance satisfactory to Agent) on or prior to the date hereof (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

          A.    Bankruptcy Matters.

          (i)    Order of the Bankruptcy Court.    The Order shall not have been modified or amended without the prior written consent of the Agent and the Requisite Lenders and shall not be stayed or have been reversed.

          (ii)    First Day Orders.    All motions and proposed orders filed by Borrowers after September 5, 2003 and which relate to matters which, upon the entry of the Order and the effectiveness of the Agreement, would require the consent of the Agent or Lenders shall be reasonably satisfactory in form and substance to Agent and the Requisite Lenders.

          B.    Loan Documents:    Each of the following:

            (i)    Appendices.    All Appendices to the Agreement, in form and substance satisfactory to Agent.

            (ii)    Revolving Notes.    Duly executed originals of the Revolving Notes for each applicable Lender, dated as of the date hereof.

            (iii)    Security Agreement.    Duly executed originals of the Security Agreement, dated as of the date hereof, and all instruments, documents and agreements executed pursuant thereto.

            (iv)    Pledge Agreements.    Duly executed originals of each of the Pledge Agreements, dated as of the date hereof, and accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement, including, without limitation, the Stock of each Borrower (other than Mirant) and each Eligible Pledged Entity, and stock or share transfer powers for such share certificates executed in blank or where share certificates are registered in Agent's name, a copy of the share register for the shares evidenced thereby certified as true and correct and (b) any notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

            (v)    Master Standby Agreement.    Duly executed originals of the Master Standby Agreement, dated as of the date hereof, and signed by each Borrower and L/C Issuer.

            (vi)    Intellectual Property Security Agreements.    Duly executed originals of Trademark Security Agreements, the Patent Security Agreements and the Copyright Security Agreements, each dated as of the date hereof and signed by each Borrower which owns Trademarks, Patents and Copyrights, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

          C.    Insurance.    Reasonably satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payee and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

          D.    Security Interests and Code Filings.

        Evidence reasonably satisfactory to Agent (other than with regard to the entry of the Order, which evidence must be satisfactory to Agent in is sole discretion) that Agent (for the benefit of itself and Lenders) has a valid and perfected security interest in the Collateral, including (i) the Order and, if Agent shall elect, financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection or publication of Liens as Agent may request in order to perfect or protect its security interests or publish its Liens in the Collateral and (ii) copies of Code search reports listing all effective financing statements (or similar instruments under applicable law) filed in such Borrower's jurisdiction of organization or formation, as applicable, and in the jurisdictions of such Borrower's chief executive office or principal place of business that name any Borrower as debtor, together with in the case of Code search reports relating to searches conducted in the United States copies of such financing statements, none of which shall cover the Collateral, except for those relating to Liens permitted hereunder.

          E.    Charter and Good Standing.    For each Borrower, such Person's (a) charter and all amendments thereto, (b) good standing certificates or similar certificates under applicable law (including verification of tax status) in its jurisdiction of incorporation or formation and (c) good standing certificates or similar certificates under applicable law (including verification of tax status) in each jurisdiction where its principal place of business, if any, is located, each dated a recent date prior to the date hereof and certified by the applicable Secretary of State or other applicable authorized Governmental Authority.

          F.    Bylaws and Resolutions.    For each Borrower, (a) such Person's operating agreement, bylaws and if such Person is party thereto, any shareholders' agreements, as applicable, together with all amendments thereto and (b) resolutions of such Person's Board of Directors (or equivalent governing body), approving and authorizing the filing of the Cases, in the case of each Borrower, and execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the date hereof by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

          G.    Incumbency Certificates.    For each Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the date hereof by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

          H.    Opinions of Counsel.    Duly executed originals of opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Borrowers, (ii) White & Case, counsel for the Borrowers (with respect to certain bankruptcy matters), and (iii) special regulatory counsels for the Borrowers (with respect to certain regulatory matters), each in form and substance reasonably satisfactory to Agent and its counsel, dated as of the date hereof, and each accompanied by a letter addressed to such counsel from the Borrowers, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

          I.    Accountants' Letters.    A letter from the Borrowers to their independent auditors authorizing the independent certified public accountants of the Borrowers to communicate with Agent and Lenders in accordance with Section 4.1(b).

          J.    Officer's Certificate.    Agent shall have received duly executed originals of a certificate of the Chief Executive Officer or Chief Financial Officer of Mirant, on behalf of each Borrower, dated as of the date hereof, stating that, since April 29, 2003, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect other than (i) the commencement of the Cases and the actions, proceedings and other matters related thereto including, but not limited to, events that customarily occur as a result of events leading up to and following the commencement of a chapter 11 case under the Bankruptcy Code, including the deterioration of results as a result of filing the Cases and (ii) those events and occurrences that have been specifically disclosed by the Borrowers to, and waived by, Agent.

          K.    Audited Financials; Financial Condition.    Agent shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by the Chief Financial Officer of Mirant, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Mirant, based on such Projections, to the effect that the Projections are based upon estimates and assumptions stated therein, all of which Mirant believes to be reasonable and fair in light of current conditions and current facts known to Mirant as of the date of the preparation thereof and, as of the date hereof, reflect such Person's good faith and reasonable estimates of its and its Subsidiaries future financial performance for the period set forth therein.

          L.    Cash Flow Forecast.    Agent shall have received a Cash Flow Forecast for the 26-week period commencing on the date hereof.

          M.    Other Documents.    Such other certificates, documents and agreements respecting any Borrower as Agent may, in its reasonable discretion, request.

          N.    Representations and Warranties.    Each representation or warranty made by each Borrower contained herein or in any other Loan Document is true and correct as of the date hereof.

          O.    No Default or Event of Default.    No Default or Event of Default has occurred and is continuing as of the date hereof either before or after giving effect to the execution and delivery by the Borrowers of this Agreement and the other Loan Documents to which they are a party.

ANNEX E (Section 4.1(a))
to
CREDIT AGREEMENT
FINANCIAL STATEMENTS AND PROJECTIONS—REPORTING

        Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

          (a)    Weekly Cash Flow Forecasts.    To Agent, on the fourth Business Day of each week, an updated Cash Flow Forecast prepared by Mirant as of the last day of the immediately preceding week.

          (b)    Monthly Financials.    To Agent, in the case of the Fiscal Month ended October 31, 2003, within fifty (50) days after the end of such Fiscal Month, and in the case of each Fiscal Month thereafter (other than any Fiscal Month which is also the end of a Fiscal Quarter), within forty-five (45) days after the end of each such Fiscal Month, financial information regarding Mirant and its Subsidiaries, certified by the Chief Financial Officer of Mirant, consisting of (i) consolidated (w) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income (loss) and cash flows, in each case, for that Fiscal Month and the portion of the Fiscal Year ending as of the close of such Fiscal Month and (x) unaudited statements of income (loss) and cash flows for such Fiscal Month, setting forth, as it relates to the consolidated statements of income (loss) in comparative form the figures for the corresponding periods in the prior Fiscal Year (it being understood and agreed that, because monthly financial data is not available for such periods, comparative form financial data will not be required with respect to any months in Fiscal Year 2002 nor the first three (3) Fiscal Months of Fiscal Year 2003) and the figures contained, if any, in the Projections for such Fiscal Month and such year-to-date period and (ii) unaudited consolidating (y) statements of income (loss) of the Consolidating Units as of the close of such Fiscal Month and for the portion of the Fiscal Year ending as of the close of such Fiscal Month and (z) gross margin statements, including as separate line items labor costs and major maintenance, on a Power Generator-by-Power Generator basis as of the close of such Fiscal Month and for that portion of the Fiscal Year ending as of the close of such Fiscal Month, all the foregoing prepared in accordance with GAAP (other than with regard to the Projections) (subject to normal year-end, quarter-end, goodwill and other asset impairment adjustments and bankruptcy adjustments). Such financial information shall be accompanied by (1) a statement in reasonable detail (each, a "Compliance Certificate") showing the calculations used in determining compliance with each Financial Covenant that is tested on a monthly basis and (2) the certification of the Chief Financial Officer, Treasurer or Controller of Mirant that (A) such financial information presents fairly in accordance with GAAP (subject to normal year-end, quarter-end, goodwill and other asset impairment adjustments and bankruptcy adjustments) the financial position and results of operations of Mirant and its Subsidiaries, on a consolidated or consolidating, as applicable, basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, as applicable, and (B) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

          (c)    Quarterly Financials.    To Agent, (i) in the case of the Fiscal Quarter ended September 30, 2003, within sixty (60) days after the end of such Fiscal Quarter and (ii) in the case of each Fiscal Quarter thereafter (other than any Fiscal Quarter ending on December 31 of any Fiscal Year), within forty-five (45) days after the end of each Fiscal Quarter, (x) a summary of the outstanding balance of all intercompany notes as of the last day of such Fiscal Quarter (not to include intercompany notes solely between Foreign Subsidiaries) and (y) financial information regarding Mirant and its Subsidiaries, certified by the Chief Financial Officer, Treasurer or

  Controller of Mirant, consisting of (1) consolidated unaudited (A) balance sheets as of the close of such Fiscal Quarter and the related statements of income (loss) and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (B) statements of income (loss) and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding periods in the prior Fiscal Year, as to the statement of income (loss), and the figures contained in the Projections, if any, for such Fiscal Quarter and (2) consolidating unaudited (C) statements of income (loss) of the Consolidating Units as of the close of such Fiscal Quarter and for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (D) gross margin statements, including as separate line items labor costs and major maintenance, on a Power Generator-by-Power Generator basis as of the close of such Fiscal Quarter and for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all the foregoing in accordance with GAAP (other than with regard to the Projections) (subject to normal year-end and goodwill and other asset impairment adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of Mirant that (X) such financial information presents fairly in accordance with GAAP (subject to normal year-end and goodwill and other asset impairment adjustments) the financial position, results of operations and statements of cash flows of Mirant and its Subsidiaries, on a consolidated or consolidating, as applicable, basis as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (Y) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Mirant shall deliver to Agent, within the applicable time periods set forth above, a management discussion and analysis for Mirant that includes a comparison to Projections for that Fiscal Quarter, where available, and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior Fiscal Year.

          (d)    Operating Plan.    To Agent, as soon as available, but not later than the end of each Fiscal Year, an annual operating plan for Mirant and its Subsidiaries, on a consolidated basis, approved by the Chief Executive Officer and Chief Financial Officer of Mirant, for the following Fiscal Year, which includes (i) a statement of all of the material assumptions on which such plan is based, (ii) monthly balance sheets, income (loss) statements and cash flow statements for the following year and (iii) integrated sales, gross profits, operating expenses, operating profit, cash flow and Borrowing Availability projections, all prepared on the same basis as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel head count, Capital Expenditures and acquisition or disposals of real estate and improvements thereto.

          (e)    Operating Reports.    To Agent, together with the financial statements delivered pursuant to paragraph (c) of this Annex E, an operating report (in a form reasonably satisfactory to Agent) in respect of each Power Generation Facility, certified by the Chief Financial Officer, Treasurer or Controller of Mirant, and setting forth for the respective Fiscal Quarter, (i) the equivalent availability factor, (ii) the capacity factor, (iii) megawatt hours generated, (iv) average heat rates, (v) equivalent forced outage rates, and (vi) such additional items as Agent may reasonably request and that are readily available.

          (f)    Annual Audited Financials.    To Agent, within ninety (90) days after the end of each Fiscal Year, (i) a summary of the outstanding balance of all intercompany notes as of the last day of such Fiscal Year, (ii) audited Financial Statements for Mirant and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income (loss) and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification or exception (other than as to going-concern), by an independent certified public accounting firm of national standing or otherwise acceptable to Agent and (iii) unaudited consolidating (x) statements of income (loss) for the Consolidating Units for such Fiscal Year and (y) gross margin statements, including as separate line items labor costs and major maintenance, on a Power Generator-by-Power Generator basis for such Fiscal Year. Such Financial Statements shall be accompanied by (v) a Compliance Certificate in respect of each of the Financial Covenants, (w) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred with regard to the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (x) a management discussion and analysis for Mirant that includes a comparison to Projections for that Fiscal Year, where available, and a comparison of performance for that Fiscal Year to the corresponding period in the prior Fiscal Year, (y) a copy of the annual letters received by Mirant and which are addressed to Mirant and/or such accountants in connection with such accountants' audit examination detailing contingent liabilities and material litigation matters (provided that Mirant shall request from such accountants copies of all such letters and shall use its commercially reasonable efforts to obtain copies of all such letters which were not independently received by Mirant) and (z) the certification of the Chief Financial Officer, Treasurer or Controller of Mirant that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Mirant and its Subsidiaries on a consolidated and consolidating basis, as applicable, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

          (g)    Account Statements.    To Agent, within five (5) Business Days after receipt thereof by any Borrower, copies of all account statements received by such Borrower in respect of the Concentration Accounts.

          (h)    Management Letters.    To Agent, within five (5) Business Days after receipt thereof by Mirant, copies of all final management letters, exception reports or similar letters or reports received by Mirant from its independent certified public accountants.

          (i)    Default Notices.    To Agent, as soon as practicable, and in any event within three (3) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default or Event of Default, telephonic or telecopied notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

          (j)    SEC Filings and Press Releases.    To Agent, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by Mirant or any of its Domestic Subsidiaries to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Mirant or any of its Domestic Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority and (iii) all press releases and other statements made available by Mirant or any of its Domestic Subsidiaries to the public concerning material changes or developments in the business of any such Person.

          (k)    Supplemental Schedules.    To Agent, supplemental disclosures, if any, required by Section 5.6.

          (l)    Litigation.    To Agent in writing, promptly upon learning thereof but in any event within five (5) days thereafter, notice of (i) the occurrence of any material adverse development with respect to any Litigation described in Disclosure Schedule (3.13) or (ii) any Litigation commenced or threatened against any Borrower or any of its Subsidiaries that (x) if adversely determined, could reasonably be expected to result in damages in excess of $3,000,000, (y) seeks injunctive relief (1) with regard to all or any material portion of the Eligible Mortgaged Properties or Eligible Pledged Entities or (2) which could reasonably be expected to have either a Material Adverse Effect or a Project MAE or (z) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Borrower or any of its Subsidiaries or any ERISA Affiliate in connection with any Plan. To Agent in writing, promptly upon learning thereof but in any event within five (5) days thereafter, notice of (A) any Litigation or investigation commenced against or with respect to any Borrower or any of its Subsidiaries by any Governmental Authority which alleges criminal misconduct by any Borrower or any of its Subsidiaries and (B) any Litigation or investigation threatened in writing to be commenced against or with respect to any Borrower or any of its Subsidiaries by any Governmental Authority which alleges criminal misconduct by any Borrower or any of its Subsidiaries.

          (m)    Insurance Notices.    To Agent, disclosure of losses or casualties required by Section 5.4.

          (n)    Real Property Lease Default Notices.    To Agent, within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where material Collateral is located.

          (o)    Bankruptcy Court Filings.    Furnish to Agent and its counsel promptly after the same is available, copies of all pleadings, motions, applications, transcripts, financial information and other documents filed or served by or on behalf of any Borrower or any of its Subsidiaries with, or orders entered by, the Bankruptcy Court or the United States Trustee in the Cases.

          (p)    ERISA Events.    As soon as possible and in any event within five (5) days of becoming aware of the institution of any steps by Borrower or any other Person to terminate any Title IV Plan, or the failure to make a required contribution to any Title IV Plan if such failure would reasonably be expected to be sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Title IV Plan which could result in the requirement any Borrower or any of such Borrower's Subsidiaries furnish a bond or other security to the PBGC or such Title IV Plan, or the occurrence of any event with respect to any Title IV Plan which could result in the incurrence by any Borrower or any of such Borrower's Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any such Borrower's Subsidiaries with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto.

          (q)    Debt for Borrowed Money.    As soon as possible and in any event within three (3) Business Days after the delivery thereof, copies to Agent of all notices of default (or alleged default) delivered pursuant to any agreement for borrowed money entered into on or after the Petition Date to which any Borrower or such Borrower's Domestic Subsidiaries is a party and any material notices, agreements, instruments or documents thereafter delivered in connection with any such default (or alleged default), except for such notices, agreements or documents delivered in respect of the Obligations.

          (r)    August 2003 Consolidated Cash Flow Statements.    On or prior to the date hereof, with regard to the Fiscal Month ended August 31, 2003, Mirant has delivered to Agent financial information regarding Mirant and its Subsidiaries, certified by the Chief Financial Officer of Mirant, consisting of consolidated (i) unaudited statements of cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month and (ii) unaudited statements of cash flows for such Fiscal Month

          (s)    August 2003 Consolidating Financial Statements.    On or prior to the date which is ten (10) days after the date hereof, Mirant shall deliver to Agent financial information for the Fiscal Month ended August 31, 2003 regarding Mirant and its Subsidiaries, certified by the Chief Financial Officer, Treasurer or Controller of Mirant, consisting of unaudited consolidating (y) statements of income (loss) of the Consolidating Units as of the close of such Fiscal Month and for the portion of the Fiscal Year ending as of the close of such Fiscal Month and (z) gross margin statements, including as separate line items labor costs and major maintenance, on a Power Generator-by-Power Generator basis as of the close of such Fiscal Month and for that portion of the Fiscal Year ending as of the close of such Fiscal Month, all the foregoing prepared in accordance with GAAP (subject to normal year-end, quarter-end, goodwill and other asset impairment adjustments and bankruptcy adjustments).

          (t)    Notice of Reserve Triggering Event.    Within three (3) Business Days after an executive officer of any Borrower has actual knowledge of any event, action or omission which constitutes a Reserve Triggering Event, Mirant shall provide Agent with a written, detailed description of such event, action or omission and such other information as Agent may request with respect thereto.

          (u)    Other Documents.    To Agent, such other financial and other information with respect to the business or financial condition of any Borrower or any such Borrower's Subsidiaries as Agent or any Lender shall from time to time reasonably request.

ANNEX F (Section 6.10)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

        Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

          (a)    Maximum Capital Expenditures.    Borrowers and their Domestic Subsidiaries on a consolidated basis shall not make Capital Expenditures (other than Non-Budgeted Capital Expenditures) during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

For the Fiscal Quarter Ended:	Maximum Amount:
December 31, 2003	$77,073,000
March 31, 2004	$74,374,000
June 30, 2004	$68,809,000
September 30, 2004	$38,802,000
December 31, 2004	$35,606,000
March 31, 2005	$76,168,000
June 30, 2005	$82,442,000
September 30, 2005	$74,724,000

  ; provided, however, that if the amount of Capital Expenditures (not including Non-Budgeted Capital Expenditures) actually made by the Borrowers and their Domestic Subsidiaries during any such period is less than the amount that is permitted to be made during such period, then the unused portion thereof may be carried forward to subsequent periods and additional Capital Expenditures (not including Non-Budgeted Capital Expenditures) may be made with such carried forward amount at any time prior to the Commitment Termination Date. In addition to the foregoing, Borrowers and their Domestic Subsidiaries may make Non-Budgeted Capital Expenditures. In addition to the foregoing, to the extent ordered by the Bankruptcy Court, the Borrowers are permitted to make cash payments in an amount not to exceed $33,000,000 in the aggregate in respect of Capital Expenditures which were incurred by the Borrowers prior to the Petition Date.

          (b)    Springing Financial Covenant.    Beginning with the Fiscal Month in which Borrowing Availability is at any time less than or equal to $50,000,000 and continuing thereafter until the Commitment Termination Date, Borrowers and their Subsidiaries, on a consolidated basis, shall be

F-1

  in compliance with either clause (i) or clause (ii) below (but shall not be required to be in compliance with both clauses (i) and (ii) below):

            (i)    Minimum Fixed Charge Coverage Ratio.    Borrowers and their Subsidiaries, on a consolidated basis, shall have a Fixed Charge Coverage Ratio of at least 1.0 for each of the periods specified below (determined as of the last day of each of the periods specified below):

Period
For the month ended October 2003
For the two months ended November 2003
For the three months ended December 2003
For the four months ended January 2004
For the five months ended February 2004
For the six months ended March 2004
For the seven months ended April 2004
For the eight months ended May 2004
For the nine months ended June 2004
For the ten months ended July 2004
For the eleven months ended August 2004
For the twelve months ended September 2004
and each period of twelve months ended thereafter

            (ii)    Minimum Unrestricted Cash.    Borrowers and their Subsidiaries, on a consolidated basis, shall have unrestricted cash of at least $500,000,000 at all times during each Fiscal Month; provided that Borrowers' compliance with this clause (ii) shall be determined as of the last day of each such Fiscal Month.

          (c)    Minimum Liquidity.    Borrowers and their Domestic Subsidiaries shall maintain Liquidity of not less than $50,000,000 at all times.

          As used in this Annex F, the following terms shall have the meanings ascribed to them below:

            "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax benefits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash revenues and gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock and (vii) any other non-cash losses or charges, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such

F-2

    income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person (other than a Subsidiary which is a Borrower) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (7) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

            "Fixed Charges" means, with respect to Borrowers and their Subsidiaries on a consolidated basis, for any period, the sum of (a) Interest Expense paid in cash during such period plus (b) required payments of principal of Indebtedness (other than those stayed as a result of the filing of the Cases) during such period.

            "Fixed Charge Coverage Ratio" means, with respect to Borrowers and their Subsidiaries on a consolidated basis, for any period, the ratio of (a) EBITDA for such period minus the sum of (i) income taxes paid in cash during such period and (ii) Capital Expenditures and Non-Budgeted Capital Expenditures made during such period (other than those made with the proceeds of Indebtedness and insurance proceeds) to (b) Fixed Charges for such period.

            "Liquidity" at any date of determination means the sum as of such date of Borrowing Availability plus unrestricted cash of Borrowers and their Domestic Subsidiaries

          Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' and their Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the date hereof (including capitalization of costs and expenses or payment of liabilities existing on the date hereof) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period (but without duplication of any expenses or expenditures which have been deducted from or added back to the calculation of EBITDA in prior

F-3

  periods). If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then (x) all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change and (y) any representation, warranty and covenant regarding compliance with GAAP shall be deemed to be complied with. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

F-4

ANNEX F (Section 6.10)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

        Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

          (a)    Maximum Capital Expenditures.    Borrowers and their Domestic Subsidiaries on a consolidated basis shall not make Capital Expenditures (other than Non-Budgeted Capital Expenditures) during the following periods (but only with respect to the periods ending after the Amendment Effective Date) that exceed in the aggregate the amounts set forth opposite each of such periods:

For the Fiscal Quarter Ended:	Maximum Amount:
December 31, 2003	$10,513,253
March 31, 2004	$9,450,000
June 30, 2004	$12,931,862
September 30, 2004	$13,080,054
December 31, 2004	$11,343,415
March 31, 2005	$11,326,070
June 30, 2005	$11,367,600
September 30, 2005	$11,855,752

; provided, however, that the amount of Capital Expenditures (not including Non-Budgeted Capital Expenditures) actually made by the Borrowers and their Domestic Subsidiaries during any period set forth above is less than the amount that is permitted to be made during such period (including, subject to the final sentence of this paragraph, periods prior to the Amendment Effective Date (but using the numbers set forth above for such prior periods with regard to Capital Expenditures made by the Borrowers and their Domestic Subsidiaries during such periods), then the unused portion thereof may be carried forward to subsequent periods and additional Capital Expenditures (not including Non-Budgeted Capital Expenditures) may be made with such carried forward amount at any time prior to the Commitment Termination Date. In addition to the foregoing, Borrowers and their Domestic Subsidiaries may make Non-Budgeted Capital Expenditures. In addition to the foregoing, to the extent ordered by the Bankruptcy Court, the Borrowers are permitted to make cash payments in an amount not to exceed $33,000,000 in the aggregate in respect of Capital Expenditures which were incurred by the Borrowers prior to the Petition Date. Notwithstanding the foregoing, in no event shall the Borrowers or their Domestic Subsidiaries be entitled to carry-forward unused permitted amounts from periods prior to the Amendment Effective Date unless and until Mirant delivers to Agent a detailed description of the amount of Capital Expenditures (other than Non-Budgeted Capital Expenditures) actually made by Mirant and its Domestic Subsidiaries and the MAG Entities during the periods prior to the Amendment Effective Date.

          (b)    Springing Financial Covenant.    Beginning with the Fiscal Month in which Borrowing Availability is at any time less than or equal to $50,000,000 and continuing thereafter until the Commitment Termination Date, Borrowers and their Subsidiaries, on a consolidated basis (but excluding the MAG Entities), shall be in compliance with either clause (i) or clause (ii) below (but shall not be required to be in compliance with both clauses (i) and (ii) below):

            (i)    Minimum Fixed Charge Coverage Ratio.    Borrowers and their Subsidiaries, on a consolidated basis (but excluding the MAG Entities), shall have a Fixed Charge Coverage

    Ratio of at least 1.0 for each of the periods specified below (determined as of the last day of each of the periods specified below):

    Period

For the month ended October 2003
For the two months ended November 2003
For the three months ended December 2003
For the four months ended January 2004
For the five months ended February 2004
For the six months ended March 2004
For the seven months ended April 2004
For the eight months ended May 2004
For the nine months ended June 2004
For the ten months ended July 2004
For the eleven months ended August 2004
For the twelve months ended September 2004
and each period of twelve months ended thereafter

            (ii)    Minimum Unrestricted Cash.    Borrowers and their Subsidiaries, on a consolidated basis (but excluding the MAG Entities), shall have unrestricted cash of at least $200,000,000 at all times during each Fiscal Month; provided that Borrowers' compliance with this clause (ii) shall be determined as of the last day of each such Fiscal Month.

          (c)    Minimum Liquidity.    Borrowers and their Domestic Subsidiaries shall maintain Liquidity of not less than $50,000,000 at all times.

        As used in this Annex F, the following terms shall have the meanings ascribed to them below:

        "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax benefits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash revenues and gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock and (vii) any other non-cash losses or charges, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person (other than a Subsidiary which is a Borrower) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (7) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

        "Fixed Charges" means, with respect to Borrowers and their Subsidiaries on a consolidated basis (but excluding the MAG Entities), for any period, the sum of (a) Interest Expense paid in cash during such period plus (b) required payments of principal of Indebtedness (other than those stayed as a result of the filing of the Cases) during such period.

        "Fixed Charge Coverage Ratio" means, with respect to Borrowers and their Subsidiaries on a consolidated basis (but excluding the MAG Entities), for any period, the ratio of (a) EBITDA for such period minus the sum of (i) income taxes paid in cash during such period and (ii) Capital Expenditures and Non-Budgeted Capital Expenditures made during such period (other than those made with the proceeds of Indebtedness and insurance proceeds) to (b) Fixed Charges for such period.

        "Liquidity" at any date of determination means the sum as of such date of Borrowing Availability plus unrestricted cash of Borrowers and their Domestic Subsidiaries

        Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers' and their Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the date hereof (including capitalization of costs and expenses or payment of liabilities existing on the date hereof) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period (but without duplication of any expenses or expenditures which have been deducted from or added back to the calculation of EBITDA in prior periods). If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then (x) all

Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change and (y) any representation, warranty and covenant regarding compliance with GAAP shall be deemed to be complied with. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

ANNEX G (Section 9.9(a))
to
CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	DeutscheBank Trust Company Americas New York, New York
ABA #:	021001033
Account #:	50232854
Account Name:	GECC/CAF Depository
Reference:	Mirant DIP

G-1

ANNEX H (Section 12.10)
to
CREDIT AGREEMENT

NOTICE ADDRESSES

(A)
If to Agent or GE Capital, at
General Electric Capital Corporation
1100 Abernathy Road, Suite 900
Atlanta, Georgia 30328
Attention: Mirant Account Manager
Telecopier No.: (678) 320-8902
Telephone No.: (678) 320-8900

  with copies to:

  Weil, Gotshal & Manges LLP
  200 Crescent Court, Suite 300
  Dallas, Texas 75201
  Attention: Angela L. Fontana
  Telecopier No.: (214) 746-7777
  Telephone No.: (214) 746-7700

  and

  General Electric Capital Corporation
  201 High Ridge Road
  Stamford, Connecticut 06927-5100
  Attention: Corporate Counsel—Commercial Finance
  Telecopier No.: (203) 316-7889
  Telephone No.: (203) 316-7552

(B)
If to any Borrower, to Borrower Representative, at

  Mirant Corporation
  1155 Perimeter Center West
  Atlanta, Georgia 30338
  Attention: J. William Holden
  Telecopier No.: 678-579-7734
  Telephone No.: 678-579-7728

  with copies to:

  Mirant Corporation
  1155 Perimeter Center West
  Atlanta, Georgia 30338
  Attention: Steve Nickerson
  Telecopier No.: 678-579-5951
  Telephone No.: 678-579-6440

  Skadden, Arps, Slate, Meagher & Flom LLP
  4 Times Square
  New York, New York 10036
  Attention: Tom Gowan
  Telecopier No.: 917-777-2444
  Telephone No.: 212-735-2444

H-1

ANNEX I (from Annex A—Commitments definition)
to
CREDIT AGREEMENT

Commitment	Lender(s)
$500,000,000	General Electric Capital Corporation

I-1

Option Exercise Amendment
to
Credit Agreement

        Option Exercise Amendment to Credit Agreement ("Amendment") among Mirant Corporation, a Delaware corporation ("Mirant") and certain of its Subsidiaries signatory hereto (each a debtor and debtor-in-possession in cases pending under Chapter 11 of the Bankruptcy Code), General Electric Capital Corporation, a Delaware corporation ("GE Capital"), for itself as a Lender and as Agent for the Lenders and the Lenders party to the Original Credit Agreement (as defined below).

Recitals

        A.    Mirant and certain of its Subsidiaries are parties to a Debtor-in-Possession Credit Agreement dated as of November 5, 2003 among such entities, GE Capital and the Lenders (as amended to the date hereof, the "Original Credit Agreement");

        B.    The Option described in Article 14 of the Original Credit Agreement has been exercised in accordance with the terms thereof; and

        C.    In accordance with the terms of the Original Credit Agreement, the parties wish to amend the Original Credit Agreement on the terms set forth herein.

        The parties agree as follows:

ARTICLE I—
DEFINITIONS

        Terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Original Credit Agreement.

ARTICLE II—
AMENDMENTS TO ORIGINAL CREDIT AGREEMENT

        2.1    Amendment to Section 1.3(b) (Mandatory Prepayments).    The final sentence of clause (ii) of Section 1.3(b) of the Original Credit Agreement is deleted in its entirety and the following is inserted in lieu thereof:

          "Notwithstanding the foregoing, Dispositions by Borrowers and their Domestic Subsidiaries not in excess of (1) $1,500,000 during the existence of a Default and (2) $500,000 during the existence of an Event of Default, in each case, in the aggregate in any fiscal year shall not be subject to this Section 1.3(b)(ii)."

        2.2    Amendment to Section 1.7 (Eligible Pledged Entity).    Section 1.7 of the Original Credit Agreement is hereby deleted in its entirety.

        2.3    Amendment to Section 1.14 (Access; Appraisals).

          (a)   Section 1.14(b) of the Original Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

            "(b) Agent may (but shall not be required to) adjust the orderly liquidation value of the Eligible Items (or any of them) for purposes of calculating the Borrowing Base: (i) upon the occurrence and during the continuance of an Event of Default; (ii) upon the occurrence and during the continuance of a Project MAE; (iii) if any representation set forth in Section 3.20 is untrue or incorrect in any material respect; (iv) if any condemnation or taking by eminent domain shall have occurred or any notice of any pending or imminent condemnation or other proceeding against any Power Generation Facility shall have been delivered in writing to the owner or lessee of such Power Generation Facility that could materially affect the use, operation or value of such Power Generation Facility and (v) upon the Agent's determination, in its Reasonable Credit Judgment, that such adjustment is appropriate in light of the then existing circumstances. Any such adjustment shall be determined using the same methodology used in establishing the initial Release Values."

        2.4    Amendment to Section 1.21 (Reserves).    Section 1.21 of the Original Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

            "Agent agrees that it will only establish Reserves if, in its Reasonable Credit Judgment, it determines such Reserves are appropriate in character and amount. All Reserves shall be calculated in a manner that is not inconsistent with the methodology used by the Agent in calculating the initial Release Values. Agent shall give the Borrower Representative contemporaneous notice of the implementation of any new Reserve; provided, however, failure of Agent to give such notice shall not invalidate the implementation of such Reserve. If Agent revokes any Reserve established pursuant to this Section 1.21, Agent will provide notice thereof to Borrower Representative within one (1) Business Day after such revocation."

        2.5    Section 6.2 (Investments).    Section 6.2 of the Original Credit Agreement is hereby amended by:

          (a)   deleting Section 6.2(n) in its entirety and inserting the following in lieu thereof:

            "(n) (i) Investments (A) described on Schedule 14.2(ii) with respect to Letters of Credit issued pursuant to Annex B for the benefit of a Subsidiary of Mirant that is not a Borrower (other than a MAG Entity), provided that no such Letter of Credit shall be permitted to be extended, renewed or replaced (or the maximum stated amount thereof increased) from and after the Amendment Effective Date unless such extension, renewal, replacement or increase is independently permitted under clause (B) hereof, and (B) made after the Amendment Effective Date in respect of Letters of Credit issued, extended, replaced, renewed or increased pursuant to Annex B for the benefit of a Subsidiary of Mirant that is not a Borrower (other than a MAG Entity) but only so long and to the extent that the maximum stated amount of all such Letters of Credit issued, extended, replaced, renewed or increased in reliance on this clause (B), when aggregated with the maximum stated amount of all Letters of Credit then outstanding under clause (A), does not exceed $10,000,000 and (ii) Investments (other than Investments of the type described in clause (n)(i) and those made to or for the benefit of a MAG Entity) made after the Amendment Effective Date not to exceed $10,000,000 in aggregate principal amount outstanding at any time); and"

          (b)   adding the following Section 6.2(q):

            "(q) Investments consisting of Intercompany Loans owed by any MAG Entity to Mirant or any of its Domestic Subsidiaries; provided that (i) if the Liens in favor of Mirant or such Domestic Subsidiary securing such Intercompany Loans become junior in priority to any Lien (other than those expressly identified in paragraph 30(d) of the Order), then such Intercompany Loans (exclusive of any transactions for goods and/or services for value (A) existing as of the Amendment Effective Date and (B) entered into in the ordinary course of business which meet the requirements of Section 6.4(a)) may not exceed $5,000,000 at any time outstanding, (ii) such Intercompany Loans made after the Effective Date meet the requirements of Section 6.4(a) and (iii) such Intercompany Loans, if not payable on demand, are on terms and conditions reasonably satisfactory to Agent."

        2.6    Section 6.3 (Indebtedness).    Section 6.3 of the Original Credit Agreement is hereby amended by:

          (a)   deleting Section 6.3(g) in its entirety and inserting the following in lieu thereof:

            "(g) other Indebtedness of Borrowers and their respective Domestic Subsidiaries in an aggregate amount not to exceed (i) during the period from the Amendment Effective Date

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    until the date which is thirty (30) days thereafter, the amount of Indebtedness specified on Schedule 14.2(iii) with respect to the Borrowers and their Domestic Subsidiaries (minus the amount of any principal payments made or due in respect of such Indebtedness during such period) and (ii) any time thereafter, $4,000,000;" and

          (b)   adding the following Section 6.3(o):

            "(o) Indebtedness of any Borrower to a MAG Entity existing on the Amendment Effective Date;"

        2.7    Section 6.4 (Affiliate Transactions).    Section 6.4 of the Original Credit Agreement is hereby amended by:

          (a)   deleting Section 6.4(a) in its entirety and inserting the following in lieu thereof:

            "(a) No Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, enter into any transaction (including without limitation, any Intercompany Loan owing to any of them) with any Affiliate thereof (other than a transaction among the Borrowers and their Domestic Subsidiaries) except in the ordinary course and pursuant to the reasonable requirements of such Borrower's or such Domestic Subsidiary's business and upon fair and reasonable terms that are not materially less favorable to such Borrower or such Domestic Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Borrower or Domestic Subsidiary (including without limitation, reasonable credit support (e.g., letters of credit) as determined by the Agent in its Reasonable Credit Judgment or by the Borrowers, or as otherwise required by the Bankruptcy Court); provided that (i) subject to Section 6.4(c) below, the foregoing shall not prohibit a Borrower or any of its Domestic Subsidiaries from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business, on fair and reasonable terms and similar to those entered into by companies of similar size as Mirant and engaged in the same or similar line of business as Mirant, (ii) this Section 6.4(a) shall not be deemed to prohibit any Investments consisting of Intercompany Loans owed by any MAG Entity to any Borrower or its Domestic Subsidiaries as of the Amendment Effective Date which are otherwise permitted by the terms of Section 6.2(q) and (iii) Borrower and its Domestic Subsidiaries may enter into transactions described in Section 6.2(n) and Section 6.3(m)."

          (b)   deleting Section 6.4(c) in its entirety and inserting the following in lieu thereof:

            "(c) Other than as due under existing agreements, no Borrower shall, nor shall it permit any of its Domestic Subsidiaries to, pay to any officer, director or employee any employment wages, salary, bonus or other compensation of any type or character that is not consistent in all material respects with past practices other than, with respect to any Borrower or such Domestic Subsidiary, retention, performance and severance payments which, if required, have been approved by the Bankruptcy Court and which have been approved by Agent (other than with respect to any retention, performance and severance payments made pursuant to any plan or agreement approved by an order of the Bankruptcy Court entered on or prior to the Amendment Effective Date); provided that Agent's consent shall not be required for the making of any retention, performance or severance payment so long as Borrowing Availability was more than $100,000,000 at the time the related plan or agreement under which such payments are to be made was entered into by such Borrower or such Domestic Subsidiary."

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        2.8    Section 6.7 (Liens)    Section 6.7 of the Original Credit Agreement is hereby amended by:

          (a)   deleting Section 6.7(i) in its entirety and inserting the following in lieu thereof:

            "(i) Liens on assets, other than Eligible Items, in an amount not to exceed (i) during the period from the Amendment Effective Date until the date which is thirty (30) days thereafter, the amount specified on Schedule 14.2(iv) with respect to the Borrowers and their Domestic Subsidiaries (minus the amount of any payments made or due in respect of the obligations underlying such Liens during such period) and (ii) any time thereafter, $2,000,000;"

          (b)   adding the following Section 6.7(k):

            "(k) Liens securing Intercompany Loans owed to a MAG Entity so long as such Liens are junior to the Liens securing the Obligations and otherwise comply with the terms of the Order."

        2.9    Section 6.8 (Sale of Stock and Assets).    Section 6.8(a)(v) of the Original Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

            "(v) Dispositions of assets for total consideration not exceeding $3,000,000 in the aggregate during the period from the Amendment Effective Date through the Termination Date;"

        2.10    Section 6.23 (Trading Activities).    Section 6.23 of the Original Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

            "Trading Activities. No Borrower shall, nor shall it permit any of its Domestic Subsidiaries (as well as Subsidiaries having operations in Canada) to, incur Trading Obligations with a Maximum Value at Risk in excess of $35,000,000 at any time outstanding; it being understood that the proviso of Section 8.1(c) shall govern whether the Borrowers are in compliance with this Section 6.23."

        2.11    Section 8.1 (Defaults).    Section 8.1 of the Original Credit Agreement is hereby amended by

          (a)   deleting the proviso to Section 8.1(g); and

          (b)   adding the following new Section 8.1(o):

            "Any MAG Entity shall default in the payment of any Intercompany Loan owing to Mirant or any of its Domestic Subsidiaries and such default has had or could reasonably be expected to have a Material Adverse Effect."

ARTICLE III—
AMENDMENTS TO ANNEX A (DEFINITIONS)

        3.1    Amended Defined Terms.    The following defined terms in Annex A to the Original Credit Agreement are deleted in their entirety. The corresponding definition set forth below is inserted in lieu thereof:

          " 'Borrowers' means each of the Persons party to the Original Credit Agreement as "borrowers" thereunder at the time of the Amendment Effective Date, other than the MAG Entities."

          " 'Borrowing Base' means, as of any date of determination by Agent, an amount equal to (a) the sum at such time of:

            (i)    100% of the aggregate orderly liquidation value of Eligible Mortgaged Properties, as such liquidation value shall be determined by Agent by reference to the most recent appraisal

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    and valuation of such Eligible Mortgaged Property performed by Agent in accordance with Section 1.14(b) or 1.14(c); plus

            (ii)   solely to the extent permitted to be included as an Eligible Item pursuant to Section 1.6(b), 100% of the orderly liquidation value of the Wrightsville Bonds, as such liquidation value shall be determined by Agent by reference to the most recent appraisal and valuation of such Wrightsville Bonds (and the Power Generation Facility pertaining to such Wrightsville Bonds) performed by Agent in accordance with Section 1.14(b) or 1.14(c);

          less (b) any Reserves except to the extent already deducted therefrom."

            " 'Cases' shall mean the Chapter 11 cases of the Borrowers and the Chapter 11 cases of any JV or Subsidiary of Mirant (other than any MAG Entity) which becomes a Borrower hereunder."

            " 'Commitment' means (i) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Two Hundred Million Dollars ($200,000,000) on the Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the provisions of this Agreement."

            " 'Domestic Subsidiary' means, with respect to any Person, any Subsidiary other than a Foreign Subsidiary; provided that the term "Domestic Subsidiary" with respect to Mirant and its Subsidiaries (a) shall include each JV and (b) from and after the Amendment Effective Date, shall exclude each of the MAG Entities."

            " 'Eligible Items' means the Eligible Mortgaged Properties and, to the extent permitted pursuant to Section 1.6(b), the Wrightsville Bonds."

        " 'Non-Budgeted Capital Expenditures' means the amount of all Capital Expenditures made by any Borrower or Domestic Subsidiary (i) up to $40,000,000 in respect of any Emergency or in order to comply with Environmental Laws or any other applicable law enacted or becoming effective after the date hereof or (ii) with the proceeds of insurance."

        3.2    New Defined Terms.    The following defined terms are inserted in Annex A in the correct alphabetical order:

          (a)   " 'Amendment Effective Date' means            ,            ."

          (b)   " 'Intercompany Loan' has the meaning ascribed to it in the Order."

          (c)   " 'Original Credit Agreement' means that certain Debtor-in-Possession Credit Agreement dated as of November     , 2003 among Mirant and its Subsidiaries from time to time party thereto, as borrowers, the Lenders from time to time party thereto and GE Capital, as Agent, as amended from time to time and in effect immediately prior to the Amendment Effective Date."

        3.3    Deleted Defined Terms.    The following defined terms are deleted from Annex A in their entirety:

          (a)   "Eligible Pledged Entity"

          (b)   "Excess Borrowing Base"

          (c)   "Reserve Triggering Event"

          (d)   "MAG Concentration Account"

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          (e)   "MIRMA Concentration Account"

          (f)    "Eligible Pledged Value"

ARTICLE IV—
AMENDMENTS TO EXHIBITS AND ANNEXES

        4.1    Amendments to Annexes.

          (a)   Annex I (Commitments) to the Original Credit Agreement is hereby deleted in its entirety and the document attached hereto as Annex I-A is substituted therefor.

          (b)   Annex C (Cash Management System) to the Original Credit Agreement is hereby amended by:

            (i)    deleting clauses (iv) and (v) of paragraph (e) thereof;

            (ii)   deleting the references to the MAG Concentration Account and the MIRMA Concentration Account in the last sentence of paragraph (e) thereof; and

            (iii)  deleting clauses (v) and (vi) of paragraph (h) thereof and renumbering the remaining clauses is paragraph (h) in consecutive order;

          (c)   Annex F (Financial Covenants) to the Original Credit Agreement is hereby deleted in its entirety and the document attached hereto as Annex F-A is substituted therefor.

ARTICLE V—
CONDITIONS PRECEDENT TO THE EFFECTIVENESS
OF THIS AMENDMENT

        5.1    General Effectiveness.    This Amendment shall become effective on the Amendment Effective Date.

ARTICLE VI—
MISCELLANEOUS

        6.1    Reference to and Effect on the Loan Documents.

          (a)   Except as specifically amended or waived above, all of the terms of the Original Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and all obligations and liabilities of the Borrowers thereunder shall remain in full force and effect and each of which is hereby reaffirmed.

          (b)   The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender, any L/C Issuer, or the Agent under the Original Credit Agreement or any Loan Document nor constitute an amendment or waiver of any Default or Event of Default or provision of the Original Credit Agreement or any Loan Document.

          (c)   This Amendment is a Loan Document.

        6.2    Severability.    If any term or provision set forth in this Amendment shall be invalid or unenforceable, the remainder of this Amendment, or the application of such terms or provisions to persons or circumstances, other than those to which it is held unenforceable, shall not in any way be affected or impaired thereby.

        6.3    Successors.    The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assigns.

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        6.4    Governing Law.    This Amendment shall be interpreted, and the rights and liabilities of the parties determined, in accordance with the internal law of the State of New York.

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Annex I-A

Commitment	Lender(s)
$200,000,000	General Electric Capital Corporation

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Annex F-A

See attached.

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QuickLinks

DEBTOR-IN-POSSESSION CREDIT AGREEMENT Dated as of November 5, 2003 among MIRANT CORPORATION and CERTAIN OF ITS SUBSIDIARIES SIGNATORY HERETO, as Borrowers, THE LENDERS SIGNATORY HERETO FROM TIME TO TIME, as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender and GECC CAPITAL MARKETS GROUP, INC. as Lead Arranger
TABLE OF CONTENTS
INDEX OF APPENDICES
ANNEX A to CREDIT AGREEMENT DEFINITIONS
ANNEX B (Section 1.2) to CREDIT AGREEMENT LETTERS OF CREDIT
ANNEX C ( Section 1.8 ) to CREDIT AGREEMENT CASH MANAGEMENT SYSTEM
ANNEX D (Section 2.1(a)) to CREDIT AGREEMENT CLOSING CHECKLIST
ANNEX E (Section 4.1(a)) to CREDIT AGREEMENT FINANCIAL STATEMENTS AND PROJECTIONS—REPORTING
ANNEX F ( Section 6.10 ) to CREDIT AGREEMENT FINANCIAL COVENANTS
ANNEX F (Section 6.10) to CREDIT AGREEMENT FINANCIAL COVENANTS
ANNEX G ( Section 9.9(a) ) to CREDIT AGREEMENT WIRE TRANSFER INFORMATION
ANNEX H (Section 12.10) to CREDIT AGREEMENT NOTICE ADDRESSES
ANNEX I (from Annex A—Commitments definition ) to CREDIT AGREEMENT
Option Exercise Amendment to Credit Agreement
Recitals
ARTICLE I— DEFINITIONS
ARTICLE II— AMENDMENTS TO ORIGINAL CREDIT AGREEMENT
ARTICLE III— AMENDMENTS TO ANNEX A (DEFINITIONS)
ARTICLE IV— AMENDMENTS TO EXHIBITS AND ANNEXES
ARTICLE V— CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AMENDMENT
ARTICLE VI— MISCELLANEOUS
Annex I-A
Annex F-A